Exhibit 10.3

LOAN AGREEMENT

Dated as of June 12, 2020

Between

HILMOBAY RESORT III, LLC and PLAYA DOMINICAN RESORT III, LLC,

collectively, as Borrower,

HILMOBAY RESORT LIMITED and PLAYA DOMINICAN RESORT B.V.,

collectively, as Security Guarantor,

and

PHR LENDER LLC,

as Agent for the Lenders

and

THE SEVERAL FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

collectively, as Lender

-i-

-ii-

Section 11.11	Waiver of Notice	100

Section 11.12	Remedies of Borrower	100

Section 11.13	Expenses; General Indemnity; Mortgage Tax Indemnity; Employee Benefit Indemnity; Duty to Defend; Survival	101

Section 11.14	Schedules Incorporated	104

Section 11.15	Offsets, Counterclaims and Defenses	104

Section 11.16	No Joint Venture or Partnership; No Third Party Beneficiaries	104

Section 11.17	Publicity	104

Section 11.18	Waiver of Marshalling of Assets	105

Section 11.19	Waiver of Offsets/Defenses/Counterclaims	105

Section 11.20	Conflict; Construction of Documents; Reliance	105

Section 11.21	Brokers and Financial Advisors	106

Section 11.22	Exculpation	106

Section 11.23	Prior Agreements	110

Section 11.24	Servicer	110

Section 11.25	Joint and Several Liability	111

Section 11.26	Creation of Security Interest	111

Section 11.27	Assignments and Participations	111

Section 11.28	Amendments and Waivers. Except as otherwise provided in this Section 11.28, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the Borrower, the Security Guarantor, and the Required Lenders (with written notice of such amendment, waiver or other modification in any event to be delivered promptly to the Agent); provided that:	114

Section 11.29	Set-Off	115

Section 11.30	Contribution	115

Section 11.31	Cross-Default; Cross-Collateralization	118

Section 11.32	Agent for Lenders	119

Section 11.33	Loan Agreement Controls	126

SCHEDULES

Schedule I	–	Leases

Schedule II	–	Intentionally Omitted

Schedule III	–	Organizational Chart

-iii-

Schedule IV	–	Allocated Loan Amounts

Schedule 3.1.18	–	Licenses

Exhibit 1	–	Release Parcel

Exhibit 2	–	Form of Operating Statement

Exhibit 3	–	Release Documents

-iv-

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of June 12, 2020 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among PHR LENDER LLC, a Delaware limited liability company, having an office at 520 Madison Avenue, 30th Floor, New York, New York 10022 (the “Initial Lender”), the several financial institutions party to this Agreement from time to time (collectively, with Initial Lender, and together with their respective permitted successors and assigns, individually and/or collectively, as the context may require, “Lender”), PHR LENDER LLC, a Delaware limited liability company, having an office at 520 Madison Avenue, 30th Floor, New York, New York 10022, in its capacity as administrative agent for Lenders hereunder (in such capacity as administrative agent, together with its permitted successors and/or assigns in such capacity, “Agent”), HILMOBAY RESORT III, LLC, a Delaware limited liability company having an address at 3950 University Drive, Suite 301, Fairfax, VA 22030 (“Jamaica Borrower”), PLAYA DOMINICAN RESORT III, LLC, a Delaware limited liability company having an address at 3950 University Drive, Suite 301, Fairfax, VA 22030 (“DR Borrower”, and together with Jamaica Borrower, individually and/or collectively, as the context may require, “Borrower”), HILMOBAY RESORT LIMITED, a Jamaican limited company having an address at 3950 University Drive, Suite 301, Fairfax, VA 22030 (“Jamaica Security Guarantor”), and PLAYA DOMINICAN RESORT B.V., a Dutch private limited liability company having an address at Nieuwezijds Voorburgwal 104 – 108, 1012 SG Amsterdam, the Netherlands (“DR Security Guarantor”, and together with Jamaica Security Guarantor, individually and/or collectively, as the context may require, “Security Guarantor”).

All capitalized terms used herein shall have the respective meanings set forth in Article I hereof.

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the conditions and terms of this Agreement and the other Loan Documents; and

WHEREAS, the Loan will be evidenced by the Note (as defined herein) made by Borrower to Lender of even date herewith, which Note is guaranteed by each Security Guaranty (as defined herein) given by the applicable Security Guarantor in favor of Agent, for the benefit of Lender, which Security Guaranty is secured by the applicable Security Instrument (as defined herein) given by such Security Guarantor in favor of Agent, for the benefit of Lender, and each Security Guarantor is the fee owner of its applicable Individual Property (as defined herein).

NOW, THEREFORE, in consideration of the covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, represent and warrant as follows:

ARTICLE I.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company.

“Acceptable Person” shall mean a Person that (a) has never been convicted of a felony, (b) has never been convicted for a violation of Prescribed Laws and is not Embargoed Persons, (c) has not, within the past seven (7) years, been the subject of a proceeding under the Bankruptcy Code except any involuntary proceedings that have been discharged and (d) has no outstanding and unpaid judgments which would have a material adverse effect on such Person’s ability to perform its obligations, if any, under the Loan Documents.

“Act” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Affiliate” shall mean, as to any Person, any other Person that (i) directly or indirectly owns more than twenty-five percent (25%) of such Person, (ii) is in Control of such Person, (iii) is Controlled by such Person, (iv) is under common ownership or Control with such Person, or (v) is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any managing agent of any Individual Property that is an Affiliate of Borrower, Security Guarantor, Guarantor, or any SPC Party (if any).

“Agent” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Agent Budget Objections” shall have the meaning set forth in Section 4.1.6(g).

“Allocated Loan Amount” shall mean the portion of the Loan allocated to each Individual Property as set forth on Schedule IV attached hereto, as such amounts may be adjusted from time to time as hereinafter set forth.

“Alteration Threshold” shall mean Five Million and No/100 Dollars ($5,000,000.00) with respect to each Individual Property.

“Annual Budget” shall mean the operating and capital budget for all Individual Properties on a combined basis and for each Individual Property setting forth Borrower’s good faith estimate of Operating Income, Operating Expenses, FF&E Expenditures, and Capital Expenditures for the applicable Fiscal Year.

“Applicable Contribution” shall have the meaning set forth in Section 11.30 hereof.

“Application” shall mean that certain non-binding proposal letter between Davidson Kempner Capital Management LP and Playa Resorts Holding B.V., dated May 15, 2020, together with any exhibits and/or questionnaires delivered in connection therewith.

“Approved Annual Budget” shall have the meaning set forth in Section 4.1.6(e) hereof.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation.

“Assignment Agreement” means an assignment and assumption agreement in form and substance reasonably acceptable to Agent.

“Assignment of Management Agreement” shall mean, collectively, each Conditional Assignment of Management Agreement and Subordination of Management Agreement dated the date hereof among Security Guarantor, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of an Individual Property.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Basic Carrying Costs” shall mean the following costs associated with the Property for the relevant Fiscal Year or payment period: (i) Taxes, (ii) Insurance Premiums, (iii) deposits to Reserve Funds, (iv) Operating Expenses, and (v) Debt Service.

“Benefit Amount” shall have the meaning set forth in Section 11.30 hereof.

“Borrower” shall have the meaning set forth in the Recitals of this Agreement.

“Borrower Party(ies)” shall mean, individually and/or collectively, as the context may require, Borrower, Security Guarantor, Pledgee, Pledgor, Guarantor, and each of their respective Affiliates that has executed any Loan Document.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in (i) the State of New York, (ii) the state where the corporate trust office of the Trustee is located, or (iii) the state where the servicing offices of the Servicer are located.

“Capital Expenditures” for any period shall mean amounts expended for replacements and alterations to the any Individual Property and required to be capitalized according to GAAP.

“Carry Guaranty” shall mean shall mean that certain Carry Guaranty of even date herewith from Guarantor for the benefit of Agent, on behalf of Lender.

“Cash Sweep Period” shall mean, subsequent to the Initial Release Date, a period which (i) shall commence each time the Debt Service Coverage Ratio shall be less than 1.50x for any two (2) consecutive calendar quarters and, in each case, (ii) shall end upon the Debt Service Coverage Ratio being equal to or greater than 1.50x for any two (2) consecutive calendar quarters.

“Casualty” shall mean the occurrence of any casualty, damage or injury, by fire or otherwise, to any Individual Property or any part thereof.

“Casualty Consultant” shall have the meaning set forth in Section 5.3.2(c) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 5.3.2(d) hereof.

“Closing Date” shall mean the date of funding the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, all of any Person’s right, title and interest in the real, personal and mixed property in which such Person has purported to grant a Lien pursuant to the Collateral Documents as security for the Debt.

“Collateral Documents” shall mean the Security Instruments, the Debentures, the Pledge Agreement, any Restricted Account Agreement, and all other instruments, documents and agreements delivered by any Borrower Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of such party as security for the Debt.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Constituent Member” shall have the meaning set forth in Section 3.1.24(f) hereof.

“Contribution” shall have the meaning set forth in Section 11.30 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled by,” “controlling,” and “under common control with” shall have the respective correlative meaning thereto. With respect to the determination of Control, (i) a change in Control shall not be deemed to have occurred solely as a result of any change in the composition of any board of directors or any officers managing any Person that is a direct or indirect owner of any Person, and (ii) Control shall not be deemed absent solely because one or more members, partners or shareholders (whether managing or not) shall have veto or consent rights with respect to major decisions.

“Credit Agreement” shall mean that certain Credit Agreement, dated as of the date hereof, by and among Sponsor, Guarantor, Cortland Capital Market Services LLC, as administrative agent and Mexican collateral agent, and the other parties thereto, as the same may have been or may be amended, restated, or otherwise modified from time to time.

“Creditors’ Rights Laws” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Debenture” shall mean each certain first priority (subject to Permitted Encumbrances) Debenture, dated as of the date hereof, executed and delivered by the applicable Security Guarantor as security for the Loan and encumbering all assets of such Security Guarantor in favor of Agent (for the benefit of Lender), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof..

“Debt” shall mean the outstanding principal amount of the Loan together with all interest accrued and unpaid thereon and all other sums (including any Prepayment Premium, if applicable) due to Agent or Lender in respect of the Loan under the Note, this Agreement, the Security Instrument, the Environmental Indemnity or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments under the Note.

“Debt Service Coverage Ratio” shall mean as of the last day of the calendar month immediately preceding the applicable date of determination, the quotient obtained by dividing (1) the Net Operating Income (calculated on a trailing twelve-month basis as of the date of determination) by (2) the aggregate actual Debt Service (excluding Reserve Funds) projected over the twelve (12) month period subsequent to the date of calculation. Agent’s calculation of the Debt Service Coverage Ratio shall be conclusive and binding on Borrower absent manifest error.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate or (ii) two percent (2%) above the Interest Rate.

“Defined Benefit Plan” shall mean a “defined benefit plan” within the meaning of Section 3(35) of ERISA currently or previously maintained or sponsored by Borrower, Security Guarantor, or by any Employee Benefit Affiliate or to which either Borrower, Security Guarantor, or Employee Benefit Affiliate currently makes, or previously made, contributions. A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Borrower or Employee Benefit Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069. A Defined Benefit Plan does not include a Multiemployer Plan.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Act.

“Dollars” or the sign “$” means dollars in the lawful currency of the United States of America.

“DR Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement.

“DR Franchisor” shall mean Hyatt Franchising Latin America, L.L.C., a Delaware limited liability company, together with its permitted successors and assigns.

“DR Manager” shall mean Playa Manager or any other manager approved in accordance with the terms and conditions of the Loan Documents.

“DR Property” shall mean the resort property commonly known as the “Hyatt Ziva & Zilara Cap Cana”, located in Punta Cana, Dominican Republic.

“DR Security Guarantor” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Effective Date” shall mean the date of this Agreement.

“Embargoed Person” shall have the meaning set forth in Section 3.1.41 hereof.

“Employee Benefit Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other Persons which, together with Borrower and/or Security Guarantor, for purposes of Title I or Title IV of ERISA or Section 412 of the Code are treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement dated as of the date hereof executed by Borrower, Security Guarantor, and Guarantor in connection with the Loan for the benefit of Agent, on behalf of Lender.

“Equipment” shall have the meaning set forth in the granting clause of the Security Instrument.

“ERISA” shall have the meaning set forth in Section 4.2.11 hereof.

“ERISA Event” shall mean any one or more of the following: (i) any reportable event, as defined in Section 4043 of ERISA, with respect to a Defined Benefit Plan, as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified of such event; (ii) the filing of a notice of intent to terminate any Defined Benefit Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Defined Benefit Plan or the termination of any Defined Benefit Plan under Section 4041(c) of ERISA; (iii) the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Defined Benefit Plan; (iv) the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 412 or 430 of the Code or Section 302, 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan or Multiemployer Plan, or that such filing may be made; or a determination that any Defined Benefit Plan is, or is expected to be, in at-risk status under Title IV of ERISA; (v) engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA; (vi) the complete or partial withdrawal of Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate, of any notice, or the receipt by any Multiemployer Plan from Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or (vii) Borrower, a subsidiary of Borrower or an Employee Benefit Affiliate incurring any liability under Title IV of ERISA with respect to any Defined Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Exculpated Parties” shall have the meaning set forth in Section 11.22 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 4.1.6(e) hereof.

“FF&E” shall mean all furniture, fixtures, equipment (including operating equipment, operating supplies and fixtures attached to and forming part of the Improvements), furnishings, apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for the operation of the Improvements in accordance with this Agreement, including, without limitation, (i) office furnishings and equipment, (ii) specialized hotel and restaurant equipment necessary for the operation of the Improvements, including equipment for kitchens, laundries, dry cleaning facilities, bars, restaurants, public rooms, commercial and parking space, spa and recreational facilities, and (iii) all other furnishings and equipment as Borrower or Security Guarantor reasonably deems necessary or desirable for the operation of the Improvements in accordance with this Agreement, the Franchise Agreements and the Management Agreements.

“FF&E Expenditures” shall mean all renovations, refurbishing, replacements of, or additions to, FF&E, and any special projects designed to maintain or undertaken in the ordinary course of maintaining the Improvements in a condition consistent with the condition thereof as of the Closing Date, or as required pursuant to the Franchise Agreements or Management Agreements, including without limitation, renovation of the guest room areas, public space, food and beverage facilities, spa or recreational facilities, which projects will generally comprise replacements of, or additions to, FF&E, but may include revisions and alterations in the

Improvements. The term “FF&E Expenditures” shall not include any program of capital improvements involving an addition to the Improvements, or designed to substantially upgrade or change the nature or image of the Improvements (as opposed to a renovation or refurbishing which might take place as part of the normal or cyclical upkeep of the Improvements).

“FF&E Funds” shall have the meaning set forth in Section 6.4.1 hereof.

“FF&E Work” shall mean any labor performed or materials installed in connection with any FF&E Expenditure.

“Fiscal Year” shall mean each twelve month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Force Majeure” shall mean any of the following that are beyond the reasonable control of the applicable Borrower Party: (i) acts of declared or undeclared war by a foreign enemy; (ii) riots; (iii) Casualty or Condemnation (other than, in the case of a Restoration following a Casualty or Condemnation, the initial Casualty or Condemnation giving rise to such Restoration); (iv) floods or hurricanes, earthquakes, pandemics, epidemics, or other similar uncontrollable situations; (v) governmental preemption (including, without limitation, government ordered closures or requirements that cause closures or delays) in the case of a national emergency (including as the result of any pandemic, epidemic, or related health emergency); (vi) unavailability of materials; (vii) strikes, lockouts or other labor trouble; and (viii) any other event or circumstance not within the reasonable control of the applicable Borrower Party.

“Foreign Taxes” shall have the meaning set forth in Section 2.7 hereof.

“Franchise Agreement” shall mean, individually and/or collectively, as the context may require, each of (a) that certain Franchise Agreement by and between Jamaica Security Guarantor, Resort Room Sales, LLC, a Delaware limited liability company, and the Jamaica Franchisor dated as of January 1, 2019, and (b) that certain Franchise Agreement by and between DR Security Guarantor and the DR Franchisor dated as of December 14, 2016, as amended by that certain First Amendment to Franchise Agreement dated December 14, 2016 and that certain Second Amendment to Franchise Agreement dated January 31, 2018, as each of the same may be modified, amended, supplemented, restated or replaced from time to time in accordance with this Agreement.

“Franchisor Comfort Letter” means, individually and/or collectively, as the context may require, each certain letter agreement by and among the applicable Franchisor, Security Guarantor and Agent, on behalf of Lender with respect to the Loan.

“Full Replacement Cost” shall have the meaning set forth in Section 5.1.1(a)(i) hereof.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards

Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession.

“Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence, in each case, to the extent the same has jurisdiction over the applicable matter.

“Guarantor” shall mean PLAYA RESORTS HOLDING B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid with its corporate seat in Amsterdam, the Netherlands.

“Guaranty” shall mean, individually and/or collectively, as the context may require, each of the Recourse Guaranty, the Carry Guaranty, and the Security Guaranty.

“Improvements” shall mean, with respect to each Individual Property, collectively, the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the parcel of real property encumbered by the applicable Security Instrument.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) any property-assessed clean energy loans or similar indebtedness, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments (a “PACE Transaction”).

“Independent Director” shall have the meaning set forth in Section 3.1.24(e) hereof.

“Individual Property” shall mean, as applicable, each of the properties set forth on Schedule IV attached hereto, together with the Improvements thereon and all Personal Property owned by the applicable Security Guarantor and encumbered by the applicable Security Instrument relating to such property, together with all rights pertaining to such property and Improvements, all as more particularly described in the applicable Security Instrument relating to such property.

“Initial Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Initial Release Date” shall mean the first Monthly Payment Date following the date that the Debt Service Coverage Ratio has equaled or exceeded 1.50x for two (2) consecutive calendar quarters.

“Insurance Funds” shall have the meaning set forth in Section 6.3.1 hereof.

“Insurance Premiums” shall have the meaning set forth in Section 5.1.1(b) hereof.

“Interest Rate” shall mean a rate per annum equal to nine and one-quarter percent (9.25%).

“Interest Reserve Cap” shall have the meaning set forth in Section 6.10.1(a) hereof.

“Interest Reserve Funds” shall have the meaning set forth in Section 6.10.1(a) hereof.

“Jamaica Borrower” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Jamaica Franchisor” shall mean Hilton Worldwide Manage Limited, a limited company formed under the laws of England and Wales, together with its permitted successors and assigns.

“Jamaica Manager” shall mean Playa Manager or any other replacement manager approved in accordance with the terms and conditions of the Loan Documents.

“Jamaica Property” shall mean the resort property commonly known as the “Hilton Rose Hall”, located at Rose Hall, Main Road, Montego Bay, Jamaica.

“Jamaica Security Guarantor” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) (other than the Franchise Agreement and the Management Agreement) pursuant to which any Person is granted a possessory interest in, or right to occupy all or any portion of any space in any Individual Property (but excluding, in each case, hotel guests and similar invitees), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Borrower, each Security Guarantor, and each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities having proper jurisdiction over such Borrower, Security Guarantor, or Individual Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower or Security Guarantor, at any time in force affecting any Individual Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the applicable Individual Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Lender Indemnitees” shall have the meaning set forth in Section 11.13.2 hereof.

“Licenses” shall have the meaning set forth in Section 3.1.18 hereof.

“Lien” shall mean, with respect to any Individual Property, any mortgage, deed-of-trust, lien, claim, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting the such Individual Property or any portion thereof or any direct or indirect interest in the applicable Borrower or the applicable Security Guarantor, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“LLC Agreement” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Loan” shall mean the loan in the original principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000.00) made by Lender to Borrower subject to the terms and conditions of this Agreement.

“Loan-to-Value Ratio” shall mean a ratio, as determined by Agent as of a particular date, in which: (i) the numerator is equal to the aggregate outstanding amount of the Loan and (ii) the denominator is equal to the appraised value of the Property (taken as a whole) based on an appraisal satisfactory to Agent.

“Loan Bifurcation” shall have the meaning set forth in Section 9.1(b)(iv) hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, each Security Instrument, each Debenture, the Pledge Agreement, the Cash Management Agreement, any Restricted Account Agreement, the Environmental Indemnity, each Guaranty, each Security Guaranty, the Assignment of Management Agreement, each Franchisor Comfort Letter, and any other document now or hereafter evidencing, securing and/or governing the Loan delivered by a Borrower Party, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Losses” shall have the meaning set forth in Section 11.13.2 hereof.

“Major Lease” shall mean any Lease which, either individually, or when taken together with any other Lease with the same Tenant or its Affiliates, (i) covers more than 2,500 rentable square feet (ii) contains an option or other preferential right to purchase all or any portion of the Property, or (iii) is with an Affiliate of Borrower or Security Guarantor as Tenant.

“Make-Whole Amount” shall mean, with respect to any prepayment of the Debt prior to the Make-Whole End Date, an amount equal to the sum of (i) one hundred percent (100%) of the amount of interest which would be due on the principal amount of the Loan being prepaid on the applicable Prepayment Date between such Prepayment Date and the Make-Whole End Date, plus (ii) the Prepayment Premium.

“Make-Whole End Date” shall mean July 1, 2022.

“Management Agreement” shall mean, individually and/or collectively, as the context may require, each of (a) that certain Management Agreement by and between Jamaica Security Guarantor and the Jamaica Manager dated as of June 1, 2018, and (b) that certain Management Agreement by and between DR Security Guarantor and the DR Manager dated as of November 1, 2019, pursuant to which the applicable Manager is to provide management and other services with respect to the applicable Individual Property, as each of the same may be modified, amended, supplemented, restated or replaced in accordance with this Agreement.

“Manager” shall mean, individually and/or collectively, as the context may require, each of Jamaica Manager and DR Manager.

“Marketing Services Agreement” shall mean, individually and collectively, as applicable (i) that certain International Sales and Marketing Services Agreement dated June 1, 2018 by and between Jamaica Security Guarantor and Playa Resorts Management, LLC, and (ii) that certain International Sales and Marketing Services Agreement dated November 1, 2019 by and between DR Security Guarantor and Playa Resorts Management, LLC, as the same may be modified, amended, supplemented, restated or replaced in accordance with this Agreement.

“Material Action” shall mean, with respect to any Person, (i) to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, (ii) to institute proceedings under any applicable insolvency law for such Person, to seek any relief under any law relating to relief from debts or the protection of debtors, (iii) to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, (iv) to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, (v) to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of such Person’s property, (vi) to make any assignment for the benefit of creditors of such Person, (vii) to admit in writing such Person’s inability to pay its debts generally as they become due, (viii) to take any action that is intended to cause such Person to become insolvent, or declare or effectuate a moratorium on the payment of any of its obligations, (ix) to commence or seek any Division or action to consolidate or merge such Person with or into any Person, or (x) to take any affirmative action in furtherance of any of the foregoing actions.

“Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (i) any Individual Property, (ii) the business, profits, prospects, management, use,

operations or condition (financial or otherwise) of any Borrower, any Security Guarantor, Guarantor, Pledgor, Pledgee, or any Individual Property, (iii) the enforceability, validity, perfection or priority of the lien of any Security Instrument, any Debenture, or the other Loan Documents, other than as the result of an act or omission of any Lender Indemnitees, (iv) the ability of any Borrower or any Security Guarantor to perform its obligations under the Security Instrument or the other Loan Documents or (v) the ability of Guarantor to perform its obligations under any Guaranty.

“Material Agreements” shall mean each contract and agreement entered into by Borrower or Security Guarantor, as applicable, relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement, the Marketing Services Agreement, the Franchise Agreement, the Operating Agreements, and the Leases, as to which either (i) there is an obligation of Borrower or Security Guarantor to pay more than $150,000 per annum, and such agreement is not cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind; or (ii) the term thereof extends beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind).

“Maturity Date” shall mean July 1, 2025, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Minimum Disbursement Amount” shall mean Twenty Thousand and No/100 Dollars ($20,000.00).

“Monthly Debt Service Payment Amount” shall mean a monthly payment equal to the amount of interest which has accrued during the preceding month in accordance with Section 2.2.4 hereof, computed at the Interest Rate.

“Monthly Payment Date” shall mean the first (1st) day of every calendar month occurring during the term of the Loan, and if such day is not a Business Day, then the Business Day immediately preceding such day, commencing on August 1, 2020, and continuing to and including the Maturity Date.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, to which Borrower, any subsidiary of Borrower, Security Guarantor, or any Employee Benefit Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Operating Income” shall mean Operating Income less Operating Expenses. Agent’s calculation of Net Operating Income (including determination of items that do, and do not, qualify as Operating Income or Operating Expenses) shall be calculated by Agent in good faith and shall be final absent manifest error.

“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to any Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award relating to a Condemnation of an Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 5.3.2(f) hereof.

“Note” shall have the meaning set forth in Section 2.1.3 hereof.

“Notice” shall have the meaning set forth in Section 11.6 hereof.

“Obligations” shall have the meaning set forth in Section 11.30 hereof.

“OFAC” shall have the meaning set forth in Section 3.1.41 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Agent by Borrower and Security Guarantor which is signed by an authorized senior officer of Borrower and Security Guarantor.

“Operating Agreements” shall mean any material covenants, restrictions or agreements filed in the public records with the local Governmental Authority having jurisdiction over the applicable Individual Property relating to the construction, operation or use of the Individual Property.

“Operating Expense Cap” shall have the meaning set forth in Section 6.7.1(a) hereof.

“Operating Expense Reserve Funds” shall have the meaning set forth in Section 6.7.1(a) hereof.

“Operating Expenses” shall mean all expenses, determined in accordance with GAAP and the Uniform System of Accounts or other sound and prudent accounting principles approved by Agent, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of each Individual Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication), Taxes, Insurance Premiums, management fees (whether or not actually paid) equal to the greater of the actual management fees and four percent (4.00%) of annual Operating Income, FF&E Expenditures equal to two percent (2.00%) of the Operating Income from the DR Property for such period, FF&E Expenditures equal to four percent (4.00%) of the Operating Income from the

Jamaica Property for such period, costs attributable to the ordinary operation, repair and maintenance of the systems for heating, ventilation and air conditioning, advertising expenses, license fees, utilities, payroll and related taxes, computer processing charges, operating equipment or other lease payments as approved by Agent, ground lease payments, bond assessments and other similar costs, in each instance, actually paid for by Borrower or Security Guarantor. Operating Expenses shall not include (i) Debt Service, (ii) Capital Expenditures and any other expenses which are required to be capitalized in accordance with GAAP, (iii) expenditures for Property Improvement Plans, (iv) tenant improvement costs, leasing commissions, or other expenses which are paid from escrows required by the Loan Documents, (v) any payment or expense for which Borrower or Security Guarantor was or is to be reimbursed from proceeds of the loan or insurance or by any third party, (vi) federal, state or local income taxes or other charges in the nature of income taxes, (vii) any non-cash charges such as depreciation and amortization, (viii) any item of expense otherwise includable in Operating Expenses which is paid directly by any Tenant, (ix) any expenses (including legal, accounting and other professional fees, expenses and disbursements) incurred in connection with the making of the Loan, and (x) deposits of Reserve Funds. Agent’s calculation of Operating Expenses shall be conclusive and binding on Borrower and Security Guarantor absent manifest error.

“Operating Income” shall mean all revenue derived from the ownership and operation of the Property, determined in accordance with GAAP and the Uniform System of Accounts or other sound and prudent accounting principles approved by Agent, from whatever source, including, without limitation (except as expressly excluded below), all income, rents, room rates, cash and credit card receipts collected from guest rooms, restaurants, bars, mini-bars, meeting rooms, banquet rooms and recreational facilities and otherwise, health club and/or spa membership fees, food and beverage wholesale and retail sales, service charges, vending machine, rental income reflected in a current schedule of Leases for all Tenants paying unabated rent and in actual physical occupancy of their respective space demised pursuant to Leases which are in full force and effect (whether denominated as basic rent, additional rent, escalation payments, electrical payments or otherwise), common area maintenance, real estate tax recoveries, utility recoveries, other miscellaneous expense recoveries, other required pass-throughs, business interruption, rent loss or other similar insurance proceeds and other miscellaneous income. Operating Income shall not include (i) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period), (ii) condemnation proceeds (other than condemnation proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period), (iii) proceeds of any financing, (iv) proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein, (v) capital contributions or loans to Borrower, Security Guarantor, or an Affiliate of Borrower or Security Guarantor, (vi) any item of income otherwise includable in Operating Income but paid directly by any Tenant to a Person other than Borrower or Security Guarantor, (vii) any other extraordinary, non-recurring revenues, (viii) payments paid by or on behalf of any Tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated as bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (ix) payments paid by or on behalf of any Tenant under a Lease the demised premises of which are not occupied either by such Tenant or by a sublessee thereof (other than the temporary failure of Tenant to occupy the premises as the result of Force Majeure), (x) payments paid by or on behalf of any Tenant under a Lease in whole or partial consideration for the termination of any Lease, (xi) payments paid by or on behalf of any Tenant under a Lease which is in default beyond any applicable notice and cure periods under such Lease (including, without limitation, due to delinquency in the payment of rent for more than thirty (30) days), (xii) [reserved], (xiii) payments paid by or on behalf of any Tenant under a Lease which has less than one hundred eighty (180) days remaining under its Lease term and has not extended or renewed their Lease by written notice to Borrower and the notice period for such extension has expired, (xiv) [reserved], (xv) sales tax rebates from any Governmental Authority, (xvi) [reserved], (xvii) payments from any Tenant that has expressed its intention (directly, constructively or otherwise) to terminate, cancel and/or reject its applicable Lease, (xviii) sales, use and occupancy taxes on receipts required to be accounted for by Borrower or Security Guarantor to any Governmental Authority, (xix) refunds and uncollectible accounts (those accounts that are beyond 180 days overdue), (xx) interest income from any source other than the Reserve Funds required pursuant to this Agreement or the other Loan Documents, (xxi) unforfeited security deposits, utility and other similar deposits, (xxii) [reserved], and (xxiii) any disbursements to Borrower or Security Guarantor from the Reserve Funds. Agent’s calculation of Operating Income shall be conclusive and binding on Borrower and Security Guarantor absent manifest error.

“Origination Fee” shall mean a fee payable by Borrower to Agent (for the benefit of Lender) as of the Closing Date equal to four percent (4.00%) of the aggregate amount of the Loan. Borrower hereby acknowledges and agrees that the Origination Fee shall be fully-earned as of the funding of the Loan on the Closing Date.

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other similar charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against any Individual Property or any part thereof.

“Outstanding Work Costs” shall have the meaning set forth in Section 4.1.16 hereof.

“PACE Transaction” shall have the meaning ascribed to such term in the definition of “Indebtedness” above.

“Par Prepayment Date” shall mean July 1, 2023.

“Participant Register” shall have the meaning set forth in Section 11.27(g) hereof.

“Patriot Act” shall have the meaning set forth in Section 3.1.42 hereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (i) the Liens and security interests created by the Loan Documents, (ii) Liens, if any, for Taxes imposed by any Governmental Authority or for Other Charges not yet due or delinquent (but excluding any Lien securing any PACE Transaction or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments) or that are being contested in accordance with the terms and conditions of this Agreement, (iii) all Liens and other matters disclosed in any title search, certificate of title, or other local equivalent, delivered in connection with the Loan, (iv) customary easements granted to utility companies and Governmental Authorities in the ordinary course of business and that do not have an adverse impact on any Individual Property, (v) any workers’, mechanics’ or other similar Liens on any Individual Property that are being contested in accordance with the terms and conditions of this Agreement (excluding any statutory Liens that may attach by virtue of the commencement of work and are not filed as the result of any alleged non-payment by Security Guarantor, which Liens shall be deemed Permitted Encumbrances unless and until any such Lien for non-payment is actually filed), (vi) Permitted Equipment Leases, (vii) the rights of Tenants under Leases in place as of the Closing Date or entered into in accordance with this Agreement, (viii) the rights of hotel guests, (viii) the obligation of Jamaica Security Guarantor to convey the Release Parcel free of the Liens and security interests created by the Loan Documents, and (ix) such other Liens, title, and survey exceptions as Agent has approved or may approve in writing in Agent’s reasonable discretion.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Equipment and/or the Personal Property with respect to an Individual Property provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s or Security Guarantor’s business, (ii) relate to Equipment and/or Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s or Security Guarantor’s business, and (B) readily replaceable without material interference or interruption to the operation of the Property, and (iii) have annual payments not exceeding $150,000 in the aggregate.

“Permitted Intercompany Debt” shall have the meaning set forth in Section 3.1.24 hereof.

“Permitted Transfer” shall have the meaning set forth in Section 8.2 hereof.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other entity, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall mean all furniture, furnishings, objects of art, machinery, goods, tools, supplies, appliances, general intangibles, contract rights, accounts, accounts receivable, franchises, licenses, certificates and permits, and all other personal property of any kind or character whatsoever (as defined in and subject to the provisions of the Uniform Commercial Code as hereinafter defined), other than fixtures, which are now or hereafter owned by Borrower or Security Guarantor and which are located within or about the real property encumbered by the applicable Security Instrument and the Improvements, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

“PIP Expenditures” shall mean expenditures for PIP Work.

“PIP Work” shall mean, the property improvement work required to be performed pursuant to the Property Improvement Plan for the Jamaica Property, as such work may be amended, modified or waived; provided, that, (i) any modification to such PIP Work that involves a structural modification or any modifications to capital improvement work that will cost in excess of $250,000, and (ii) any modification that will increase the scope of work of Security Guarantor, shall in each case be subject to Agent’s consent, which shall not to be unreasonably withheld, conditioned, or delayed; provided, further, that any modifications that increase the scope of the PIP Work may be conditioned upon Borrower depositing additional PIP Work Funds in the amount of such increased scope of work) to conform to any updated scope of work required by Franchisor.

“PIP Work Funds” shall have the meaning set forth in Section 6.5.

“Plan” shall mean an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by Borrower, a subsidiary of Borrower or any Employee Benefit Affiliate or to which Borrower, a subsidiary of Borrower or an Employee Benefit Affiliate has an obligation to contribute, and such plan for the five-year period immediately following the latest date on which Borrower, a subsidiary of Borrower or an Employee Benefit Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Playa Manager” shall mean Playa Management USA, LLC, a Delaware limited liability company.

“Pledge Agreement” shall mean that certain Pledge and Security Agreement dated as of the date hereof, executed by each Pledgor for the benefit of Agent, on behalf of Lender.

“Pledgee” shall mean, individually and collectively, as applicable (i) Hilmobay Resort II, LLC, and (ii) Playa Dominican Resort II, LLC, each a Delaware limited liability company.

“Pledgor” shall mean, individually and collectively, as applicable (i) Hilmobay Resort I, LLC, and (ii) Playa Dominican Resort I, LLC, each a Delaware limited liability company.

“Policies” shall have the meaning specified in Section 5.1.1(b) hereof.

“Prepayment Date” shall mean the date on which the Loan is prepaid in accordance with the terms hereof.

“Prepayment Premium” shall mean an amount equal to fifty percent (50%) of the amount of interest which would be due on the principal amount of the Loan being prepaid on the applicable Prepayment Date between the applicable Prepayment Date and the Par Prepayment Date.

“Prescribed Laws” shall mean (i) OFAC, (ii) Patriot Act and (iii) all other Legal Requirements relating to economic sanctions, money laundering, bank secrecy and terrorism.

“Pro Rata Share” shall mean, for any Lender, on any date of determination, the percentage equivalent of a fraction the numerator of which is the aggregate unpaid principal amount of the Loan held by such Lender on such date and the denominator of which is equal to the aggregate unpaid principal amount of the Loan on such date.

“Prohibited Transfer” shall have the meaning set forth in Section 4.2.1 hereof.

“Property” shall mean, collectively, each of the Individual Properties.

“Property Improvement Plan” shall mean all property improvement plans or similar plans, requirements or agreements from time to time affecting the Property either required pursuant to the terms and conditions of the Management Agreement or Franchise Agreement.

“Qualified Franchisor” shall mean either (a) Franchisor or (b) a reputable and experienced franchisor possessing experience in flagging hotel properties similar in size, scope, use and value as the Property.

“Qualified Manager” shall mean either (a) Playa Manager or (b) a reputable and experienced professional hotel management organization (which may or may not be an Affiliate of Borrower or Security Guarantor) with experience in managing properties similar in size, scope, use and value as the Property.

“Recourse Guaranty” shall mean that certain Guaranty of Recourse Obligations of Borrower of even date herewith from Guarantor for the benefit of Agent, on behalf of Lender.

“Register” shall have the meaning set forth in Section 11.27(e) hereof.

“Reimbursement Contribution” shall have the meaning set forth in Section 11.30 hereof.

“Release Parcel” shall mean that certain real property depicted as Lot 2 on the Plan of Proposed Subdivision of Part of Cinnamon Hill and Success Estate now known as part of Northern Estate Saint James, dated March 2018 and prepared by Sherene A. Williams-Chin of E.H. Williams & Associates attached hereto as Exhibit 1 and being: (a) all the land comprised in Certificate of Title registered at Volume 1509 Folio 609 of the Register Book of Titles; and (b) part of the land comprised in Certificates of Title registered at Volume 1509 Folio 611 and Volume 1509 Folio 613 of the Register Book of Titles.

“Rent Deficiency” shall have the meaning set forth in Section 6.6.2 hereof.

“Rents” shall mean, with respect to each Individual Property, all rents, moneys payable as damages or in lieu of rent, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, Security Guarantor, or their respective agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income or insurance, and including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club or golf membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales.

“Required Lenders” shall mean, on any day, any Lender or Lenders with Pro Rata Shares exceeding fifty percent (50%) in the aggregate.

“Reserve Funds” shall mean, collectively, the FF&E Funds, the Insurance Funds, the Tax Funds, the PIP Work Funds, the Operating Expense Reserve Funds, and the Interest Reserve Funds.

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief administrative officer, secretary, treasurer, managing director, or other similar officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restoration” shall have the meaning set forth in Section 5.2.1 hereof.

“Restoration Threshold” shall mean, with respect to any Individual Property, Five Million and No/100 Dollars ($5,000,000.00).

“Restricted Account” shall have the meaning ascribed to such term in the Restricted Account Agreement.

“Restricted Account Agreement” shall mean a restricted account agreement, blocked account agreement, or similarly titled document by which Security Guarantor grants Agent (for the benefit of Lender) exclusive control over the Restricted Account.

“Restricted Party” shall mean each Borrower, each Security Guarantor, Guarantor, each Pledgee, each Pledgor, and any SPC Party (if any).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any equity interest of the Borrower or Security Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such equity interest, or on account of any return of capital to the Borrower’s or Security Guarantor’s stockholders, partners or members (or the equivalent Persons thereof).

“S&P” shall mean S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, encumbrance, pledge, assignment, or grant of any options with respect to or other transfer or disposal of, a legal or beneficial ownership interest (whether directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record).

“Secondary Market Transaction” shall have the meaning set forth in Section 9.1(a) hereof.

“Security Guarantor” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Security Guaranty” shall mean, individually and/or collectively, as the context may require, each Security Guaranty Agreement, dated as of the date hereof, executed by the applicable Security Guarantor, in favor of Agent, on behalf of Lender.

“Security Instrument” shall mean, individually and/or collectively, as the context may require, each of (a) that certain Instrument of Mortgage executed and delivered by Jamaica Security Guarantor as security for the applicable Security Guaranty and encumbering the Individual Property located in Jamaica, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time and (b) that certain Contrato de Hipoteca en Primer Rango executed and delivered by DR Security Guarantor as security for the applicable Security Guaranty and encumbering the Individual Property located in the Dominican Republic, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Senior Secured Facility” shall mean the “Senior Secured Facility” as defined in the Application.

“Servicer” shall have the meaning set forth in Section 11.24 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 11.24 hereof.

“Settlement Service” shall have the meaning set forth in Section 11.27 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(c) hereof.

“SPC Party” shall have the meaning set forth in Section 3.1.24(c) hereof.

“Special Member” shall have the meaning set forth in Section 3.1.24(d) hereof.

“Sponsor” shall mean Playa Hotels & Resorts N.V., a Dutch naamloze vennootschap with its corporate seat in Amsterdam, the Netherlands.

“State” shall mean, with respect to each Individual Property, the state, commonwealth, province, parish or similar national or local governmental subdivision that forms a part of the applicable nation in which the Individual Property or any part thereof is located.

“Tax Funds” shall have the meaning set forth in Section 6.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.

“Tenant” shall mean any Person obligated by contract or otherwise to pay monies (including a percentage of gross income, revenue or profits) for the right to use and occupy a certain portion of any Property under any Lease (other than any hotel guest).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“Unfunded Pension Liability” of any Defined Benefit Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Defined Benefit Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform System of Accounts” shall mean the most recent edition of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“Updated Information” shall have the meaning set forth in Section 9.1(b)(i) hereof.

“U. S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption and (ii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). Unless otherwise specified, the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined. The terms “will” or “shall” as used in any covenant herein shall be deemed to create an obligation (as opposed to being a prediction of future events).

ARTICLE II.

THE LOAN

Section 2.1 The Loan.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein (including, without limitation, satisfaction of each of the conditions precedent set forth in Section 2.1.5 hereof), Lender shall make the Loan to Borrower and Borrower shall accept the Loan from Lender on the Closing Date, which date shall be no later than three (3) Business Days following the satisfaction of the conditions precedent set forth in Section 2.1.5 hereof.

2.1.2 Single Disbursement to Borrower. Borrower shall receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed.

2.1.3 The Note. The Loan shall be evidenced by that certain Promissory Note of even date herewith, in the stated principal amount of One Hundred Ten Million and No/100 Dollars ($110,000,000.00) executed by Jamaica Borrower and DR Borrower, jointly and severally, and payable to the order of Lender in evidence of the Loan (as the same may hereafter be amended, supplemented, restated, increased, extended or consolidated from time to time, the “Note”) and shall be repaid in accordance with the terms of this Agreement and the Note.

2.1.4 Use of Proceeds. Borrower shall use proceeds of the Loan to (i) pay all past due Basic Carrying Costs, if any, in respect of the Property, (ii) deposit the Reserve Funds, (iii) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Agent, and (iv) retain the balance, if any. Under no circumstances shall the proceeds of the Loan be used to prepay or retire any other indebtedness of Borrower or Security Guarantor (with the exception of trade payables and other costs incurred in the ordinary course of the operation of the Property which are or may be or become due and payable).

2.1.5 Conditions Precedent to the Closing Date. The obligation of Lender to make the Loan hereunder on the Closing Date is subject to satisfaction (or waiver by Agent at the direction of the Required Lenders) of the following conditions precedent, which shall be deemed satisfied or waived, as applicable, upon the funding of the Loan by Lender:

(a) Agent’s receipt of the following:

(i) Executed original counterparts of each Collateral Document in substantially the form agreed upon as of the Effective Date (subject to reasonable review and comment by the security agent with respect to the Collateral Documents relating to the DR Property), each properly executed by a Responsible Officer of each applicable signatory thereto, and each applicable Borrower Party’s release of its signature to each of Loan Documents executed by the applicable Borrower Party;

(ii) A copy of the executed organizational documents of Borrower, Security Guarantor, Pledgee, and any constituent members of Borrower, Security Guarantor, and Pledgee, in each case in the form previously approved by Agent;

(iii) Evidence satisfactory to Agent that all other actions, recordings and filings of or with respect to the Security Instruments and the Debentures as well as any other security documents as Agent may reasonably request in order to perfect and protect the Liens created thereby shall have been taken, or otherwise provided for in a manner reasonably satisfactory to the Agent (including evidence that there have been no intervening Liens since the date of the last title search, subject to Permitted Encumbrances; provided, that, Borrower or Security Guarantor shall have the right to pay off or otherwise remove any such intervening Liens, if any) to the extent required by the applicable document; provided, that the foregoing shall not require a confirmation or return of the filed and/or recorded document for purposes of funding the Allocated Loan Amount for the DR Property;

(iv) Executed certificates and resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower Party, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Borrower Party is a party or is to be a party on the Closing Date, in each case in the form previously approved by Agent;

(v) customary opinions from (1) Hogan Lovells US LLP, New York counsel to the Borrower Parties, (2) Richards, Layton & Finger, P.A., Delaware counsel to the Borrower Parties, (3) NautaDutilh New York P.C., Dutch counsel to the Borrower Parties, (4) Myers, Fletcher & Gordon, Jamaican counsel to Jamaica Borrower and Jamaica Security Guarantor, and (5) OMG, S.A.S., counsel to the DR Borrower and DR Security Guarantor, in each case, (a) in the form previously approved by Agent for the opinions from Richards, Layton & Finger, P.A.; Myers, Fletcher & Gordon; and OMG, S.A.S., or (b) in form and substance reasonably satisfactory to the Agent and covering such matters as reasonably requested from Agent, if Agent has not previously approved a form of such opinion;

(vi) a certificate from a Responsible Officer of the Borrower certifying as of the Closing Date as to the matters set forth in Section 2.1.5(b), 2.1.5(c) and 2.1.5(d);

(b) Since the Effective Date, there shall not have occurred any event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect (excluding the ongoing COVID-19 pandemic for purposes hereof);

(c) Each of the representations and warranties of each Borrower Party set forth in this Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates;

(d) No Default or Event of Default shall exist or would result from the funding of the Loan or from the application of the proceeds therefrom;

(e) Borrower shall have paid (or shall pay simultaneously with the funding of the Loan) the Origination Fee;

(f) Receipt and approval by Agent of such other customary and reasonable information and/or documentation as may be requested; and

(g) Payment by the Borrower Parties (which may occur simultaneously with the funding of the Loan) of all costs and expenses incurred by Agent and Initial Lender in accordance with and to the extent required by the terms of the Application, as set forth on the settlement statement to be executed by Lender, Agent, Borrower and Security Guarantor as of the Closing Date.

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate.

2.2.2 Intentionally Omitted.

2.2.3 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, calculated from the date of the occurrence of the Event of Default.

2.2.4 Interest Calculation. Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the outstanding principal balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the calendar month immediately prior to such Monthly Payment Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.

2.2.5 Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Agent or Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Agent or Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.3 Loan Payments.

2.3.1 Payment Before Maturity Date. Borrower shall make a payment to Agent (on behalf of Lender) of interest only on the Closing Date through the last day of the calendar month in which the Closing Date occurs (unless the Closing Date is the first day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Agent (on behalf of Lender) of principal (if applicable) and interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in August 1, 2020, and on each Monthly Payment Date thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance, if any, to principal.

2.3.2 Intentionally Omitted.

2.3.3 Payment on Maturity Date. Borrower shall pay to Agent (on behalf of Lender) on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due (other than any amount for which Agent is holding Reserve Funds), Borrower shall pay to Agent (on behalf of Lender) upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Agent and Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment; provided, that, (i) for the first two (2) late payments of Debt Service or any required monthly deposits of Reserve Funds in any calendar year such late payment charge shall not be due and payable as long as Borrower pays the amount due within five (5) Business Days upon written notice of Agent and (ii) for any other sums due under the Loan Documents (other than Debt Service), such late payment charge shall not be due and payable as long as Borrower pays the amount due within ten (10) Business Days upon written notice of Agent. Any such amount shall be guaranteed by the Security Guaranty and secured by the Security Instrument and the other Loan Documents.

2.3.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Agent (on behalf of Lender) not later than 1:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Agent’s office, and any funds received by Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(b) Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be the immediately preceding Business Day.

(c) All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.

2.3.6 Sharing of Payments.

Except to the extent otherwise provided in this Agreement, (a) the Loan, each payment or prepayment of principal of the Loan, each payment of interest on the Loan and all prepayment premiums, extension fees and transfer fees and (b) all losses, costs and expenses suffered by Agent and/or the Lenders relating to the Loan, in each case, shall be allocated by Agent pro rata among the Lenders in accordance with their respective Pro Rata Shares.

If, other than as provided elsewhere herein, any Lender shall obtain payment of any principal or interest on account of the Loan made or held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Lenders such participations in the Loan made or owned by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on the Loan, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.10, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Legal Requirements, exercise all its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.3.6 and will in each case notify the

Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.3.6 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Debt purchased to the same extent as though the purchasing Lender were the original owner of the Debt so purchased.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. Borrower shall have the right to prepay the Debt in whole or in part on any Business Day; provided, that, (i) Borrower shall provide not less than ten (10) Business Days prior notice to Agent (or such shorter period of time as may be permitted by Agent in its sole discretion), (ii) any such prepayment which occurs prior to the Make-Whole End Date shall be accompanied by the Make-Whole Amount; (iii) any such prepayment which occurs on or following the Make-Whole End Date but prior to the Par Prepayment Date shall be accompanied by the Prepayment Premium, and (iv) any prepayment that occurs on or after the Par Prepayment Date shall be made without the Make-Whole Amount, Prepayment Premium, or any other prepayment fee or penalty. Any prepayment of principal must be accompanied by a payment of all accrued and unpaid interest on the amount of principal prepaid up to and including the date of such prepayment. Any partial prepayment shall be applied to the last payments of principal due under the Loan.

2.4.2 Mandatory Prepayments. On each date on which Agent actually receives a distribution of Net Proceeds, and if Agent does not make such Net Proceeds available to Borrower and/or Security Guarantor for a Restoration of an Individual Property, Borrower and/or Security Guarantor shall, at Agent’s option, authorize Agent to prepay the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds. No Make-Whole Amount or Prepayment Premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2. Any partial prepayment shall be applied to the last payments of principal due under the Loan.

Section 2.5 Intentionally Omitted.

Section 2.6 Dollar Transaction. The transaction evidenced by this Agreement and the Note is a Dollar transaction in which the specification of payment in Dollars and payment at the place specified hereunder are of the essence. Dollars shall be the sole currency of account and of payment, and the place specified hereunder shall be the place of payment in all events. The obligations of Borrower to make each payment in Dollars at the place of payment hereunder shall not be discharged or satisfied by an amount paid or recovered, whether pursuant to a judgment or otherwise, which is expressed in or converted into any currency other than Dollars to the extent that the amount so paid or recovered on prompt conversion into Dollars and transfer to the place of payment hereunder under normal banking procedures does not yield at least the amount of Dollars at the place of payment as due hereunder, and, in such event, Agent, shall be entitled to demand in writing and receive immediate payment of, and shall have a separate and additional cause of action for, the additional amount necessary to yield the amount of Dollars due hereunder at the place specified herein for payment. Such separate and additional cause of action shall survive and not be affected by any judgment being obtained for such additional amount or any other amount due under this Indenture or the termination or completion hereof.

Notwithstanding the foregoing, this provision shall apply only to payments made by any Borrower Party to Agent and/or Lender hereunder or under any other Loan Documents (including the determination of whether sufficient Reserve Funds have been deposited with Agent in accordance with the Loan Agreement), and Agent acknowledges and agrees that that the Borrower Parties may transact in, collect, or deposit (or cause deposits to be made) in currencies other than Dollars in the normal course of their operations.

Section 2.7 Foreign Taxes.

(a) Any and all payments made by Borrower and/or Security Guarantor hereunder or under any of the other Loan Documents shall be made free and clear of, and without reduction for or on account of, income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, which are imposed, enacted or become effective after the date hereof (such non-excluded taxes being referred to collectively as “Foreign Taxes”), excluding income taxes, franchise taxes and similar taxes. If any Foreign Taxes are required to be withheld from any amounts payable to Agent or Lender hereunder, the amounts so payable to Agent or Lender shall be increased to the extent necessary to yield to Agent or Lender, as applicable, (after payment of all Foreign Taxes) interest or any such other amounts payable hereunder at the rate or in the amounts specified hereunder. Whenever any Foreign Tax is payable pursuant to any Legal Requirements by Borrower and/or Security Guarantor, as promptly as possible thereafter, Borrower and/or Security Guarantor shall send to Agent an original official receipt, if available, or certified copy thereof showing payment of such Foreign Tax. Each of Borrower and Security Guarantor hereby indemnifies Agent and Lender for any incremental taxes, interest or penalties that may become payable by Agent or Lender which may result from any failure by Borrower and/or Security Guarantor to pay any such Foreign Tax when due to the appropriate taxing authority or any failure by Borrower and/or Security Guarantor to remit to Agent or Lender the required receipts or other required documentary evidence.

(b) In the event that any change in any Legal Requirement, or compliance by Agent or Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount reasonably deemed by Lender to be material; or

(ii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to materially increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower and/or Security Guarantor shall promptly pay Agent (on behalf of Lender), upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as reasonably determined by Lender. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.7(b), Agent shall provide Borrower and/or Security Guarantor with notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Agent to Borrower and/or Security Guarantor shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary contained herein, (A) Borrower shall not be required to compensate Agent or any Lender pursuant to this Section 2.7 for any costs paid or incurred by Lender more than one hundred eighty (180) days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such costs and of such Lender’s intention to claim compensation or reimbursement therefor (except that, if the change in Legal Requirements giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180)-day period referred to above shall be extended to include the period of retroactive effect thereof), and (B) neither Agent nor any Lender shall be permitted, as applicable, to make a determination under this Section 2.7 unless Agent or such Lender, as applicable, is making similar claims against other borrowers of Agent or such Lender, as applicable, to the extent such borrowers are similarly situated to Borrower after consideration of such factors as Agent or such Lender, as applicable, then reasonably determines to be relevant.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

Section 3.1 Borrower and Security Guarantor RepresentationsSection 3.1 . Borrower and Security Guarantor Representations

. Each of Borrower and Security Guarantor represents and warrants as of the Effective Date, or such other date as expressly set forth in such representation, or as required to be remade on a later date pursuant to the express terms of this Agreement, that:

3.1.1 Organization.

(a) Each of Borrower, Security Guarantor, and each SPC Party is duly organized, validly existing and in good standing with full power and authority to own its assets and conduct its business, and is duly qualified and in good standing in all jurisdictions in which the ownership or lease of its property or the conduct of its business requires such qualification. Each of Borrower and Security Guarantor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents by it, and has the power and authority to execute, deliver and perform under this Agreement, the other Loan Documents and all the transactions contemplated hereby.

(b) Borrower’s exact legal name is correctly set forth in the first paragraph of this Agreement. Borrower is an organization of the type specified in the first paragraph of this Agreement. Borrower is incorporated or organized under the laws of the state specified in the first paragraph of this Agreement. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its primary books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth in the first paragraph of this Agreement (unless Borrower notifies Agent in writing at least thirty (30) days prior to the date of such change). Jamaica Borrower’s organizational identification number assigned by the state of its incorporation or organization is 7989767. Jamaica Borrower’s federal tax identification number is 85-126394. DR Borrower’s organizational identification number assigned by the state of its incorporation or organization is 7989748. DR Borrower’s federal tax identification number is 85-1273210. No Borrower is subject to back-up withholding taxes.

(c) Security Guarantor’s exact legal name is correctly set forth in the first paragraph of this Agreement. Each Security Guarantor is an organization of the type specified in the first paragraph of this Agreement with respect to such Security Guarantor. Jamaica Security Guarantor is incorporated or organized under the laws of Jamaica. Jamaica Security Guarantor’s principal place of business and chief executive office is the address of the Jamaica Property, and the place where Jamaica Security Guarantor keeps its books and records, including recorded data of any kind or nature, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of Jamaica Security Guarantor) and will continue to be the address of Jamaica Security Guarantor set forth in the first paragraph of this Agreement and/or the address of the Jamaica Property, as applicable (unless Jamaica Security Guarantor notifies Agent in writing at least thirty (30) days prior to the date of such change). DR Security Guarantor is incorporated or organized under the laws of the Netherlands. DR Security Guarantor has a branch in the Dominican Republic of which the place of business and chief executive office is the address of the DR Property, and the place where the branch of DR Security Guarantor keeps its books and records, including recorded data of any kind or nature with respect to the DR Property, regardless of the medium of recording, including software, writings, plans, specifications and schematics, has been for the preceding four (4) months (or, if less than four (4) months, the entire period of the existence of DR Security Guarantor) and will continue to be the address of the branch of DR Security Guarantor and/or the address of the DR Property, as applicable (unless DR Security Guarantor notifies Agent in writing at least thirty (30) days prior to the date of such change).

3.1.2 Proceedings. This Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower and Security Guarantor and constitute a legal, valid and binding obligation of Borrower and Security Guarantor, enforceable against Borrower and Security Guarantor in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.3 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents by Borrower and Security Guarantor and the performance of their respective obligations hereunder and thereunder will not conflict in any material respect with any provision of any law or regulation to which Borrower or Security Guarantor is subject, or materially conflict with, result in a material breach of, or constitute a material default under, any of the terms, conditions or provisions of any of Borrower’s or Security Guarantor’s organizational documents or any agreement or instrument to which Borrower or Security Guarantor is a party or by which it is bound, or any order or decree applicable to Borrower or Security Guarantor, or result in the creation or imposition of any lien on any of Borrower’s or Security Guarantor’s assets or property (other than pursuant to the Loan Documents).

3.1.4 Litigation. There is no action, suit, arbitration or governmental investigation or proceeding pending, filed or, to Borrower’s or and Security Guarantor’s knowledge, threatened in writing against Borrower, Security Guarantor, Pledgor, Pledgee, Borrower Parties, or any Individual Property in any court or by or before any other Governmental Authority which, if determined adversely against Borrower, Security Guarantor, Borrower Parties, or any Individual Property, would result in a Material Adverse Effect.

3.1.5 Agreements. Neither Borrower nor Security Guarantor is a party to any agreement or instrument or subject to any restriction which would be reasonably expected to cause a Material Adverse Effect. Neither Borrower nor Security Guarantor is in default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would be reasonably expected to cause a Material Adverse Effect. Neither Borrower nor Security Guarantor is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which it is a party or by which it or any Individual Property is bound which default would be reasonably expected to cause a Material Adverse Effect. Neither Borrower nor Security Guarantor has any material financial obligation (contingent or otherwise) under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower or Security Guarantor is a party or by which Borrower, Security Guarantor, or any Individual Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the applicable Individual Property and (b) obligations under the Loan Documents.

3.1.6 Consents. No consent, approval, authorization or order of any court or Governmental Authority is required for the execution, delivery and performance by Borrower, Security Guarantor, Pledgor, or Guarantor of, or compliance by Borrower, Security Guarantor, Pledgor, or Guarantor with, this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, other than those which have been obtained by Borrower, Security Guarantor, Pledgor, and/or Guarantor.

3.1.7 Title. (i) DR Security Guarantor exclusively owns title to the real property and has the full right of use, possession and disposition thereof, comprising the DR Property and good title to the balance of the DR Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances and (ii) Jamaica Security Guarantor is the registered proprietor of the fee simple interest in the real property comprising the Jamaica Property and good title to the balance of the Jamaica Property owned by it, free and clear of all Liens whatsoever except the Permitted Encumbrances. Each Security Instrument and each Debenture, when properly recorded in the appropriate records, together with any UCC financing statement required to be filed in connection therewith, and upon the payment of all fees required in connection therewith, will create (i) a legal, valid and enforceable first priority, perfected lien on the applicable Individual Property owned by the applicable Security Guarantor, subject only to Permitted Encumbrances and (ii) a legal, valid and enforceable first priority, perfected security interest in and to, and perfected collateral assignments of, all personalty (including the Leases and Rents), and all other collateral securing the Loan that may be perfected by the filing of a UCC financing statement, in each case subject only to any Permitted Encumbrances. There are no mechanics’, materialman’s or other similar liens or claims that have been or may be filed for work, labor or materials affecting any Individual Property that are or may be liens prior to, or equal or coordinate with, the lien of the Security Instrument other than any unfiled Liens that may arise out of the Outstanding Work Costs prior to such amounts being paid in accordance with the terms and provisions of Section 4.1.16. The Collateral set forth in and encumbered by the Security Instrument (including the Release Parcel) with respect to the Jamaica Property constitutes all of the real property owned by Jamaica Security Guarantor and/or its Affiliates with respect to the Jamaica Property (including, without limitation, any real property which could reasonably be expected to be considered as an expansion parcel which could be used to add hotel rooms to the Jamaica Property).

3.1.8 ERISA; No Plan Assets.

(a) As of the date hereof and throughout the term of the Loan (a) no Borrower nor any Security Guarantor is and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) no Borrower nor any Security Guarantor is and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with any Borrower or Security Guarantor are not and will not be subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans; and (d) none of the assets of any Borrower or Security Guarantor constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, none of Borrower, Security Guarantor, nor any Employee Benefit Affiliate maintains, sponsors or contributes to a Defined Benefit Plan that is subject to Title I of ERISA or a Multiemployer Plan.

(b) Each Plan is in compliance in form and operation with its terms and with all applicable laws and regulations, including ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment), except where any failure to comply would not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). No ERISA Event has occurred other than as would not have a Material Adverse Effect.

(c) There exists no Unfunded Pension Liability with respect to any Defined Benefit Plan, except as would not have a Material Adverse Effect.

(d) None of Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate is making or accruing an obligation to make contributions, or has within any of the five calendar years immediately preceding the date this assurance is, made or accrued an obligation to make contributions to any Multiemployer Plan.

(e) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(f) Borrower, any subsidiary of Borrower and any Employee Benefit Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. Borrower, any subsidiary of Borrower, and any Employee Benefit Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.    None of Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate have incurred or reasonably expect to incur any liability to PBGC save for any liability for premiums due in the ordinary course or other liability which would not reasonably be expected to have a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of Borrower or any subsidiary of Borrower or any Employee Benefit Affiliate exists or is likely to arise on account of any Plan. None of Borrower, any subsidiary of Borrower or any Employee Benefit Affiliate has any liability under Section 4069 or 4212(c) of ERISA.

3.1.9 Compliance. Except as disclosed in the engineering reports or property condition reports delivered to Agent in connection with the closing of the Loan, and subject to the missing licenses, permits, and approvals scheduled on Schedule 3.1.18 attached hereto, each Borrower, each Security Guarantor, each Individual Property and the use of each Individual Property complies in all material respects with all applicable Legal Requirements, including, without limitation, parking, building, zoning and land use laws, ordinances, regulations, and codes. Neither Borrower nor Security Guarantor is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which would be reasonably expected to cause a Material Adverse Effect. Neither Borrower nor Security Guarantor has committed any act which may give any Governmental Authority the right to cause Security Guarantor to forfeit any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Each Individual Property is used exclusively as a hotel resort and other appurtenant and related uses (excluding the Release Parcel). In the event that all or any part of the Improvements are destroyed or damaged, said Improvements can be legally reconstructed to substantially the same condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits.

3.1.10 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Agent and Agent in respect of the Property (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of the Property as of the date of such reports, and (iii) have been prepared in accordance with GAAP or the Uniform System of Accounts (or such other accounting method reasonably approved by Agent) throughout the periods covered, except as disclosed therein. Neither Borrower nor Security Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower or Security Guarantor and reasonably likely to cause a Material Adverse Effect, except as referred to or reflected in said financial statements and except as the same may be affected by the ongoing COVID-19 pandemic. Since the date of the financial statements, there has been no material adverse change in the financial condition, operations or business of Borrower, Security Guarantor, or the Property from that set forth in said financial statements.

3.1.11 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s or Security Guarantor’s knowledge, is contemplated or threatened with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property.

3.1.12 Utilities and Public Access. The Property is located on or adjacent to a dedicated road and is served by water, sewer, electric, sanitary sewer and storm drain facilities adequate to service the Property for its current and intended uses. The Property has, or is served by, parking to the extent required to comply with all Franchise Agreements and all Legal Requirements.

3.1.13 Separate Lots. (i) The Jamaica Property is contained in one or more parcels of land being all of the lands contained in one or more certificates of title registered in the name of Jamaica Security Guarantor and does not require a subdivision of any parcels of land comprised in any certificate of title other than the Release Parcel, and (ii) the DR Property is comprised of one parcel.

3.1.14 Assessments. There are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

3.1.15 Enforceability. The Loan Documents are not subject to any right of rescission, set off, abatement, diminution, counterclaim or defense by Borrower or Security Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and neither Borrower nor Security Guarantor has asserted any right of rescission, set off, abatement, diminution, counterclaim or defense with respect thereto.

3.1.16 Intentionally Omitted.

3.1.17 Insurance. Borrower or Security Guarantor, as applicable, has obtained and has delivered to Agent copies of the certificates of insurance for the Policies, with all premiums that are due having been paid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including Borrower and Security Guarantor, has done, by act or omission, anything which would impair the coverage of any of the Policies.

3.1.18 Licenses. Except for those licenses, permits and approvals set forth on Schedule 3.1.18, all certifications, permits, licenses and approvals, including without limitation, liquor or alcoholic beverage licenses (to the extent required by applicable Legal Requirements for the service of liquor or alcoholic beverages) and certificates of completion and occupancy permits required of Borrower or Security Guarantor by any Governmental Authority for the legal use, occupancy and operation of each Individual Property in the manner in which the applicable Individual Property is currently being used, occupied and operated (“Licenses”) have been obtained and are in full force and effect. The failure to obtain the licenses, permits and approvals set forth on Schedule 3.1.18 is not reasonably likely to have a Material Adverse Effect. Security Guarantor shall use commercially reasonable efforts, consistent with comparable hotel operators in the applicable jurisdiction, to obtain each of the applicable licenses, permits and approvals set forth on Schedule 3.1.18.

3.1.19 Intentionally Omitted.

3.1.20 Physical Condition. Except as disclosed in the engineering reports or property condition reports delivered to Agent in connection with the closing of the Loan, or otherwise disclosed in writing by a Borrower Party to Agent or Lender (including, without limitation, in any property condition report or similar property assessment), to Borrower’s and Security Guarantor’s knowledge, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and neither Borrower nor Security Guarantor has received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which would reasonably be expected to adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

3.1.21 Boundaries. Except as disclosed in any survey or title reports (including without limitation, any certificate of title or similar document issues in the applicable jurisdiction) provided to Agent or Lender in connection with the closing of the Loan, all of the improvements which were included in determining the appraised value of each Individual

Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances affecting such Individual Property encroach upon any of the improvements, so as to cause a Material Adverse Effect.

3.1.22 Leases. Each of Borrower and Security Guarantor represents and warrants to Agent with respect to the Leases that: (a) the list of Leases set forth on Schedule I is true, complete and correct, the Property is not subject to any Leases other than the Leases described in Schedule I, (b) Security Guarantor is the sole owner of the entire lessor’s interest in the Leases, (c) the Leases identified on Schedule I are in full force and effect, there are no material defaults thereunder by Borrower or Security Guarantor, or, to Borrower’s and Security Guarantor’s knowledge, any other party thereto with respect to any Major Lease, in either case, beyond any applicable notice or cure period, and, to Borrower’s and Security Guarantor’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder, and, to Borrower’s and Security Guarantor’s knowledge, no Tenant under a Major Lease is subject to an action under any state or federal bankruptcy, insolvency, or similar laws or regulations, (d) the copies of the Leases delivered to Agent are true and complete, and there are no oral agreements with respect thereto, (e) no Rent (including security deposits) for any Major Lease has been paid more than one (1) month in advance of its due date, all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent, (f) to Borrower’s and Security Guarantor’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents under Major Leases and Security Guarantor has no monetary obligation to any Tenant under any Major Lease except as may be expressly set forth in such Lease, (g) neither Borrower nor Security Guarantor has received any written notice from any Tenant under a Major Lease challenging the validity or enforceability of any Major Lease, (h) no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease and other than hotel guests and patrons, (i) all security deposits relating to the Major Leases reflected on Schedule I have been collected by Security Guarantor and are being held in accordance with Legal Requirements, (j) no brokerage commissions or finders’ fees are due and payable regarding any Lease, (k) all Tenants under Major Leases at the Property as of the date hereof are paying full rent under their Leases and have not exercised any right to “go dark” that they may have under the provisions of their Leases, (l) all work to be performed by Security Guarantor under each Major Lease has been performed as required and has been accepted by the applicable Tenant to the extent required, (m) except as set forth in the schedule of Leases, any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant under a Major Lease has already been received by such Tenant, (n) no Tenant under any Lease (or any sublease) is an Affiliate of Borrower or Security Guarantor, and (o) no Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the Improvements of which the leased premises are a part. Notwithstanding the foregoing, due to the pandemic caused by COVID-19 and the temporary closure of the Hyatt Ziva & Zilara Cap Cana, a verbal agreement was reached by with the Tenants under the Leases pursuant to which DR Security Guarantor agreed that it would not bill the Tenants the monthly fees owed by each Tenant for the months of April, May and June 2020. These verbal agreements may be formalized in writing and may be subject to change based on Force Majeure.

3.1.23 Filing and Recording Taxes. All mortgage, security instrument, charge, mortgage recording and/or registering, stamp, intangible or other similar tax required to be paid under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Security Instrument, the Pledge Agreement, and the Debenture, have been paid or are being paid (or escrowed to be paid) simultaneously herewith. All Taxes, Other Charges and other governmental assessments due and owing in respect of the Property have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder.

3.1.24 Single Purpose.

(a) Each Borrower, and to the extent expressly set forth herein each Security Guarantor, hereby represents and warrants to, and covenants with, Agent that as of the date hereof and until such time as the Debt shall be paid in full:

(i) Neither Borrower nor Security Guarantor will own any asset or property other than, with respect to Security Guarantor only, (A) the Property, and (B) personal property and similar property rights necessary for the ownership or operation of the Property. Security Guarantor has not owned any material assets other than the Property and other assets incidental to its ownership of the Property.

(ii) Neither Borrower nor Security Guarantor will, engage in any material business other than (A) with respect to Borrower, obtaining the Loan, and (B) with respect to Security Guarantor, the ownership, management, operation and financing of the Property and Security Guarantor will conduct and operate its business in accordance with the Loan Documents. Security Guarantor has not engaged in any material business other than the ownership, management, operation and financing of the Property and activities incidental thereto.

(iii) Neither Borrower nor Security Guarantor will either enter into, any Material Agreement with any Affiliate of Borrower or Security Guarantor (excluding all Affiliate agreements in place as of the Closing Date including, without limitation, the Management Agreements and Marketing Services Agreements), any constituent party of Borrower, Security Guarantor, or any Affiliate of any constituent party, except upon terms and conditions that are intrinsically fair and substantially similar to those that would be available on an arms-length basis with third parties other than any such party.

(iv) Neither Borrower nor Security Guarantor will incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) with respect to Security Guarantor only, trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date, (C) Permitted Intercompany Debt and/or (D) with respect to Security Guarantor only, Permitted Equipment Leases; provided however, the aggregate amount of the indebtedness described in (B) shall not exceed at any time four percent (4%) of the Allocated Loan Amount associated with the Individual Property owned by the applicable Security Guarantor. Security Guarantor has not incurred any Indebtedness which will be outstanding after the funding of the Loan (it being understood that certain Indebtedness may be paid from the funding of the Loan) except for (i) Indebtedness incurred in the ordinary course of business with trade creditors, provided that such indebtedness (other than Permitted Intercompany Debt) is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than one hundred fifty (150) days past the date incurred and paid on or prior to such date, (ii) Permitted Equipment Leases, (iii) Permitted Intercompany Debt, or (iv) the Indebtedness relating to the Outstanding Work Costs.

(v) Neither Borrower nor Security Guarantor will make any loans or advances to any third party or any investment in any third party (including any Affiliate or constituent party), and neither has acquired and neither shall acquire obligations or securities of its Affiliates or any other party (except with respect to each Security Guarantor’s ownership of the equity ownership interests in the applicable Borrower), in each case, except as expressly permitted pursuant to the Loan Documents.

(vi) Each Borrower and each Security Guarantor has been, and intends to remain solvent (when considered on a collective basis) and each intends to pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets (other than Borrower) as the same shall become due; provided, that, in each such case, there exists sufficient cash flow from the Property to do so, and further provided however this provision shall not require any Constituent Member of Borrower or Security Guarantor, or any other Person, to make any capital contributions to Borrower or Security Guarantor. Notwithstanding the foregoing, Borrower shall not be violation of this clause (vi) by reason of inadequate cash flow from the Property or a decline in the value of the Property.

(vii) Borrower and Security Guarantor will do or cause to be done all things necessary to observe organizational formalities and preserve its existence, and neither Borrower nor Security Guarantor will, nor will Borrower nor Security Guarantor permit any constituent party to amend, modify, terminate or otherwise change the partnership certificate, partnership agreement, articles of incorporation and bylaws, operating agreement, trust or other organizational documents of Borrower, Security Guarantor, or any constituent party of Borrower or Security Guarantor without the prior consent of Agent in any manner that (i) violates the single purpose covenants applicable to such Borrower or Security Guarantor as set forth in this Agreement, or (ii) amends, modifies or otherwise changes any provision thereof that (A) by its terms cannot be modified at any time when the Loan is outstanding, (B) by its terms cannot be modified without Agent’s or Lender’s consent, or (C) is otherwise prohibited from being amended or modified pursuant to this Agreement or the other Loan Documents..

(viii) Borrower and Security Guarantor will maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any constituent party (other than those of any Borrower and the applicable Security Guarantor that holds the ownership interests of such Borrower, whose books, records, financial statements and bank accounts may be consolidated). Neither Borrower’s nor Security

Guarantor’s assets have been listed and neither’s assets will be listed as assets on the financial statement of any other Person (other than Borrower and/or Security Guarantor); provided, however, that Borrower’s or Security Guarantor’s assets may be included in a consolidated financial statement of its Affiliates provided that (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower, Security Guarantor, and such Affiliates and to indicate that Borrower’s and Security Guarantor’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on each of Borrower’s and Security Guarantor’s own separate balance sheet. Borrower will file its own tax returns (to the extent each is required to file any such tax returns) and has not and will not file a consolidated federal income tax return with any other Person other than Security Guarantor (except to the extent that it is required to file consolidated income tax returns by law).

(ix) Borrower and Security Guarantor will be and will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate of Borrower, Security Guarantor, or any constituent party of Borrower or Security Guarantor, but excluding any separateness between Borrower and the applicable Security Guarantor that holds the ownership interests of such Borrower), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name (other than with respect to Borrower), shall not identify itself or any of its Affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks bearing its own name (other than Borrower and the applicable Security Guarantor that holds the ownership interests of such Borrower).

(x) Borrower and Security Guarantor will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character in light of its contemplated business operations (provided that (i) there exists sufficient cash flow from the Property to do so and this provision shall not require any Constituent Member of Borrower or Security Guarantor, or any other Person, to make any capital contributions to Security Guarantor and (ii) it is acknowledged that Borrower has no operations nor obligations other than the Debt and shall not be required to maintain any capital).

(xi) Neither Borrower, Security Guarantor, nor any constituent party or either has or will seek or effect the liquidation, dissolution, winding up, liquidation, consolidation or merger, in whole or in part, of Borrower or Security Guarantor.

(xii) Neither Borrower nor Security Guarantor will commingle the funds and other assets of Borrower or Security Guarantor with those of any Affiliate or constituent party or any other Person (other than the commingling of funds between Borrower and Security Guarantor or in connection with the collection of Rents from a Property by an Affiliate of Borrower or Security Guarantor), and has and will hold all of its assets in its own name.

(xiii) Borrower and Security Guarantor will maintain its assets (if any) in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person.

(xiv) Neither Borrower nor Security Guarantor will guarantee or become obligated for the debts of any other Person), and neither will hold itself out to be responsible for or have its credit available to satisfy the debts or obligations of any other Person (other than, in each case, (i) the applicable Security Guarantor that holds the ownership interests of any Borrower guaranteeing, becoming obligated for, or holding itself out as responsible for, the debts of such Borrower, (ii) pursuant to the Loan Documents) or (iii) as a result of being a member of a fiscal unity for Dutch tax purposes.

(xv) Intentionally omitted.

(xvi) Neither Borrower nor Security Guarantor will permit any Affiliate or constituent party independent access to its bank accounts (other than Borrower, Security Guarantor, or Manager).

(xvii) Security Guarantor shall pay from its own funds Borrower’s and its own liabilities and expenses (provided, that, such expenses may be processed and paid on behalf of Borrower or Security Guarantor, from Security Guarantor’s assets, by an Affiliate of Borrower or Security Guarantor); provided, that, this provision shall not require any Constituent Member of Borrower or Security Guarantor, or any other Person, to make any capital contributions to Borrower or Security Guarantor).

(xviii) Security Guarantor shall compensate each of its consultants and agents from its funds for services provided; provided, that, this provision shall not require any Constituent Member of Borrower or Security Guarantor, or any other Person, to make any capital contributions to Borrower or Security Guarantor).

(xix) Without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPC Party level), neither Borrower nor Security Guarantor shall take any Material Action.

Notwithstanding anything to the contrary contained in this Section 3.1.24, without the consent or approval of Agent or any Lender, Borrower and/or Security Guarantor (or any Affiliate thereof) shall be permitted to enter into unsecured intercompany loans made from the direct or indirect owners of Borrower or Security Guarantor solely to support the operations, investments, and funding needs of Security Guarantor, Borrower and/or any Individual Property (the “Permitted Intercompany Debt”); provided, that, for the avoidance of doubt, neither Borrower nor Security Guarantor shall be permitted to enter into unsecured intercompany loans unrelated to the operations, investments, and funding needs of Security Guarantor, Borrower and/or any Individual Property. Permitted Intercompany Debt may be evidenced by a note or other related documentation, and the existence of such Permitted Intercompany Debt shall not be considered a default of any provision of the Loan Documents as long as such Permitted Intercompany Debt (i) is unsecured, (ii) is, by its terms, subordinate in all respects to the Debt, and (iii) provides that it in the event of an exercise of remedies by Agent or Lender under the Pledge Agreement which results in the ownership of the equity interests in any Person by Agent or Lender, any Permitted Intercompany Debt owing by such Person shall be deemed cancelled.

(b) Intentionally Omitted.

(c) If Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner or managing member (each, a “SPC Party”) shall be a corporation or an Acceptable LLC (I) whose sole asset is its interest in Borrower , (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a 0.5% direct equity ownership interest in Borrower or Security Guarantor. Each such SPC Party will at all times comply, and will cause Borrower to comply, with each of the representations, warranties, and covenants contained in this Section 3.1.24 (to the extent applicable) as if such representation, warranty or covenant was made directly by such SPC Party, to the extent applicable. If an SPC Party is required hereunder, upon the withdrawal or the disassociation of an SPC Party from Borrower, Borrower shall promptly appoint a new SPC Party whose articles of incorporation or organization are substantially similar to those of such SPC Party. Lender and Agent each hereby acknowledge that each Borrower is an Acceptable LLC as of the Effective Date and as long as each Borrower remains an Acceptable LLC then such Borrower does not require an SPC Party.

(d) (I) In the event Borrower or the SPC Party is an Acceptable LLC, the limited liability company agreement of Borrower or the SPC Party (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPC Party (as applicable) (“Member”) to cease to be the member of Borrower or the SPC Party (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPC Party (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower, or the SPC Party (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of Borrower or the SPC Party (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPC Party (as applicable) automatically be admitted to Borrower or the SPC Party (as applicable) as a member with a 0% economic interest (“Special Member”) and shall continue Borrower or the SPC Party (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPC Party (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPC Party (as applicable) as a Special Member in accordance with requirements of Delaware law (as applicable) and (B) after giving effect to such resignation or transfer, there remains at least one (1) Independent Director of the Borrower or the SPC Party (as applicable) in accordance with Section 3.1.24(e) below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPC Party (as applicable) upon the admission to Borrower or the SPC Party (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPC Party (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPC Party (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPC

Party (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (as applicable, the “Act”), Special Member shall not be required to make any capital contributions to Borrower, Security Guarantor, or the SPC Party (as applicable) and shall not receive a limited liability company interest in Borrower or the SPC Party (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPC Party (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPC Party (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPC Party (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPC Party (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPC Party (as applicable) as Special Member, Special Member shall not be a member of Borrower, Security Guarantor, or the SPC Party (as applicable), but Special Member may serve as an Independent Director of Borrower or the SPC Party (as applicable).

(II) The LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPC Party (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower, or the SPC Party (as applicable) agree in writing (A) to continue Borrower or the SPC Party (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPC Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPC Party (as applicable), (ii) any action initiated by or brought against Member or Special Member under any laws relating to bankruptcy, insolvency or creditors rights (“Creditors’ Rights Laws”) shall not cause Member or Special Member to cease to be a member of Borrower or the SPC Party (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPC Party (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPC Party (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors’ Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower, Security Guarantor, or the SPC Party (as applicable).

(e) The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) shall provide that at all times there shall be at least one (1) duly appointed independent director of such entity (each, an “Independent Director”) who shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Director, either (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director), partner, member or employee of, Borrower, Security, or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower, Security Guarantor, or any of its respective shareholders, partners, members, subsidiaries or affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person, (II) be employed by, in good standing with and engaged by Borrower or Security Guarantor in connection with, in each case, an Approved ID Provider, and (III) have had at least three (3) years prior experience as an Independent Director employed and in good standing with an Approved ID Provider.

(f) The organizational documents of Borrower and/or the SPC Party, as applicable, shall further provide that (I) the board of directors or managers of Borrower and/or the SPC Party, as applicable, and the constituent members of such entities (the “Constituent Members”) shall not take any action which, under the terms of any organizational documents of Borrower and/or the SPC Party, as applicable, requires (1) the unanimous vote of the board of directors or managers of Borrower and/or the SPC Party or (2) the Constituent Members, unless at the time of such action there shall be at least one (1) Independent Director engaged as provided by the terms hereof; (II) any resignation, removal or replacement of any Independent Director shall not be effective without two (2) Business Days prior written notice to Agent accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the Constituent Members and Borrower and/or the SPC Party (including Borrower’s and any SPC Party’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and SPC Party’s organizational documents (which such fiduciary duties to the Constituent Members, Borrower and any SPC Party (including Borrower’s, Security Guarantor’s, and any SPC Party’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower and/or the SPC Party (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other affiliates of the Constituent Members, Borrower, Security Guarantor, and/or the SPC Party and (z) the interests of any group of affiliates of which the Constituent Members, Borrower, Security Guarantor, and/or the SPC Party is a part); (IV) other than as provided in subsection (III) above, the Independent Director shall not have any fiduciary duties to any Constituent Members, any directors of Borrower, Security Guarantor, and/or the SPC Party or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to Borrower, Security Guarantor, the SPC Party, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.(g) Not later than ninety (90) days after and as of the end of each fiscal year and at any other time upon request from Agent, Borrower shall provide an Officer’s Certificate certifying, to Borrower’s and Security Guarantor’s knowledge, Borrower’s and Security Guarantor’s continued compliance with the terms of this Section 3.1.24.

3.1.25 Tax Filings. To the extent required, each of Borrower and Security Guarantor has timely filed (or has obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower or Security Guarantor. Each of Borrower and Security Guarantor believes that its tax returns (if any) properly reflect the income and taxes of Borrower and Security Guarantor for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.

3.1.26 Solvency. (a) Neither Borrower nor Security Guarantor has entered into the transaction or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) each of Borrower and Security Guarantor received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of each of the combined assets of Borrower and Security Guarantor exceeds and will, immediately following the making of the Loan, exceed Borrower’s and Security Guarantor’s total liabilities, as applicable, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of the combined assets of Borrower and Security Guarantor is and will, immediately following the making of the Loan, be greater than Borrower’s and Security Guarantor’s probable liabilities, as applicable, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. The combined assets of Borrower and Security Guarantor, immediately following the making of the Loan, will not constitute unreasonably small capital to carry out their respective businesses as conducted or as proposed to be conducted. Neither Borrower nor Security Guarantor intends to, and nor does either believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its respective ability (which, with respect to each Borrower, shall be considered collectively with the ability of the Security Guarantor that holds the equity interests in such Borrower), to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower or Security Guarantor, as applicable, and the amounts to be payable on or in respect of obligations of Borrower or Security Guarantor, as applicable). No petition in bankruptcy has been filed against Borrower, Security Guarantor, or any Constituent Member of Borrower or Security Guarantor and neither Borrower, Security Guarantor, nor any Constituent Member of Borrower or Security Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors.

3.1.27 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

3.1.28 Organizational Chart. The organizational chart attached as Schedule III hereto, relating to Borrower, Security Guarantor, and certain Affiliates thereof and other parties, is true, complete and correct on and as of the date hereof.

3.1.29 Bank Holding Company. Neither Borrower nor Security Guarantor is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

3.1.30 Investment Company Act. Neither Borrower nor Security Guarantor is (1) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (2) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended; or (3) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

3.1.31 No Bankruptcy Filing. Neither Borrower nor Security Guarantor has filed, and neither is contemplating the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and neither Borrower nor Security Guarantor has any knowledge of any Person contemplating the filing of any such petition against it.

3.1.32 Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement furnished by or on behalf of Borrower or Security Guarantor pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower or Security Guarantor which has not been disclosed to Agent and which is reasonably likely to have a Material Adverse Effect (excluding any facts or circumstances relating specifically to the ongoing COVID-19 pandemic).

3.1.33 Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.1.34 No Change in Facts or Circumstances; Disclosure. There has been no material adverse change in any condition, fact, circumstance or event that would make the financial statements, schedule of Leases, reports, certificates or other documents submitted in connection with the Loan, including, without limitation, the Application, inaccurate, incomplete or otherwise misleading in any material respect or that otherwise may cause a Material Adverse Effect (excluding any change in facts, conditions, circumstances or events relating to the ongoing COVID-19 pandemic).

3.1.35 Management Agreement. Each Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. Other than the Management Agreements, there exist no other agreements between any Security Guarantor and Manager currently in effect concerning Manager’s management or operation of the applicable Individual Property.

3.1.36 Intentionally Omitted.

3.1.37 Operating Agreement Representations. There are no material defaults under any Operating Agreement by Borrower or Security Guarantor or, to Borrower’s and Security Guarantor’s knowledge, any other party, and to Borrower’s and Security Guarantor’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Operating Agreement, in each case, which is reasonably likely to result in a Material Adverse Effect.

3.1.38 Material Agreements. There are no material defaults under any Material Agreement by Borrower or Security Guarantor or, to Borrower’s and Security Guarantor’s knowledge, any other party, and to Borrower’s and Security Guarantor’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a default under any Material Agreement, in each case, which is reasonably likely to result in a Material Adverse Effect.

3.1.39 Illegal Activity/Forfeiture.

(a) No portion of any Individual Property has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity (whether or not such illegality is determined by local, State or federal law) and to the best of Borrower’s and Security Guarantor’s knowledge, there are no illegal activities (whether or not such illegality is determined by local, State or federal law) or activities relating to controlled substances (as determined by local, State or federal law) at any Individual Property.

(b) There has not been and shall never be committed by Borrower, Security Guarantor, or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any State or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s or Security Guarantor’s obligations under this Agreement, the Note, the Security Instrument, or the other Loan Documents. Each of Borrower and Security Guarantor hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower also hereby covenants and agrees that it shall not commit or permit, and shall take commercially reasonable steps to prevent any illegal activities (whether or not such illegality is determined by local, State or federal law) or activities relating to controlled substances (as determined by local, State or federal law) at any Individual Property.

3.1.40 Guarantor Representations. Each Borrower and each Security Guarantor hereby represents and warrants that, as of the date hereof and continuing thereafter for the term of the Loan, the representations and warranties set forth in Subsections 3.1.1(a), 3.1.2 through 3.1.6, 3.1.10, 3.1.15, 3.1.25, 3.1.26, 3.1.28, 3.1.31 through 3.1.34, 3.1.39(b), 3.1.41 and 3.1.42 herein are true and correct with respect to Guarantor, if and to the extent applicable to such party. Wherever the term “Borrower” is used in each of the foregoing Subsections it shall be deemed to be “Guarantor” if and to the extent applicable (expressly excluding any representations personal or specific to Borrower therein).

3.1.41 Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country (in each case excluding any holder of publicly traded shares of Sponsor) which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals List maintained by OFAC) with the result that the investment in Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan made by Lender is in violation of Legal Requirements (“Embargoed Person”); (b) unless expressly waived in writing by Agent, no Embargoed Person has any interest of any nature whatsoever in Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor (other than any holder of publicly traded shares of Sponsor) or Guarantor, as applicable, with the result that the investment in Borrower, any SPC Party, Security Guarantor, Sponsor or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements; and (c) to the knowledge of Borrower and Security Guarantor, none of the funds of Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor, as applicable (whether directly or indirectly), is prohibited by Legal Requirements or the Loan is in violation of Legal Requirements. Each of Borrower and Security Guarantor covenants and agrees that in the event Borrower or Security Guarantor receives any written notice that Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as an Embargoed Person, Borrower and/or Security Guarantor shall promptly within two (2) Business Days notify Agent in writing. At Agent’s option, it shall be an Event of Default hereunder if Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor, Guarantor or any other party to the Loan is designated as an Embargoed Person.

3.1.42 Patriot Act.

(a) All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act (collectively referred to in this Section only as the “Patriot Act”) are incorporated into this Section. Each of Borrower and Security Guarantor hereby represents and warrants that Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor and each and every Person affiliated with Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor or Guarantor or that to Borrower’s and Security Guarantor’s knowledge has an economic interest in Borrower or Security Guarantor, or, to Borrower’s and Security Guarantor’s knowledge, that has or will have an interest in the transaction contemplated by this Agreement or in the Property or will participate, in any manner whatsoever, in the Loan, is (other than any holder of publicly traded shares of Sponsor or any publicly traded shares of an Affiliate Controlled by Sponsor): (i) in full compliance with all applicable requirements of the Patriot Act and any regulations issued thereunder; (ii) operated under policies, procedures and practices, if applicable, that are in compliance with the Patriot Act and available to Agent for their review and inspection during normal business hours and upon reasonable prior notice; (iii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Act; (iv) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Act; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any person who has been determined to be subject to the prohibitions contained in the Patriot Act. Each of Borrower and Security Guarantor covenants and agrees that in the event Borrower or Security Guarantor receives any notice that Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor (other than any holder of publicly traded shares of Sponsor) or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an ownership interest in the Property (other than any holder of publicly traded shares of Sponsor) is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower or Security Guarantor shall promptly notify Agent. At Agents’ option, it shall be an Event of Default hereunder if Borrower, any SPC Party, Security Guarantor, Pledgee, Pledgor, Sponsor, Guarantor, or any other Borrower Party is indicted, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

(b) The Patriot Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, Agent may from time-to-time request, and the Borrower and Security Guarantor shall provide to Agent, the Borrower’s and Security Guarantor’s name, address, tax identification number and/or such other identification information as shall be necessary for Agent to comply with federal law. An “account” for this purpose may include, without limitation, a deposit account, cash management service, a transaction or asset account, a credit account, a loan or other extension of credit, and/or other financial services product.

3.1.43 Franchise Agreement. Each Franchise Agreement is in full force and effect and there is no default thereunder by Borrower or Security Guarantor or, to Borrower’s and Security Guarantor’s knowledge, any other party thereto and, to Borrower’s and Security Guarantor’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

3.1.44 Marketing Services Agreement. Each Marketing Services Agreement is in full force and effect and there is no default thereunder and, to Borrower’s and Security Guarantor’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder.

Section 3.2 Survival of Representations. The representations and warranties set forth in Section 3.1 above shall survive for so long as any amount remains payable to Agent or Lender under this Agreement or any of the other Loan Documents.

ARTICLE IV.

BORROWER COVENANTS

Section 4.1 Borrower and Security Guarantor Affirmative Covenants. Each Borrower and each Security Guarantor hereby covenants and agrees with Agent and Lender that:

4.1.1 Existence; Compliance with Legal Requirements. Borrower and Security Guarantor shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence and all material rights, Licenses, permits, trade names, and franchises (except to the extent such rights, Licenses, permits, trade names and/or franchises are replaced or terminated in the normal course of business without violation of this Agreement) and comply in all material respects with all Legal Requirements applicable to it and the Property. Borrower, Security Guarantor, Guarantor, Pledgor, and Pledgee shall continue to comply with Legal Requirements relating to OFAC, Embargoed Persons and the Patriot Act; including without limitation, the provisions of Sections 3.1.41 and 3.1.42 hereof, throughout the term of the Loan.

4.1.2 Taxes and Other Charges. Borrower and/or Security Guarantor shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof before the same become delinquent; provided, however, Borrower’s and Security Guarantor’s obligation to directly pay Taxes shall be suspended for so long as Borrower and Security Guarantor comply with the terms and provisions of Section 6.2 hereof. Borrower and/or Security Guarantor shall furnish to Agent receipts for the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent; provided, however, that neither Borrower nor Security Guarantor is required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Agent pursuant to Section 6.2 hereof. Neither Borrower nor Security Guarantor shall permit or suffer and shall promptly discharge any Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Agent, Borrower and/or Security Guarantor, in each case at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Taxes or Other Charges or any workers’, mechanics’ or other similar Liens with respect to the Property, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither any Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower and/or Security Guarantor shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges or other amounts giving rise to such a Lien, together with all costs, interest and penalties which may be payable in connection therewith; (v) if such contest relates to Taxes or Other Charges, such proceeding shall suspend the collection of Taxes or Other Charges from the applicable Individual Property; and (vi) Borrower and/or Security Guarantor shall deposit with Agent cash, or other security as may be approved by Agent, in an amount equal to one hundred ten percent (110%) of the contested amount (less any amount being held as Reserve Funds for such Taxes or Other Charges), to insure the payment of any such Taxes or Other Charges or other amounts giving rise to such Lien, together with all interest and penalties thereon. Agent may pay over any such cash or other security held by Agent to the claimant entitled thereto at any time when, in the judgment of Agent, the entitlement of such claimant is established.

4.1.3 Litigation. Borrower and/or Security Guarantor shall give prompt notice to Agent of any litigation or governmental proceedings pending or threatened in writing against the Property, Borrower, Security Guarantor, any SPC Party, or any Guarantor which would reasonably be expected to cause a Material Adverse Effect.

4.1.4 Access to Property. Borrower and/or Security Guarantor shall permit agents, representatives and employees of Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance written notice, subject to the rights of Tenants under Leases and the rights of hotel guests and similar invitees.

4.1.5 Further Assurances; Supplemental Mortgage Affidavits. Borrower and/or Security Guarantor shall, in each case at Borrower’s or Security Guarantor’s sole cost and expense:

(a) execute and deliver to Agent such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower and/or Security Guarantor under the Loan Documents, as Agent may reasonably require; provided, that, the same do not in any way increase the obligations of Borrower or Security Guarantor (other than to a de minimis extent) or reduce Borrower’s or Security Guarantor’s rights under the Loan Documents (other than to a de minimis extent), and

(b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Agent shall reasonably require from time to time; provided that in no event shall Borrower or Security Guarantor be required to do or execute any act, conveyance or assurance that impose greater obligations or liabilities on Borrower or Security Guarantor (other than to a de minimis extent) or reduce Borrower’s or Security Guarantor’s rights under the Loan Documents from those otherwise provided for therein (other than to a de minimis extent).

4.1.6 Financial Reporting.

(a) Borrower and Security Guarantor shall keep and maintain or will cause to be kept and maintained proper and accurate books and records, in accordance with GAAP or the Uniform System of Accounts (or such other accounting method reasonably approved by Agent), reflecting the financial affairs of Borrower and Security Guarantor. Agent shall have the right from time to time during normal business hours upon reasonable prior written notice to Borrower and/or Security Guarantor to examine such books and records at the office of Borrower and/or Security Guarantor or other Person maintaining such books and records and to make such copies or extracts thereof as Agent shall desire.

(b) Each Borrower and each Security Guarantor shall furnish Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s and Security Guarantor’s annual financial statements audited by a “Big Four”

accounting firm or other independent certified public accountant acceptable to Agent prepared in accordance with GAAP or the Uniform System of Accounts (or such other accounting method reasonably approved by Agent), covering each Individual Property and the Property (i.e., individually and on a combined basis), including statements of income and expense and cash flow for each of Borrower and Security Guarantor and each Individual Property and the Property (i.e., individually and on a combined basis) and a balance sheet for each Borrower and each Security Guarantor. Such statements shall set forth Net Operating Income, Operating Income and Operating Expenses and each of the components thereof. Notwithstanding the foregoing, it is hereby specifically acknowledged and agreed by Agent that the delivery of a consolidated financial statement of Sponsor within one hundred twenty (120) days following the end of each Fiscal Year shall satisfy the requirements of this clause (b), provided, that (i) Sponsor owns 100% of Guarantor, (ii) Sponsor does not directly own any other material assets other than its interest in Guarantor and Cash and Cash Equivalents (as defined in the Recourse Guaranty) and (iii) Sponsor’s audited financial statements shall be accompanied by a certificate executed by the chief financial officer of Guarantor showing the breakdown in assets between Sponsor and Guarantor; provided, that, the requirement in this clause (iii) shall be deemed satisfied by the delivery of substantially the same financial information contained on Schedule 1 of Sponsor’s most recent annual audited financial statement as of the Effective Date.

(c) Each Borrower’s and each Security Guarantor’s annual financial statements shall be accompanied by a certificate executed by the chief financial officer of Guarantor, stating that such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Security Guarantor, and the Property.

(d) Each Borrower and each Security Guarantor will furnish Agent on or before thirty (30) days after the end of each calendar month, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of each Borrower and each Security Guarantor and covering each Individual Property and the Property (i.e., individually and on a combined basis) (subject to normal year-end adjustments), as applicable: (i) an operating statement for the Property and each Individual Property (i.e., individually and on a combined basis) during such calendar month substantially in the form of Exhibit 2 attached hereto or such other form as may be reasonably acceptable to Agent; and (ii) any other reports provided by Manager on a monthly basis under the Management Agreement.

(e) Each Borrower and each Security Guarantor will furnish Agent on or before the forty-fifth (45th) day after the end of each calendar quarter, the following items:

(i) (A) quarterly and year-to-date operating statement for the Property and each Individual Property (i.e., individually and on a combined basis) during such calendar quarter substantially in the form of Exhibit 2 attached hereto or such other form as may be reasonably acceptable to Agent; (B) any other reports provided by Manager on a quarterly basis under the Management Agreement; and

(ii) an Officer’s Certificate from the chief financial officer of Guarantor, certifying to the best of the signer’s knowledge: (A) that such statements referred to in (i) above are true, correct, accurate and complete and fairly present the financial condition and results of the operations of Borrower, Security Guarantor, and each Individual Property (i.e., individually and on a combined basis) as set forth in such statements.

(f) Intentionally omitted.

(g) Borrower and/or Security Guarantor shall submit the Annual Budget for each Individual Property to Agent not later than thirty (30) days prior to the commencement of each Fiscal Year, or upon such earlier date as Borrower and/or Security Guarantor elect to deliver such Annual Budget. Agent shall have the right to review and approve each Annual Budget in accordance with this Agreement. Annual Budgets approved by Agent shall hereinafter be referred to as an “Approved Annual Budget.” In the event that Borrower and/or Security Guarantor incurs an extraordinary operating expense or extraordinary capital expenditure not set forth in the Annual Budget (each, an “Extraordinary Expense”), then Borrower and/or Security Guarantor shall promptly deliver to Agent a reasonably detailed explanation of such proposed Extraordinary Expense for Agent’s approval. Upon Borrower and/or Security Guarantor’s delivery of a proposed Annual Budget, Agent shall either approve or object to such proposed Annual Budget within ten (10) Business Days after receipt thereof (and, if Agent rejects the propose Annual Budget, Agent shall deliver to Borrower and Security Guarantor a reasonably detailed description of such objections) (the “Agent Budget Objections”). In the event Borrower or Security Guarantor objects to any such Agent Budget Objections, Borrower or Security Guarantor shall so advise Agent, along with its counter-suggestions, within ten (10) Business Days after its receipt of the Agent Budget Objections. Agent agrees to consult in good faith with Borrower and Security Guarantor with respect to Borrower’s and Security Guarantor’s objections to the Agent Budget Objections and to use best efforts to come to an agreement on the Annual Budget for the succeeding calendar year on or prior to November 30 of the preceding calendar year (subject to Borrower and/or Security Guarantor’s reasonably timely delivery of the proposed Annual Budget); provided, however, that ultimate approval shall reside with Agent, in its reasonable discretion. Until such time as Agent approves a proposed Annual Budget which requires the approval of Agent hereunder, the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Property Taxes, Insurance Premiums, utilities expenses, any required increases in Reserve Funds, and other amounts approved by Agent or otherwise permitted to be incurred in accordance with the Loan Documents.

(h) Borrower and/or Security Guarantor shall furnish to Agent any written notice received from a Tenant under a Major Lease threatening non-payment of Rent or other default, alleging or acknowledging a default by landlord, requesting a termination of a Major Lease or a material modification of any Major Lease during the subject fiscal quarter.

(i) Borrower and/or Security Guarantor shall deliver to Agent, within ten (10) Business Days of the receipt thereof by Borrower and/or Security Guarantor, a copy of all written property or financial reports prepared by Manager pursuant to the Management Agreement.

(j) Borrower and/or Security Guarantor shall deliver to Agent, within ten (10) Business Days of the receipt thereof by Borrower and/or Security Guarantor, a copy of all written reports prepared by Franchisor pursuant to the Franchise Agreement.

(k) Borrower and/or Security Guarantor shall furnish to Agent, within ten (10) Business Days after request (or as soon thereafter as may be reasonably possible), such further detailed information with respect to the operation of each Individual Property and the Property (i.e., individually and on a combined basis) and the financial affairs of Borrower and/or Security Guarantor as may be reasonably requested by Agent, and as may be readily compiled and ascertained based on Borrower’s, Security Guarantor’s, or Manager’s (if Manager is Playa Manager) current financial reporting system and/or reports within Borrower’s, Security Guarantor’s, or Manager’s (if Manager is Playa Manager) possession.

(l) Each Borrower and each Security Guarantor acknowledges the importance to Agent of the timely delivery of each of the items required by this Section 4.1.6 (each, a “Required Financial Item” and collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Agent any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”), in addition to constituting a default hereunder and without limiting Agent’s other rights and remedies with respect to the occurrence of such a default, Borrower shall pay to Agent the sum of $500.00 per occurrence for each Reporting Failure. It shall constitute an Event of Default hereunder if any such payment is not received by Agent within thirty (30) days of the date on which such payment is due, and Agent shall be entitled to the exercise of all of its rights and remedies provided hereunder.

4.1.7 Title to the Property. Each Borrower and each Security Guarantor will warrant and defend the validity and priority of the Lien of the applicable Security Instrument on the applicable Individual Property against the claims of all Persons whomsoever, subject only to Permitted Encumbrances.

4.1.8 Estoppel Statement.

(a) After request by Agent, each of Borrower and Security Guarantor shall within five (5) Business Days furnish Agent with a statement, duly acknowledged and certified, stating (i) the unpaid principal amount of the Note, (ii) the Interest Rate of the Note, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment of the Debt, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.

(b) Borrower and/or Security Guarantor shall use commercially reasonable efforts to deliver to Agent, upon request, an estoppel certificate from Manager as to the Management Agreement or Franchisor as to the Franchise Agreement; provided that such certificate may be in the form required under the applicable agreement; provided, further, that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year (other than in connection with an Event of Default).

4.1.9 Leases.

(a) All Leases and all renewals, extensions, amendments, assignments and subleases and modifications of Leases executed after the date hereof shall, except as otherwise approved by Agent, (i) with respect to Major Leases, be on commercially reasonable terms, (ii) not contain any terms which would materially adversely affect Agent’s rights under the Loan Documents,

(iii) not be to an Affiliate of Borrower and/or Security Guarantor or any Borrower Party, and (iv) not contain any option to purchase or any right of first refusal to purchase. All Major Leases and all renewals, extensions, amendments, assignments and subleases (other than assignments or subleases expressly permitted under any Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower and/or Security Guarantor) and modifications thereof executed after the date hereof shall be subject to Agent’s prior approval, which approval shall not be unreasonably withheld or delayed.

(b) Borrower and/or Security Guarantor (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce the material terms, covenants and conditions contained in the Major Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents under Major Leases more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change any Major Lease so as to decrease the amount of any base rent, change the expiration date, or grant any option for additional space or term under any Lease (that would result in such Lease becoming a Major Lease), or materially increase the obligations of lessor under any Major Lease; (vi) shall hold all security deposits under all Leases in accordance with Legal Requirements; and (vii) shall not permit or consent to any assignment or sublease of any Major Lease without Agent’s prior written approval (other than assignments or subleases expressly permitted under any Major Lease pursuant to a unilateral right of the Tenant thereunder not requiring the consent of Borrower and/or Security Guarantor). Upon request, Borrower and/or Security Guarantor shall furnish Agent with executed copies of all Leases.

(c) Each of Borrower and Security Guarantor agrees to promptly furnish to Agent all material written correspondence received from Tenants (including notices of default) under Major Leases or prospective Tenants concerning existing and/or prospective Major Leases, and notwithstanding anything contained herein to the contrary, neither Borrower nor Security Guarantor shall willfully withhold from Agent any material information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease during the term of the Loan; provided, that, Borrower and Security Guarantor shall have a commercially reasonable amount of time to notify Agent of any of the foregoing. Each of Borrower and Security Guarantor further agrees to provide Agent with written notice of a Tenant “going dark” under such Tenant’s Major Lease within five (5) Business Days after such Tenant “goes dark” and Borrower’s and/or Security Guarantor’s failure to provide such notice shall constitute an Event of Default.

4.1.10 Alterations. Agent’s prior approval shall be required in connection with any alterations to any Improvements of any Individual Property (excluding any tenant improvements under any Lease approved or deemed approved by Agent (including all Leases in place as of the Closing Date), all alterations set forth in the Approved Annual Budget (including ordinary maintenance and repair work included under any general budgetary items), PIP Work, FF&E Work, alterations that are expressly required in any Franchise Agreement or Management Agreement, and alterations required to correct any emergency situation that could threaten the health or safety of any occupants of any Property), (a) that may have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold for such Individual Property or (c) that are structural in nature, which approval may be granted or withheld in Agent’s reasonable discretion. If the total unpaid amounts incurred and to be incurred with respect to such alterations with respect to such Individual Property shall at any time exceed the Alteration Threshold for such Individual Property, Borrower and/or Security Guarantor shall, if requested by Agent, promptly deliver to Agent as security for the payment of such amounts and as additional security for Borrower’s and/or Security Guarantor’s obligations under the Loan Documents any of the following: (i) cash, (ii) letters of credit acceptable to Agent, such approval by Agent may include the form of the letter of credit as well as the issuing institution, (iii) U.S. Obligations, (iv) other securities acceptable to Agent, or (v) a completion bond acceptable to Agent. Such security shall be in an amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Alteration Threshold of such Individual Property. Provided that no Event of Default or monetary default has occurred and is continuing, Agent shall return such security (or the unused balance thereof) to Borrower upon the completion of the alterations in question.

4.1.11 Single Purpose. Each Borrower and each Security Guarantor shall comply at all times and in all material respects with all covenants set forth in Section 3.1.24 hereof and otherwise relating to its single purpose nature and the restrictions in connection therewith.

4.1.12 Operating Agreements and Material Agreements. Security Guarantor shall comply with the terms and provisions of the Operating Agreements in all material respects, except to the extent the failure comply with such provisions is not reasonably likely to have a Material Adverse Effect. Security Guarantor shall comply with the terms and provisions of the Material Agreements in all material respects. Each of Borrower and Security Guarantor shall not, without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned, or delayed, (A) enter into any new Operating Agreement (other than an Operating Agreement that is a Permitted Encumbrance) or Material Agreement or execute any material modifications to any Material Agreement or Operating Agreements (excluding any Operating Agreement that, following such material modification, shall be a Permitted Encumbrance), (B) surrender, terminate or cancel any Operating Agreement or Material Agreement, other than (i) with respect to any Operating Agreement or Material Agreement, during the event of default by any other party thereunder that permits the termination of the Operating Agreement or Material Agreement, or (ii) with any Operating Agreement, unless such termination shall not have a Material Adverse Effect, or (C) materially increase or consent to any material increase of the amount of any charges under the Operating Agreement or Material Agreement (other than as set forth in the Approved Annual Budget).

4.1.13 Performance by Borrower and/or Security Guarantor. Each of Borrower and Security Guarantor shall in a timely manner observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by Borrower and/or Security Guarantor, as applicable, in all material respects and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by Borrower and/or Security Guarantor without the prior consent of Agent.

4.1.14 Costs of Enforcement/Remedying Defaults. In the event (a) that any Security Instrument, Debenture, or Pledge Agreement is foreclosed in whole or in part or the Note or any other Loan Document is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any Lien or mortgage prior to or subsequent to the Security Instrument, (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Security Guarantor, Pledgee, Pledgor, or Guarantor or an assignment by Borrower, Security Guarantor, Pledgee, Pledgor, or Guarantor for the benefit of its creditors, or (d) Agent or Lender shall remedy or attempt to remedy any Event of Default hereunder, each of Borrower and Security Guarantor shall be chargeable with and agrees to pay all reasonable out-of-pocket costs incurred by Agent and/or Lender as a result thereof, including costs of collection and defense (including reasonable attorneys’, experts’, consultants’ and witnesses’ fees and disbursements) in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable within ten (10) Business Days of written demand, together with interest thereon from the date incurred by Agent and/or Lender at the Default Rate, and together with all required service or use taxes.

4.1.15 Business and Operations. Except for a temporary closure of any Individual Property due to Force Majeure which does not, in each individual case, extend for longer than ninety (90) consecutive days, or during any Restoration being consummated in accordance with this Agreement), each of Borrower and Security Guarantor will continue to engage in the businesses currently conducted by it as and to the extent the same are necessary for the ownership and leasing of each Individual Property. Each of Borrower and Security Guarantor will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership and leasing of each Individual Property. Subject to the foregoing, each of Borrower and Security Guarantor Borrower shall at all times cause each Individual Property to be maintained as a hotel resort.

4.1.16 Outstanding Work. As of the Effective Date, there are certain unpaid construction costs relating to the DR Property (the “Outstanding Work Costs”). DR Security Guarantor agrees to hold and maintain sufficient funds from the proceeds of the Loan to pay all such Outstanding Work Costs that shall become due and owing and to pay all such costs that are due and payable within forty-five (45) days of the Closing Date.

4.1.17 DR Security Agent. Borrower and/or Security Guarantor shall pay, within ten (10) Business Days of written demand therefor, all out-of-pocket costs of Agent in employing a third-party security agent to act on behalf of Agent with respect to the Collateral Documents in the Dominican Republic.

4.1.18 Grant of Security Interest; Financing Statements. This Loan Agreement is both a Loan Agreement and a “security agreement” within the meaning of the Uniform Commercial Code. By executing and delivering this Agreement, Borrower and Security Guarantor hereby grants to Agent, on behalf of the Lenders, as security for the Debt, a security interest in all “fixtures”, “equipment”, “letter of credit rights”, “letters of credit”, “commercial tort claims”, “deposit accounts”, “instruments”, “chattel paper”, “investment property”, “general intangibles”, “accounts”, “inventory”, “goods” and “proceeds” of any or all of the foregoing (as each term is defined in Article 9 of the Uniform Commercial Code). Borrower and Security Guarantor authorize Agent and its counsel, on behalf of Lender, to file or record financing statements with respect to such collateral in such form and in such offices as Agent determines appropriate to perfect the security interests of Agent under this Agreement. Borrower and Security Guarantor authorize Agent to use as a collateral description “All assets of the Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located, including all accessions thereto and products and proceeds thereof, including, without limitation, all fixtures on the Property”, whether or not specifically describing goods that are or are to become fixtures, or to use words of similar import or any other description Mortgagee, in its sole discretion, so chooses in any such financing statements.

4.1.19 Franchisor Comfort Letters. To the extent not delivered by each Franchisor prior to the Closing Date, Borrower and Security Guarantor shall cooperate with Agent and use commercially reasonable efforts to cause each Franchisor to deliver to Agent a fully-executed Franchisor Comfort Letter in the form previously approved by Agent within ten (10) Business Days following the Closing Date; provided, that such ten (10) Business Day period shall be extended by an additional time not to exceed sixty (60) days as long as Borrower and Security Guarantor continue to cooperate with Agent using commercially reasonable efforts to obtain the same.

4.1.20 Maintenance of Property. Borrower and/or Security Guarantor shall cause the Property to be maintained in good and safe working order and repair, reasonable wear and tear excepted, and in keeping with the condition and repair of properties of a similar use, value, age, nature and construction. Neither Borrower nor Security Guarantor shall use, maintain or operate the Property in any manner that constitutes a public or private nuisance or that makes void, voidable, or cancelable, or materially increases the premium of, any insurance then in force with respect thereto. Borrower and/or Security Guarantor shall from time to time make, or cause to be made, all reasonably necessary and desirable repairs, renewals, replacements, betterments and improvements to the Property. Neither Borrower nor Security Guarantor shall make any change in the use of the Property that would materially increase the risk of fire or other hazard arising out of the operation of the Property, or do or permit to be done thereon anything that may in any way impair the value of the Property in any material respect or the Lien of the Security Instrument. Neither Borrower nor Security Guarantor shall, without the prior written consent of Agent, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.

4.1.21 Permitted Equipment Leases. Borrower and/or Security Guarantor shall comply in all material respects with all terms and provisions of each Permitted Equipment Lease and shall keep all Permitted Equipment Leases in full force and effect (except for worn out or obsolete items replaced by Borrower and/or Security Guarantor or Equipment Leases that are terminated in the ordinary course of business or pursuant to their own term) so long as any portion of the Debt remains outstanding. Any security interest arising from the Permitted Equipment Leases shall be limited solely to the collateral leased therein.

4.1.22 Appraisal. Agent shall have the right to obtain a new or updated appraisal of each Individual Property (and/or any portions thereof) once per calendar year (except during the continuance of an Event of Default, during which such one-time limitation shall not apply). Borrower and Security Guarantor shall cooperate with Agent in this regard and Borrower or Security Guarantor shall be responsible for the reasonable costs of such appraisal and shall reimburse Agent for the costs thereof within ten (10) Business Days of Agent’s request.

4.1.23 Intentionally Omitted.

4.1.24 Cash Management/Restricted Account.

(a) Upon the first occurrence of a monetary Event of Default, Security Guarantor shall establish an account (the “Restricted Account”) pursuant to a Restricted Account Agreement in the name of Security Guarantor for the sole and exclusive benefit of Agent (for the benefit of Lender) into which Borrower, each Security Guarantor, and Manager shall deposit, or cause to be deposited, all revenue received by each such Person as it relates to the Property during the continuance of a monetary Event of Default. Until deposited into the Restricted Account, any Rents and other revenues from the Property received by Borrower, each Security Guarantor, and Manager during the continuance of a monetary Event of Default shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Agent (for the benefit of Lender) pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower, Security Guarantor, or Manager (other than the commingling of funds between Borrower and Security Guarantor).

(b) Without limitation of the foregoing, from and after the first occurrence and during the continuance of a monetary Event of Default, each Security Guarantor shall notify and advise each Tenant under each Lease (whether such Lease is presently effective or executed after the date hereof) to send directly to the Restricted Account all payments of Rent pursuant to an instruction letter in a form reasonably approved by Agent.

(c) Commencing with the first billing statement delivered during the continuance of a monetary Event of Default and for each subsequent statement delivered during the continuance of a monetary Event of Default, each Security Guarantor and Manager shall instruct all persons and entities that maintain open accounts with Security Guarantor or Manager or with whom Security Guarantor or Manager does business on an “accounts receivable” basis with respect to the Property to deliver all payments due to Security Guarantor or Manager under such accounts to the Restricted Account. During the continuance of a monetary Event of Default, neither Security Guarantor nor Manager shall direct any such person or entity to make payments due under such accounts in any other manner.

(d) During the continuance of a monetary Event of Default, each Security Guarantor and Manager shall send directions to the Credit Card Banks (defined below) to cause all credit card receipts payable with respect to the Property to be deposited directly into the Restricted Account. Without limitation of the foregoing, during the continuance of a monetary Event of Default, each Security Guarantor shall instruct, or shall cause Manager to instruct, and shall continuously, as necessary, during the continuance of an Event of Default instruct each of the credit card banks with which any Security Guarantor and/or Manager has entered into agreements for the clearance of credit card receipts (collectively, “Credit Card Banks”) that all credit card receipts with respect to the Property (net of any expenses charged for such processing) cleared by such Credit Card Banks shall be transferred by such Credit Card Banks by wire transfer or the ACH System for deposit in the Restricted Account pursuant to an instruction letter in a form reasonably approved by Agent. During the continuance of a monetary Event of Default, each Security Guarantor shall also instruct, or shall cause Manager to instruct, and shall continuously instruct, as necessary, each of the credit card companies with which Security Guarantor and/or Manager has entered into merchants agreements (collectively, “Credit Card Companies”) that all credit card receipts with respect to the Property (net of any expenses charged for such processing) received by such Credit Card Companies during the continuance of a monetary Event of Default shall be transferred by such Credit Card Companies by wire transfer or the ACH System for deposit in the Restricted Account pursuant to an instruction letter in a form reasonably approved by Agent.

(e) If, notwithstanding the provisions of this Section 4.1.24, any Security Guarantor or Manager receives any Rents or other income from the Property during the continuance of a monetary Event of Default, then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Agent (for the benefit of Lender), (ii) such amounts shall not be commingled with any other funds or property of Security Guarantor or Manager (other than any commingling between Borrower and Security Guarantor), and (iii) Security Guarantor or Manager shall deposit such amounts in the Restricted Account within five (5) Business Days of receipt.

(f) Any funds deposited in the Restricted Account shall be held as additional collateral for the Loan. Any amounts remaining in the Restricted Account shall be released to Borrower upon the earlier of (a) the cure of the applicable monetary Event of Default or (b) the payment of the Debt in full. Notwithstanding anything to the contrary set forth in this Section 4.1.24, upon the cure on the applicable Event of Default, Borrower, Security Guarantor and Manager, as applicable shall be permitted to deliver revised payment direction letters to the parties mentioned above directing such parties that they are no longer required to deposit payments into the Restricted Account. Any payments received by Agent in the Restricted Account when a monetary Event of Default is not continuing shall be disbursed by Agent to Security Guarantor on the first Monthly Payment Date following the receipt of such funds.

Section 4.2 Borrower Negative Covenants.

Each of Borrower and Security Guarantor covenants and agrees with Agent that:

4.2.1 Due on Sale and Encumbrance; Transfers of Interests.

(a) Without the prior written consent of Agent, neither Borrower, Security Guarantor, nor any other Person having a direct or indirect ownership or beneficial interest in Borrower or Security Guarantor shall sell, convey, mortgage, grant, bargain, encumber, pledge, Lien, assign or transfer any interest, direct or indirect, in a Restricted Party, any Individual Property or any material part thereof, whether voluntarily or involuntarily, in violation of the covenants and conditions set forth in the Security Instrument and this Agreement (collectively, “Prohibited Transfer”).

(b) Subject to Section 8.2, a Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Security Guarantor agrees to sell any Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Security

Guarantor leasing all or a substantial part of any Individual Property for other than actual occupancy by a Tenant thereunder (or occupancy by a hotel guest, including hotel guests that have booked arrangements through room/bed block agreements entered into in the ordinary course of business) or a sale, assignment or other transfer of, or the grant of a security interest in, Security Guarantor’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; (vii) the removal or the resignation of Manager (including, without limitation, an Affiliated Manager) other than in accordance with Section 7.3 hereof; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or by any other person or entity, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law), or (ix) the entering into of a PACE Transaction.

(c) Agent reserves the right to condition the consent to a Prohibited Transfer requested hereunder (which shall exclude any Permitted Transfers made in accordance with this Agreement) upon (a) a modification of the terms hereof and an assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) if the Loan will be assumed by a third party, the payment of an assumption fee of 1% of outstanding principal balance of the Loan and all of Agent’s and Lender’s reasonable out-of-pocket expenses incurred in connection with the approval thereof, (c) intentionally omitted, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Sections 3.1.24 and 4.2.11 hereof, (e) the ability of the transferee to satisfy Agent’s and Lender’s then current underwriting standards, and/or (f) such other conditions and/or legal opinions as Agent shall determine in its sole discretion to be in the interest of Lender. All expenses incurred by Agent and/or Lender shall be payable by Borrower and/or Security Guarantor whether or not Agent consents to the Prohibited Transfer. Agent shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Agent’s consent. This provision shall apply to every Prohibited Transfer, whether or not Agent has consented to any previous Prohibited Transfer.

(d) Notwithstanding the foregoing, Agent’s consent shall not be required in connection with the conveyance of the Release Parcel to JCSD Trustee Services Limited, or such other nominee as Sagicor Life Jamaica Limited shall indicate, and such conveyance shall not constitute a Prohibited Transfer. Agent shall duly execute and deliver to Jamaica Security Guarantor a Partial Discharge of Charge and Authority to Complete Missing Information

substantially in the form of the documents set forth on Exhibit 3 attached hereto, and such other documents as may be reasonably required to effect the release of the Release Parcel (such additional documents, if any, to be in form and substance reasonably acceptable to the parties thereto), together with the relevant certificates of title necessary to effect the release of the Release Parcel free of the Liens and security interests created by the applicable Security Instruments, with power to deliver such documents to the attorneys for Sagicor Life Jamaica Limited on or before the signing hereof. Agent shall further reasonably cooperate with Borrower and Security Guarantor in executing such other documents and instruments and doing all such other acts and things as may be reasonably required to effect the conveyance of the Release Parcel as aforesaid..

4.2.2 Intentionally Omitted.

4.2.3 Dissolution. Neither Borrower nor Security Guarantor shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of the Property, (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of Borrower or Security Guarantor except to the extent expressly permitted by the Loan Documents, or (iv) cause, permit or suffer any SPC Party to (A) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPC Party would be dissolved, wound up or liquidated in whole or in part, or (B) amend, modify, waive or terminate the organizational documents of such SPC Party, in each case without obtaining the prior consent of Agent.

4.2.4 Change in Business. Neither Borrower nor Security Guarantor shall enter into any line of business other than the ownership and operation of the applicable Individual Property.

4.2.5 Debt Cancellation. Neither Borrower nor Security Guarantor shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower or Security Guarantor by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Security Guarantor’s business.

4.2.6 Distributions. Each of Borrower and Security Guarantor agrees that there shall be no distributions to any of its direct or indirect owners (legal or beneficial) until each of Borrower and Security Guarantor satisfies all of its then current due and payable obligations hereunder and under the other Loan Documents, including without limitation, Borrower’s obligation to pay Debt Service, deposits into Reserve Funds, maintenance costs, and Operating Expenses (as regards DR Security Guarantor only, except to the extent such distribution is needed to pay any taxes due by the fiscal unity for Dutch tax purposes of which DR Security Guarantor is or was a member).

4.2.7 Zoning. Neither Borrower nor Security Guarantor shall initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Agent.

4.2.8 Marketing Services Agreement. Neither Borrower nor Security Guarantor shall modify the any Marketing Services Agreement in any manner that shall materially increase any of the obligations of Security Guarantor or Borrower or renew or extend (other than any renewal or extension rights exercised as of right under the Marketing Services Agreement) the Marketing Services Agreement, or consent to the assignment of the marketing agent’s duties under the Marketing Services Agreement to any Person that is not an Affiliate of Security Guarantor, in each case without the express consent of Agent, not to be unreasonably withheld, conditioned or delayed. Security Guarantor shall have the right to terminate the Marketing Services Agreement in Security Guarantor’s sole and absolute discretion so long as the termination thereof does not result in the payment of any material termination or other fee by Security Guarantor.

4.2.9 No Joint Assessment. Neither Borrower nor Security Guarantor shall suffer, permit or initiate the joint assessment of any Individual Property (i) with any other real property constituting a tax lot separate from such Individual Property, and (ii) with any portion of any Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to any Individual Property.

4.2.10 Principal Place of Business. Neither Borrower nor Security Guarantor shall (i) (A) with respect to Borrower, change its principal place of business or name from the address and name set forth in the introductory paragraph or (B) with respect to (x) Jamaica Security Guarantor, change its principal place of business from the Jamaica Property or name from the name set forth in the introductory paragraph or (y) DR Guarantor, change its principal place of business from the DR Property or name from the name set forth in the introductory paragraph without, in each instance, (1) without first giving Agent thirty (30) days’ prior notice and (2) taking all action required by Agent for the purpose of perfecting or protecting the Lien and security interest of Agent created pursuant to this Agreement and the other Loan Documents or (ii) change its organizational structure (other than in connection with a Permitted Transfer) without (a) obtaining the prior written consent of Agent and (b) taking all action required by Agent for the purpose of perfecting or protecting the Lien and security interest of Agent created pursuant to this Agreement and the other Loan Documents. At the request of Agent, Borrower and/or Security Guarantor shall execute a certificate in form reasonably satisfactory to Agent listing the trade names under which Borrower and/or Security Guarantor intends to operate the Property, and representing and warranting that neither Borrower nor Security Guarantor does business under no other trade name with respect to the Property.

4.2.11 ERISA.

(a) Neither Borrower nor Security Guarantor shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Agent of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or constitute a violation of any state statute, regulation or ruling impacting a Plan or a “governmental plan” within the meaning of Section 3(32) of ERISA.

(b) Each of Borrower and Security Guarantor shall deliver to Agent such certifications or other evidence from time to time throughout the term of the Loan, as requested by Agent in its sole discretion, that (A) neither Borrower nor Security Guarantor is an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) neither Borrower nor Security Guarantor is subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA; and (C) one or more of the following circumstances is true:

(i) Equity interests in each of Borrower and/or Security Guarantor are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower and/or Security Guarantor is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower and/or Security Guarantor, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower and/or Security Guarantor, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);

(iii) Borrower and/or Security Guarantor qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);

(iv) The assets of neither Borrower nor Security Guarantor are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or

(v) If a state statute, regulation or ruling does apply to transactions by or with Borrower and/or Security Guarantor regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.

(c) Neither Borrower nor Security Guarantor shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any Employee Benefit Affiliate of

Borrower or Security Guarantor to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan or permit the assets of Borrower or Security Guarantor to (i) become “plan assets” under regulations promulgated under ERISA or (ii) become subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, “governmental plans” within the meaning of Section 3(32) of ERISA.

ARTICLE V.

INSURANCE, CASUALTY AND CONDEMNATION

Section 5.1 Insurance.

5.1.1 Insurance Policies.

(a) Borrower and/or Security Guarantor shall obtain and maintain, or cause to be maintained, insurance for Borrower, Security Guarantor and each Individual Property providing at least the following coverages:

(i) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about each Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit, excluding umbrella coverage, of not less than Two Million and No/100 Dollars ($2,000,000) per location in the aggregate and a per occurrence limit of no less than $1,000,000; (B) to continue at not less than the aforesaid limit until required to be changed by Agent by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insurable contracts; and (5) contractual liability covering the indemnities contained in Section 11.13 hereof to the extent the same is available;

(ii) comprehensive all risk insurance, including the peril of wind (including, but not limited to, named storm, tropical storm and hurricane), on the Improvements and the personal property at the Property, and contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and personal property at the applicable Individual Property waiving all co-insurance provisions; (C) providing for no deductible in excess of One Hundred Thousand and No/100 Dollars ($100,000) for all such insurance coverage, except for perils of windstorm, earthquake and flood, which deductible shall not exceed five percent (5%) of total insurable value per loss; and (D) containing an “Ordinance or Law Coverage” or “Enforcement” endorsement if any of the Improvements or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses.

In addition, Borrower and/or Security Guarantor shall obtain: (x) flood hazard insurance in such amount as Agent shall require; and (y) earthquake insurance in amounts and in form and substance satisfactory to Agent in the event the Property is located in an area with a high degree of seismic activity, provided that the insurance pursuant to clauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i) and shall not be required to exceed a blanket limit of $200,000,000;

(iii) business income insurance (A) with loss payable to Agent; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above for a period commencing at the time of loss for such length of time as it takes to repair or replace with the exercise of due diligence and dispatch; (C) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or for such period as may be reasonably required by Agent (at least twelve (12) months), whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (D) in an amount equal to one hundred percent (100%) of the projected gross income from the applicable Individual Property for a period from the date of loss to a date (assuming total destruction) which is at least twenty-four(24) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed. The amount of such business income insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s and/or Security Guarantor’s reasonable estimate of the gross income from the Property for the succeeding twenty-four (24) month period. All proceeds payable to Agent pursuant to this subsection shall be held by Agent and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower and/or Security Guarantor of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in the Note and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the applicable Individual Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;

(v) if Borrower or Security Guarantor has any direct employees, and required by Legal Requirements, or is otherwise required by any applicable Legal Requirements to carry the following, workers’ compensation, subject to the statutory limits of the State where the applicable Individual Property is located, and employer’s liability insurance with a limit of at least one Million and No/100 Dollars ($1,000,000) per accident and per disease per employee, and one Million and No/100 Dollars ($1,000,000) for disease aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);

(vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(vii) umbrella liability insurance in addition to primary coverage in an amount not less than One Hundred Million and No/100 Dollars ($100,000,000) or in such higher amounts as may be reasonably required by Agent per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above and (viii) below;

(viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000);

(ix) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if applicable;

(x) if Borrower or Security Guarantor has any direct employees, and insurance against employee dishonesty is not covered under any other Policy and is reasonably commercially available in such local jurisdiction, insurance against employee dishonesty in an amount not less than one (1) month of gross revenue from the Property and with a deductible not greater than One Hundred Thousand and No/100 Dollars ($100,000), if applicable;

(xi) if “acts of terrorism” or other similar acts or events or “fire following” are hereafter excluded from Borrower’s or Security Guarantor’s comprehensive all risk insurance policy or policies required under Sections 5.1.1(a)(i) and 5.1.1(a)(iii) above, Borrower and/or Security Guarantor shall obtain an endorsement to such policy or policies, or a separate policy from an insurance provider which maintains at least an investment grade rating from S&P (that is, “BBB”), insuring against all such excluded acts or events and “fire following,” to the extent such policy or endorsement is available, in an amount determined by Agent in its sole discretion (but in no event more than an amount equal to the sum of 100% of the “Full Replacement Cost” and at least twenty-four (24) months business interruption insurance); provided, such endorsement or policy shall be in form and substance satisfactory to Agent; and

(xii) intentionally omitted;

(xiii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for or property similar to the Property located in or around the region in which the Property is located, including, without limitation, other insurance required by applicable Legal Requirements in Jamaica or the Dominican Republic, as applicable, or required by the terms of any contract entered into by the Borrower in respect of the Property.

(b) All insurance provided for in Section 5.1.1(a) above shall be obtained under valid and enforceable policies (collectively, the “Policies” or, in the singular, the “Policy”) and, to the extent not specified above, shall be subject to the approval of Agent as to deductibles, loss payees and insureds. Prior to the expiration dates of the Policies theretofore furnished to Agent, certificates of insurance satisfactory to Agent evidencing the Policies accompanied by evidence satisfactory to Agent of payment of the premiums then due thereunder (the “Insurance Premiums”), shall be delivered by Borrower and/or Security Guarantor to Agent.

(c) Any blanket insurance Policy (which may include coverage required under Section 5.1.1(a)(xi) above) shall provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 5.1.1(a) above. Without limitation of any provision hereof, (i) Agent’s consent required hereunder with respect to any blanket policy shall include the schedule of locations and values with respect to the same and (ii) any blanket Policy shall be in such amount and scope as would be procured if insured within its own dedicated Policy. Notwithstanding anything to the contrary contained herein, Borrower shall notify Lender of any material changes to the blanket policy, that would cause such policy to violate the provisions of this Section 5.1.1(c).

(d) All Policies of insurance provided for or contemplated by Section 5.1.1(a) above shall be primary coverage and, except for the Policy referenced in Section 5.1.1(a)(v) above, shall name Borrower and/or Security Guarantor as the insured and Agent and its successors and/or assigns as the additional insured, as its interests may appear, and in the case of property damage, boiler and machinery, flood, earthquake and terrorism insurance, shall contain a so-called New York standard non-contributing mortgagee clause in favor of Agent providing that the loss thereunder shall be payable to Agent (as loss payee or similar designation). Neither Borrower nor Security Guarantor shall procure or permit any of its constituent entities to procure any other insurance coverage which would be on the same level of payment as the Policies or would adversely impact in any way the ability of Agent, Borrower, or Security Guarantor to collect any proceeds under any of the Policies.

(e) All Policies of insurance provided for in Section 5.1.1(a) above, except for the Policies referenced in Section 5.1.1(a)(v) and (a)(viii) above, shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, Security Guarantor, or anyone acting for Borrower or Security Guarantor, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which would reasonably be expected to result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Agent is concerned;

(ii) the Policy shall not be canceled without at least thirty (30) days’ written notice to Agent (except 10 days for non-payment of premium) and any other party named therein as an additional insured and, if obtainable by Borrower and/or Security Guarantor using commercially reasonable efforts, shall not be materially changed (other than to increase the coverage provided thereby) without such a thirty (30) day notice;

(iii) Neither Agent nor Lender shall be liable for any Insurance Premiums thereon or subject to any assessments thereunder; and

(iv) the Policies shall not exclude coverage for acts of terror or similar acts of sabotage.

(f) If at any time Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, within the time periods required by this Agreement (provided, that, if no notice period is provided in this Agreement, then Borrower or Security Guarantor shall have ten (10) days to provide written evidence following Agent’s notice thereof), Agent shall have the right, without notice to Borrower or Security Guarantor, to take such action as Agent deems reasonably necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Agent in its sole discretion deems appropriate to restore Agent to a reasonably similar position to the position Agent would be in if all insurance required hereunder were in effect, and all premiums and similar out-of-pocket expenses incurred by Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower and/or Security Guarantor to Agent upon demand and until paid shall be guaranteed by the Security Guaranty and secured by the Security Instrument and shall bear interest at the Default Rate.

(g) In the event of foreclosure of the Security Instrument or other transfer of title to the Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower and/or Security Guarantor in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Agent or other transferee in the event of such other transfer of title.

5.1.2 Insurance Company. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State, and having an insurer financial strength rating of “A-” or better by S&P and Fitch and an insurer financial strength rating of “A3” by Moody’s.

Section 5.2 Casualty and Condemnation.

5.2.1 Casualty. If any Individual Property shall sustain a Casualty, Borrower and/or Security Guarantor shall give prompt notice of such Casualty to Agent and shall promptly commence and diligently prosecute to completion the repair and restoration of such Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty (a “Restoration”) and otherwise in accordance with Section 5.3, it being understood, however, that neither Borrower nor Security Guarantor shall be obligated to restore such Individual Property to the precise condition of such Individual Property prior to such Casualty provided such Individual Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower and/or Security Guarantor shall pay all costs of such Restoration whether or not such costs are covered by insurance. Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower and/or Security Guarantor. In the event of a Casualty where the loss does not exceed Restoration Threshold for such Individual Property, Borrower and/or Security Guarantor may settle and adjust such claim; provided that (a) no Event of Default has occurred and is continuing and (b) such adjustment is carried out in a commercially reasonable and timely manner. In the event of a Casualty where the loss exceeds the Restoration Threshold for such Individual Property or if an Event of Default then exists, Borrower and/or Security Guarantor may settle and adjust such claim only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s and/or Security Guarantor’s cost, in any such adjustments. Notwithstanding any Casualty, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement.

5.2.2 Condemnation. Borrower and/or Security Guarantor shall give Agent prompt notice of any actual or threatened (in writing) Condemnation by any Governmental Authority of all or any part of any Individual Property and shall deliver to Agent a copy of any and all papers served in connection with such proceedings. Provided no Event of Default has occurred and is continuing, in the event of a Condemnation where the amount of the taking does not exceed the Restoration Threshold for such Individual Property, Borrower and/or Security Guarantor may settle and compromise such Condemnation; provided that the same is effected in a commercially reasonable and timely manner. In the event of a Condemnation where the amount of the taking exceeds the Restoration Threshold for such Individual Property or if an Event of Default then exists, Borrower and/or Security Guarantor may settle and compromise the Condemnation only with the consent of Agent (which consent shall not be unreasonably withheld or delayed) and Agent shall have the opportunity to participate, at Borrower’s and/or Security Guarantor’s cost, in any litigation and settlement discussions in respect thereof and Borrower and/or Security Guarantor shall from time to time deliver to Agent all instruments requested by Agent to permit such participation. Borrower and/or Security Guarantor’s shall, in each case at its own expense, diligently prosecute any such proceedings, and shall consult with Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any Condemnation, Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement. Agent shall not be limited to the interest paid on the Award by any Governmental Authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by any Governmental Authority, Borrower and/or Security Guarantor shall promptly commence and diligently prosecute the Restoration of such Individual Property and otherwise comply with the provisions of Section 5.3 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Agent of the Award, Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

5.2.3 Casualty Proceeds. Notwithstanding the last sentence of Section 5.1.1(a)(iii) above and provided no Event of Default exists hereunder, proceeds received by Agent on account of the business interruption insurance specified in Section 5.1.1(a)(iii) above with respect to any Casualty shall be disbursed by Agent to Borrower but only to the extent it reflects a replacement for lost Rents that would have been due under existing bookings or Leases existing on the date of such Casualty (or as otherwise projected as Operating Income). All other such proceeds shall be held by Agent and disbursed in accordance with Section 5.3 hereof.

Section 5.3 Delivery of Net Proceeds.

5.3.1 Minor Casualty or Condemnation. If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds shall be less than the Restoration Threshold for such Individual Property and the costs of completing the Restoration shall be less than the Restoration Threshold for such Individual Property, and provided the conditions set forth in Section 5.3.2(a)(i) through (xi) below have been met, the Net Proceeds will be disbursed by Agent to Borrower and/or Security Guarantor. Promptly after receipt of the Net Proceeds, Borrower and/or Security Guarantor shall commence and satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement. If any Net Proceeds are received by Borrower and/or Security Guarantor and may be retained by Borrower and/or Security Guarantor pursuant to the terms hereof, such Net Proceeds shall, until completion of the Restoration, be held in trust for Agent and shall be segregated from other funds of Borrower and/or Security Guarantor to be used to pay for the cost of Restoration in accordance with the terms hereof.

5.3.2 Major Casualty or Condemnation.

(a) If a Casualty or Condemnation has occurred to any Individual Property and the Net Proceeds are equal to or greater than the Restoration Threshold for such Individual Property or the costs of completing the Restoration is equal to or greater than the Restoration Threshold for such Individual Property, Agent shall make the Net Proceeds available for the Restoration, provided that each of the following conditions are met:

(i) no Event of Default shall have occurred and be continuing;

(ii) (A) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of the (i) fair market value of such Individual Property as reasonably determined by Agent and (ii) the total room count of such Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (B) in the event the Net Proceeds are an Award, less than fifteen percent (15%) of each of the (i) fair market value of such Individual Property as reasonably determined by Agent, and (ii) total room count of such Individual Property has been taken;

(iii) Intentionally omitted;

(iv) The Management Agreement is not terminated as a result of such Casualty or Condemnation or a replacement Management Agreement is entered into in accordance with the requirements of this Agreement upon or prior to completion of the Restoration;

(v) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after such Casualty or Condemnation, whichever the case may be, occurs, subject to Force Majeure) and shall diligently pursue the same to satisfactory completion;

(vi) Agent shall be satisfied that any operating deficits and all payments of principal and interest under the Note will be paid during the period required for Restoration from (A) the Net Proceeds, or (B) other funds of Borrower and/or Security Guarantor;

(vii) Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (A) the date three (3) months prior to the Maturity Date, (B) the earliest date required for such completion under the terms of the Management Agreement and the Franchise Agreement (unless any such agreement is terminated in accordance with this Agreement and replaced, if applicable), (C) such time as may be required under applicable Legal Requirements in order to repair and restore such Individual Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable or (D) the expiration of the insurance coverage referred to in Section 5.1.1(a)(iii);

(viii) such Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements, the Management Agreement and the Franchise Agreement (unless any such Agreement is terminated in accordance with this Agreement and replaced, if applicable);

(ix) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements and the requirements of the Management Agreement and the Franchise Agreement (unless any such Agreement is terminated in accordance with this Agreement and replaced, if applicable); and

(x) such Casualty or Condemnation, as applicable, does not result in the permanent loss of access to such Individual Property or the related Improvements.

(b) The Net Proceeds shall be paid directly to Agent and held by Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.3.2, shall constitute additional security for the Debt. The Net Proceeds shall be disbursed by Agent to, or as directed by, Borrower and/or Security Guarantor from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Agent that (A) all requirements set forth in Section 5.3.2(a) hereof have been satisfied, (B) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (C) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the applicable Individual Property arising out of the Restoration which have not been fully bonded to the satisfaction of Agent and discharged of record.

(c) All plans and specifications required in connection with the Restoration that deal with structural elements or costs in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) shall be subject to the reasonable prior approval of Agent and an independent architect selected by Agent (the “Casualty Consultant”). The plans and specifications shall require that the Restoration be completed in a first-class workmanlike manner at least equivalent to the quality and character of the original work in the Improvements (provided, however, that in the case of a partial Condemnation, the Restoration shall be done to the extent reasonably practicable after taking into account the consequences of such partial Condemnation), so that upon completion thereof, the applicable Individual Property shall be at least equal in value and general utility to the applicable Individual Property prior to the damage or destruction; it being understood, however, that neither Borrower nor Security Guarantor shall be obligated to restore the applicable Individual Property to the precise condition of the applicable Individual Property prior to such Casualty provided the Property is restored, to the extent practicable, to be of at least equal value and of substantially the same character as prior to the Casualty. Borrower and/or Security Guarantor shall restore all Improvements such that when they are fully restored and/or repaired, such Improvements and their contemplated use fully comply with all applicable material Legal Requirements and the requirements of the Management Agreement and the Franchise Agreement (unless any such agreement is terminated in accordance with this Agreement and replaced, if applicable). The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, in each case, which individually exceed One Hundred Thousand and No/100 Dollars ($100,000.00) shall be subject to approval of Agent and the Casualty Consultant. All reasonable out-of-pocket costs and expenses incurred by Agent in connection with recovering, holding and advancing the Net Proceeds for the Restoration including, without limitation, reasonable third-party attorneys’ fees and disbursements and the Casualty Consultant’s fees and disbursements, shall be paid by Borrower and/or Security Guarantor.

(d) In no event shall Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, less the Casualty Retainage. The term “Casualty Retainage” shall mean, as to each contractor, subcontractor or materialman engaged in the Restoration, an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 5.3.2(d), be less than the amount actually held back by Borrower and/or Security Guarantor from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2(d) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate Governmental Authorities, and Agent receives evidence satisfactory to Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman and delivers evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Agent. If required by Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(e) Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(f) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the good faith opinion of Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower and/or Security Guarantor shall deposit the deficiency (the “Net Proceeds Deficiency”) with Agent before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Agent shall be held by Agent and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 5.3.2 shall constitute additional security for the Debt.

(g) The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Agent after the Casualty Consultant certifies to Agent that the Restoration has been completed in accordance with the provisions of this Section 5.3.2, and the receipt by Agent of evidence satisfactory to Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Agent to Borrower and/or Security Guarantor, provided no Event of Default shall have occurred and shall be continuing under any of the Loan Documents; provided, however, the amount of such excess returned to Borrower and/or Security Guarantor in the case of a Condemnation shall not exceed the amount of Net Proceeds Deficiency deposited by Borrower and/or Security Guarantor with the balance being applied to the Debt in the manner provided for in Section 5.3.2(h) hereof.

(h) All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower and/or Security Guarantor as excess Net Proceeds pursuant to Section 5.3.2(g) hereof may be retained and applied by Agent toward the payment of the Debt, whether or not then due and payable, in such order, priority and proportions as Agent in its sole discretion shall deem proper, or, at the discretion of Agent, the same may be paid, either in whole or in part, to Borrower and/or Security Guarantor for such purposes as Agent shall designate.

ARTICLE VI.

RESERVE FUNDS

Section 6.1 Intentionally Omitted.

Section 6.2 Tax Funds.

6.2.1 Deposits of Tax Funds. On the Closing Date, and on each Monthly Payment Date thereafter, Borrower and/or Security Guarantor shall deposit an amount equal to one-twelfth of the Taxes that Agent estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to the date the same become delinquent; provided, that, Agent acknowledges and agrees that no Tax Funds will be required in connection with the DR Property as long as the DR

Property is exempt from the payment of Taxes pursuant to Legal Requirements (as evidenced by evidence reasonably satisfactory to Agent). Amounts deposited pursuant to this Section 6.2.1 are referred to herein as the “Tax Funds.” If at any time Agent reasonably determines that the Tax Funds will not be sufficient to pay the Taxes, Agent shall notify Borrower of such determination and the monthly deposits for Taxes shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least ten (10) days prior to the date that such Taxes will become delinquent; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date that Taxes are due, Borrower will deposit such amount within five (5) Business Days after its receipt of such notice.

6.2.2 Release of Tax Funds. Provided, that the Tax Funds then held by Agent are sufficient to pay the Taxes, Agent shall disburse the Tax Funds to Security Guarantor at least ten (10) Business Days prior to the date that the same become due and payable. If the amount of the Tax Funds shall exceed the amounts due for Taxes, Agent shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Funds. Any Tax Funds remaining after the Debt has been paid in full shall be returned to Borrower or Security Guarantor, as applicable.

Section 6.3 Insurance Funds.

6.3.1 Deposits of Insurance Funds. Subject to the terms of this Section 6.3.1, on the Closing Date, and on each Monthly Payment Date thereafter, Borrower and/or Security Guarantor shall deposit an amount equal to one-twelfth of the Insurance Premiums that Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”). Amounts deposited pursuant to this Section 6.3.1 are referred to herein as the “Insurance Funds.” If at any time Agent reasonably determines that the Insurance Funds will not be sufficient to pay the Insurance Premiums, Agent shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Agent estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies.

Notwithstanding the forgoing, neither Borrower nor Security Guarantor shall be required to make the Monthly Insurance Deposit as set forth above provided (i) no Event of Default shall have occurred and be continuing, (ii) the liability and casualty Policies maintained by Borrower and/or Security Guarantor covering the Property are part of a blanket or umbrella policy approved by Agent in its reasonable discretion, pursuant to Section 5.1.1(c) hereof, including, without limitation, approval of the schedule of locations and values, (iii) Borrower provides Agent evidence of renewal of such Policy pursuant to Section 5.1.1(b) hereof, and (iv) Borrower and/or Security Guarantor provides Agent paid receipts for the payment of the Insurance Premiums by no later than ten (10) days prior to the expiration dates of the Policies. Borrower and/or Security Guarantor shall promptly commence making all Monthly Insurance Deposits, as required by Agent pursuant to this Section 6.3.1, within five (5) days of receipt of notice from Agent of Borrower’s and/or Security Guarantor’s failure to comply with items (i), (ii), (iii) or (iv) above, which such notice shall instruct Borrower and/or Security Guarantor to promptly commence making all Monthly Insurance Deposits, including, without limitation, an up-front payment as determined by Agent to cause the Insurance Funds (together with the anticipated Monthly Insurance Deposits) to be sufficient to pay the Insurance Premiums when due.

6.3.2 Release of Insurance Funds. Provided that the Insurance Funds then held by Agent are sufficient to pay the Insurance Premiums then due, Agent shall apply the Insurance Funds to the payment of the Insurance Premiums as they become due and prior to them becoming delinquent. In making any payment relating to Insurance Premiums, Agent may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Funds shall exceed the amounts due for Insurance Premiums, Agent shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Funds. Any Insurance Funds remaining after the Debt has been paid in full shall be returned to Borrower.

Section 6.4 FF&E Funds.

6.4.1 Deposits of FF&E Funds. Borrower and/or Security Guarantor shall deposit with Agent on each Monthly Payment Date an amount equal to (i) two percent (2.00%) of the Operating Income from the DR Property for such period and (ii) four percent (4.00%) of the Operating Income from the Jamaica Property for such period. Amounts deposited pursuant to this Section 6.4.1 are referred to herein as the “FF&E Funds.” Notwithstanding any of the foregoing to the contrary, for so long as (x) no monetary Event of Default shall have occurred and be continuing and (y) each Individual Property is managed by Manager pursuant to a Management Agreement which requires Manager to reserve for FF&E Expenditures, Agent shall waive the requirement to escrow for the payment of FF&E Expenditures required under this Section 6.4; provided that the following conditions are met: (i) no event of default under the Management Agreement shall have occurred and be continuing and the Management Agreement is in full force and effect, (ii) Manager is not a debtor in proceeding under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, (iii) Manager is obligated under the terms of the Management Agreement to reserve for FF&E Expenditures in amounts at least equal to the amount required to be reserved under this Section 6.4, and Manager is actually reserving for all FF&E Expenditures, and such FF&E Expenditures are paid when due and payable and otherwise in accordance with the terms hereof, and (iv) Manager is otherwise performing its obligations in a timely manner under the Management Agreement and, if reasonably requested by Agent in writing, Borrower timely provides to Agent reasonable evidence of such performance by Manager (which evidence may be in the form of copies or receipts for the payment of FF&E Expenditures and/or bank statements or other evidence as to Manager’s reserving of amounts for FF&E Expenditures at least equal to the amount required to be reserved under this Section 6.4).

6.4.2 Release of FF&E Funds.

(a) Agent shall disburse FF&E Funds (if any) only for FF&E Expenditures approved by Agent, which approval shall not be unreasonably withheld or delayed, and shall be deemed approved if contained in the Approved Annual Budget or expressly required under any applicable Franchise Agreement.

(b) Agent shall disburse to Borrower and/or Security Guarantor the FF&E Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the FF&E Expenditures to be paid, (ii) on the date such request is received by Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Agent shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are FF&E Expenditures, (B) stating that all FF&E Expenditures at the applicable Individual Property to be funded by the requested disbursement have been completed (or the portion of such FF&E Work for which such disbursement is being requested has been completed) in a good and workmanlike manner, in accordance with all applicable Legal Requirements and, if applicable, the Franchise Agreement, (C) identifying each contractor or materialman invoice that is being paid in connection with the FF&E Expenditures to be funded by the requested disbursement, and (D) stating that the FF&E Expenditures have been paid in full or will be paid in full upon such disbursement, and (iv) at Agent’s option, if the FF&E Expenditure involves either an alteration to any structural components of the applicable Individual Property or any capital improvements to the applicable individual property, in each case in excess of $250,000, Agent shall have received a report satisfactory to Agent in its reasonable discretion, from an architect or engineer that is certified in the applicable jurisdiction and reasonably approved by Agent, in respect of such structural or capital improvement portions of the FF&E Expenditures for which the disbursement is being requested, and (vi) Agent shall have received such other evidence as Agent shall reasonably request that the FF&E Expenditures at the applicable Individual Property to be funded by the requested disbursement have been completed (or the portion of the FF&E Work for which the disbursement is being requested has been completed) and are paid for or will be paid upon such disbursement to Borrower. Agent shall not be required to disburse FF&E Funds more frequently than once each calendar month, nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of FF&E Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Any FF&E Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(c) Nothing in this Section 6.4.2 shall (i) make Agent responsible for making or completing the FF&E Work; (ii) require Agent to expend funds in addition to the FF&E Funds to complete any FF&E Work; (iii) obligate Agent to proceed with the FF&E Work; or (iv) obligate Agent to demand from Borrower additional sums to complete any FF&E Work.

(d) If a disbursement expressly requires an inspection of the applicable Individual Property then, at Borrower’s and/or Security Guarantor’s reasonable expense, prior to making a disbursement of FF&E Funds in order to verify completion of the FF&E Work for which the inspection is required, Agent may require that such inspection be conducted by an architect or engineer in accordance with Section 6.4.2(b)(v). Borrower and/or Security Guarantor shall pay the reasonable out-of-pocket expense of the third-party inspector and shall permit such inspector and Agent and Agent’s agents and representatives to enter onto the applicable Individual Property during normal business hours, upon reasonable prior written notice (subject to the rights of Tenants under their Leases and hotel guests) in connection with such inspection, will allow such Persons to examine any applicable plans and shop drawings relating to such FF&E Work, if any. Notwithstanding anything to the contrary set forth herein, except during the continuance of an Event of Default, neither Borrower nor Security Guarantor shall be required to pay the cost of any inspections by Agent or any Lender (or any agent, employee or representative thereof) in connection with the disbursement of Reserve Funds, other than the costs of the third-party architect or engineer as expressly set forth herein.

(e) In addition to any insurance required under the Loan Documents, Borrower and/or Security Guarantor shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with FF&E Work. All such policies shall be in form and amount reasonably satisfactory to Agent.

Section 6.5 PIP Work Funds.

6.5.1 Deposits of PIP Work Funds. On the Closing Date, Borrower and/or Security Guarantor shall deposit with Agent the amount of $4,500,000 to fund the costs of the PIP Work. Amounts so deposited shall hereinafter be referred to as the “PIP Work Funds”.

6.5.2 Release of PIP Work Funds.

(a) Agent shall disburse to Borrower and/or Security Guarantor the PIP Work Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the PIP Expenditures to be paid, (ii) on the date such request is received by Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured, (iii) Agent shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are PIP Expenditures, (B) stating that all PIP Expenditures at the applicable Individual Property to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, the Franchise Agreement and the Property Improvement Plan, (C) identifying each contractor or materialman invoice that is being paid in connection with the PIP Expenditures to be funded by the requested disbursement, and (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by reasonably satisfactory evidence of payment, and (iv) at Agent’s option, if the PIP Work involves an alteration to any structural components of the applicable Property or involves capital improvements to an Individual Property, in each case in excess of $250,000, Agent shall have received a report satisfactory to Agent in its reasonable discretion, from an architect or engineer that is qualified in the applicable jurisdiction and reasonably approved by Agent, in respect of such structural or capital improvement portions of the PIP Work for which the disbursement is being requested, and (vi) Agent shall have received such other evidence as Agent shall reasonably request that the PIP Expenditures at the applicable Individual Property to be funded by the requested disbursement have been completed (or the portion thereof for which the PIP Work Funds are being requested) and are paid for or will be paid upon such disbursement to Borrower. Agent shall not be required to disburse PIP Work Funds more frequently than once each calendar month, nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of PIP Work Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made). Any PIP Work Funds remaining after the Debt has been paid in full shall be returned to Borrower.

(b) Nothing in this Section 6.4.2 shall (i) make Agent responsible for making or completing the PIP Work; (ii) require Agent to expend funds in addition to the PIP Work Funds to complete any PIP Work; (iii) obligate Agent to proceed with the PIP Work; or (iv) obligate Agent to demand from Borrower additional sums to complete any PIP Work.

(c) If a disbursement expressly requires an inspection of the applicable Individual Property then, at Borrower’s and/or Security Guarantor’s reasonable expense, prior to making a disbursement of PIP Work Funds in order to verify completion of the PIP Work for which the inspection is required, Agent may require that such inspection be conducted by an architect or engineer in accordance with Section 6.5.2(a)(v). Borrower and/or Security Guarantor shall pay the reasonable out-of-pocket expense of the third-party inspector and shall permit such inspector and Agent and Agent’s agents and representatives to enter onto the applicable Individual Property during normal business hours, upon reasonable prior written notice (subject to the rights of Tenants under their Leases and hotel guests) in connection with such inspection, will allow such Persons to examine any applicable plans and shop drawings relating to such PIP Work, if any. Notwithstanding anything to the contrary set forth herein, except during the continuance of an Event of Default, neither Borrower nor Security Guarantor shall be required to pay the cost of any inspections by Agent or any Lender (or any agent, employee or representative thereof) in connection with the disbursement of Reserve Funds, other than the costs of the third-party architect or engineer as expressly set forth herein.

(d) In addition to any insurance required under the Loan Documents, Borrower and/or Security Guarantor shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with PIP Work. All such policies shall be in form and amount reasonably satisfactory to Agent.

Section 6.6 Cash Sweep Period.

On each Monthly Payment Date during the continuance of a Cash Sweep Period, in addition to all other amounts payable by Borrower and/or Security Guarantor to Agent (on behalf of Lender) on such Monthly Payment Date (including, without limitation, Debt Service and all required deposits to Reserve Funds), Borrower and/or Security Guarantor shall (or shall cause Manager to) deposit with Agent an amount equal to the excess, if any, of Rents collected during the prior calendar month over the sum of (i) Operating Expenses incurred in such month; (ii) Extraordinary Expenses incurred in such month approved by Agent in accordance with the terms of Section 4.1.6(f) of this Agreement, and (iii) required deposits to Reserve Funds for such calendar month (other than the Operating Expense Reserve Funds and the Interest Reserve Funds) (such excess, the “Excess Cash Flow”). Such Excess Cash Flow shall be allocated to and deposited by Agent between the Operating Expense Reserve Funds and the Interest Reserve Funds pro rata based upon the proportion of annual Operating Expenses set forth in the Approved Annual Budget to annual Debt Service. In addition to, and without limitation of Borrower’s and Operating Lessee’s reporting obligations set forth in Section 4.1.6 hereof, on or before the twentieth (20th) day of each month during any Cash Sweep Period, Borrower and/or

Security Guarantor shall (or shall cause Manager to) provide Agent with profit and loss and balance sheet statements of each Individual Property (i.e., individually and on a combined basis) and a calculation of Excess Cash Flow during the preceding calendar month. Each submission of reporting materials to Agent shall include a statement that the information submitted by the Borrower and/or Security Guarantor (or Manager) is true, accurate and correct to the knowledge of such parties.

Section 6.7 Operating Expense Reserve Funds.

6.7.1 Deposit of Operating Expense Reserve Funds.

(a) On the Closing Date, Borrower and/or Security Guarantor shall deposit with Agent the amount of $13,097,060.48 (such amount, the “Operating Expense Cap”) for payment of Operating Expenses. Amounts deposited pursuant to this Section 6.7.1 are referred to herein as the “Operating Expense Reserve Funds.”

(b) Beginning on the third (3rd) Monthly Payment Date to occur following the Closing Date, and continuing on each consecutive third (3rd) Monthly Payment Date thereafter until the Initial Release Date, Borrower shall deposit with Agent on each such Monthly Payment Date an amount equal to the difference between the amount then on deposit in the Operating Expense Reserve Funds and the Operating Expense Cap.

(c) During the continuance of a Cash Sweep Period, Borrower shall deposit with Agent on each such Monthly Payment Date the amounts required to be deposited into the Operating Expense Reserve Funds pursuant to Section 6.6 hereof.

(d) Upon the occurrence of a monetary Event of Default following the Initial Release Date, Borrower and/or Security Guarantor shall deposit an amount equal to the difference between the amount then on deposit in the Operating Expense Reserve Funds and the Operating Expense Cap.

6.7.2 Release of Operating Expense Reserve Funds.

(a) Agent shall disburse Operating Expense Reserve Funds only for payment of Operating Expenses.

(b) So long as no Event of Default has occurred and is continuing, on each Monthly Payment Date, Borrower and/or Security Guarantor shall be permitted to receive disbursements from the Operating Expense Reserve Funds upon Borrower’s or Security Guarantor’s written request to Agent for payment of Operating Expenses incurred in accordance with the related Approved Annual Budget pursuant to a written request for payment submitted by Borrower or Security Guarantor to Agent specifying the Operating Expenses in a form acceptable to Agent, or for Extraordinary Expenses approved by Agent in accordance with the terms of Section 4.1.6(f) hereof, if any, pursuant to a written request for payment submitted by Borrower or Operating Lessee to Agent specifying the individual Extraordinary Expenses in a form acceptable to Agent. Any amount remaining in the Operating Expense Reserve Fund shall be released to Borrower upon the earlier of (a) (1) with respect to any Operating Expense Reserve Funds deposited prior to the Initial Release Date, the Initial Release Date or (2) with respect to any Operating Expense Reserve Funds deposited following the Initial Release Date, the first Monthly Payment Date following the date that the Debt Service Coverage Ratio has equaled or exceeded 1.50x for two (2) consecutive calendar quarters or (b) the payment in full of the Debt.

Section 6.8 Application of Reserve Funds.

During the continuance of an Event of Default, Agent, at its option, may withdraw the Reserve Funds and apply the Reserve Funds to the items for which the Reserve Funds were established or to payment of the Debt in such order, proportion and priority as Agent may determine in its sole discretion. Agent’s right to withdraw and apply the Reserve Funds shall be in addition to all other rights and remedies provided to Agent under the Loan Documents.

Section 6.9 Security Interest in Reserve Funds and Interest on Reserve Funds.

6.9.1 Grant of Security Interest. Borrower and/or Security Guarantor shall be the owner of the Reserve Funds. Each of Borrower and Security Guarantor hereby pledges, assigns and grants a security interest to Agent, as security for payment of the Debt and the performance of all other terms, conditions and covenants of the Loan Documents on Borrower’s and/or Security Guarantor’s part to be paid and performed, in all of Borrower’s and/or Security Guarantor’s, as applicable, right, title and interest in and to the Reserve Funds. The Reserve Funds shall be under the sole dominion and control of Agent.

6.9.2 Interest on Reserve Funds. Interest accrued, if any, on the Reserve Funds shall be remitted to and become part of such Reserve Fund. All Reserve Funds shall be held in an interest-bearing business savings account separate and apart from all other funds of Agent. In no event shall Agent or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Agent or such Servicer, as applicable, in establishing similar accounts for loans of comparable type. All such interest that so becomes part of the applicable Reserve Funds shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Reserve Funds; provided, however, that Agent may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

6.9.3 Income Taxes. Borrower shall report on its federal, state and local income tax returns all interest or income accrued on the Reserve Funds, if any.

6.9.4 Prohibition Against Further Encumbrance. Borrower shall not, without the prior consent of Agent, further pledge, assign or grant any security interest in the Reserve Funds or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Agent as the secured party, to be filed with respect thereto.

6.9.5 Reserve Fund Indemnification. Each of Borrower and Security Guarantor shall indemnify Agent and Lender and hold Agent and Lender harmless from and against any and all Losses arising from or in any way connected with the Reserve Funds, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence or willful misconduct of Agent, Lender or any other their agents or employees. If requested by Agent in writing, each of Borrower and Security Guarantor shall assign to Agent all rights and claims Borrower and/or Security Guarantor may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

6.9.6 Reserve Fund Fees and Expenses. Each of Borrower and Security Guarantor acknowledges and agrees that it solely shall be, and shall at all times remain, liable to Agent or Servicer for all reasonable and customary fees, charges, costs and expenses in connection with the Reserve Funds, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by Agent or Servicer in connection with the administration of the Reserve Funds and the reasonable fees and expenses of outside legal counsel to Agent and Servicer as needed to enforce, protect or preserve the rights and remedies of Agent and/or Servicer under this Agreement.

Section 6.10 Interest Reserve Funds.

6.10.1 Deposit of Interest Reserve Funds.

(a) On the Closing Date, Borrower and/or Security Guarantor shall deposit with Agent the amount of $10,317,424.66 (such amount, the “Interest Reserve Cap”) for payment of Debt Service. Amounts deposited pursuant to this Section 6.10.1 are referred to herein as the “Interest Reserve Funds.”

(b) Beginning on the third (3rd) Monthly Payment Date to occur following the Closing Date, and continuing on each consecutive third (3rd) Monthly Payment Date thereafter until the achievement of the Debt Service Coverage Ratio equal to or in excess of 1.50x for two (2) consecutive calendar quarters, Borrower shall deposit with Agent on each such Monthly Payment Date an amount equal to the difference between the amount then on deposit in the Interest Reserve Funds and the Interest Reserve Cap.

(c) During the continuance of a Cash Sweep Period, Borrower shall deposit with Agent on each such Monthly Payment Date the amounts required to be deposited into the Interest Reserve Funds pursuant to Section 6.6 hereof.

(d) Upon the occurrence of an Event of Default following the Initial Release Date, Borrower and/or Security Guarantor shall deposit an amount equal to the difference between the amount then on deposit in the Interest Reserve Funds and the Interest Reserve Cap.

6.10.2 Release of Interest Reserve Funds.

(a) Agent shall disburse Interest Reserve Funds only for payment of Debt Service.

(b) So long as no Event of Default has occurred and is continuing, Borrower and/or Security Guarantor shall be permitted to receive disbursements from the Interest Reserve Funds upon Borrower’s or Security Guarantor’s written request to Agent for payment of Debt Service when due pursuant to this Agreement. Any amount remaining in the Interest Reserve Fund shall be released to Borrower upon the earlier of (a) (1) with respect to any Interest Reserve Funds deposited prior to the Initial Release Date, the Initial Release Date or (2) with respect to any Interest Reserve Funds deposited following the Initial Release Date, the first Monthly Payment Date following the date that the Debt Service Coverage Ratio has equaled or exceeded 1.50x for two (2) consecutive calendar quarters or (b) the payment in full of the Debt.

ARTICLE VII.

MANAGEMENT AGREEMENT AND FRANCHISE AGREEMENT

Section 7.1 The Management Agreement.

Borrower and Security Guarantor shall use commercially reasonable efforts to cause each Manager to manage its applicable Individual Property in accordance with the Management Agreement. Borrower and Security Guarantor shall (i) diligently perform and observe in all material respects all of the terms, covenants and conditions of the Management Agreement on the part of Security Guarantor to be performed and observed, (ii) promptly notify Agent of any written notice to Security Guarantor of any default by Security Guarantor in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Security Guarantor to be performed and observed, and (iii) promptly deliver to Agent a copy of each financial statement, business plan, capital expenditures plan, report and estimate received by it under the Management Agreement; and (iv) promptly use commercially reasonable efforts to enforce the performance and observance of all of the covenants required to be performed and observed by Manager under the Management Agreement. If Security Guarantor shall default in the performance or observance of any material term, covenant or condition of the Management Agreement on the part of Security Guarantor to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower or Security Guarantor from any of their respective obligations hereunder or under the Management Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement on the part of Security Guarantor to be performed or observed.

Section 7.2 Prohibition Against Termination or Modification.

Neither Borrower nor Security Guarantor shall surrender, terminate, cancel, modify, (other than non-material modifications that do not materially increase any of the obligations of Security Guarantor or decrease any of the material rights of Security Guarantor thereunder), renew or extend (other than any renewal or extension rights exercised by Manager as of right under the Management Agreement) the Management Agreement, or enter into any other agreement relating to the management or operation of any Individual Property with Manager or any other Person, or consent to the assignment by the Manager of its interest under the Management Agreement, or waive or release any of its rights and remedies under the Management Agreement, in each case without the express consent of Agent, to be given or withheld in Agent’s sole discretion; provided, that Agent shall endeavor to respond to any requests for consent in a timely manner and will not unreasonably withhold, condition or delay the approval of a Qualified Manager if Security Guarantor is required to replace the existing Manager in accordance with this Agreement. If at any time Agent consents to the appointment of a new manager, such new manager and Security Guarantor shall, as a condition of Agent’s consent, execute an assignment and subordination of management agreement in the form then used by Agent, with reasonable revisions thereto to the extent requested by such new manager.

Section 7.3 Replacement of Manager.

Agent shall have the right, subject and pursuant to the terms of the Assignment of Management Agreement, to require Borrower and Security Guarantor to replace the Manager with a new manager, which shall be a Qualified Manager chosen by Security Guarantor and subject to the consent of Agent, not to be unreasonably withheld, conditioned or delayed.

Section 7.4 Franchise Agreement.

Borrower and Security Guarantor shall cause each Individual Property to be at all times subject to a Franchise Agreement with a Qualified Franchisor. Borrower and Security Guarantor shall (i) diligently perform and observe all of the terms, covenants and conditions of the Franchise Agreement in all material respects on the part of Security Guarantor to be performed and observed, (ii) promptly notify Agent of any written notice to Security Guarantor of any default by Security Guarantor in the performance or observance of any of the terms, covenants or conditions of the Franchise Agreement on the part of Security Guarantor to be performed and observed, and (iii) promptly deliver to Agent a copy of each financial statement, business plan, Property Improvement Plan, report and estimate received by it under the Franchise Agreement; and (iv) use commercially reasonable efforts to promptly enforce the performance and observance of all of the covenants required to be performed and observed by Franchisor under the Franchise Agreement. If Security Guarantor shall default in the performance or observance of any material term, covenant or condition of the Franchise Agreement on the part of Security Guarantor to be performed or observed, then, without limiting Agent’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing Borrower or Security Guarantor from any of their respective obligations hereunder or under the Franchise Agreement, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Franchise Agreement on the part of Security Guarantor to be performed or observed.

Section 7.5 Prohibition Against Termination or Modification.

Neither Borrower nor Security Guarantor shall surrender, terminate, cancel, modify (other than non-material modifications that do not materially increase any of the obligations of Security Guarantor or decrease any of the material rights of Security Guarantor thereunder), renew or extend the Franchise Agreement (other than any renewal or extension rights exercised by Franchisor as of right under the Franchise Agreement), or enter into any other franchise agreement relating to the Property with Franchisor or any other Person, or consent to the assignment by the Franchisor of its interest under the Franchise Agreement, or waive or release any of its rights and remedies under the Franchise Agreement, in each case without the express consent of Agent, to be given or withheld in Agent’s sole discretion; provided, that (i) Agent shall endeavor to respond to any requests for consent in a timely manner and will not unreasonably withhold, condition or delay any (a) renewals or extensions of a Franchise Agreement upon terms substantially similar to those contained under the applicable existing

Franchise Agreement or (b) the approval of a Qualified Franchisor if Security Guarantor is required to replace the existing Franchisor in accordance with this Agreement and (ii) if Security Guarantor requests Agent’s consent to a termination of a Franchise Agreement as the result of an event of default by the Franchisor thereunder, if Agent has not responded in writing with its consent or disapproval of such consent within fifteen (15) Business Days, then Agent shall be deemed to have consented to such termination. If at any time Agent consents to the appointment of a new franchisor, such new franchisor and Security Guarantor shall, as a condition of Agent’s consent, execute a franchisor comfort letter in form reasonably satisfactory to Agent.

Section 7.6 Replacement of Franchisor.

Borrower and/or Security Guarantor, upon the request of Agent, shall terminate the Franchise Agreement and replace Franchisor with a Qualified Franchisor and enter into a new franchise agreement acceptable to Agent, without penalty or fee, if at any time during the term of the Loan there exists a material default by Franchisor under the Franchise Agreement, beyond any applicable notice, grace and/or cure period, which gives Security Guarantor the right to terminate the Franchise Agreement.

ARTICLE VIII.

PERMITTED TRANSFERS

Section 8.1 Intentionally Omitted.

Section 8.2 Permitted Transfers of Equity Interests.

Notwithstanding the restrictions contained in Section 4.2.1 hereof, the following transfers, whether occurring directly or indirectly, shall be permitted without Agent’s consent (each a “Permitted Transfer”): (a) a transfer (but not a pledge) by devise or descent or by operation of law upon the death of a member, partner or shareholder of a Restricted Party, (b) the transfer (but not the pledge), in one or a series of transactions, of the stock, partnership interests, membership interests or similar equity ownership interests (as the case may be) in a Restricted Party (other than a sale, transfer, or issuance of shares addressed in the following clause (c)), (c) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange, (d) any Sale or Pledge, or similar transfer as the result of the exercise by Agent, any Lender, any Affiliate of Agent or Lender, or any of their designees or nominees, of any rights or remedies under the Loan Documents (including, without limitation, as the result of the exercise of the remedies under the Pledge Agreement), (e) any Permitted Encumbrance (provided, that, with respect to any workers’, mechanics’ or other similar Liens on any Individual Property, such Lien shall be deemed a Permitted Transfer as long as Security Guarantor, within sixty (60) days of written notice of such Lien, shall contest such Lien in accordance with this Agreement or otherwise satisfy or dismiss such Lien (excluding any statutory Liens that may attach by virtue of the commencement of work), (f) any Lease, hotel occupancy agreement or similar arrangement made in accordance with this Agreement or the other Loan Documents; (g) the pledges of collateral and ownership interests contemplated by the Pledge Agreement, (h) the obligation of Jamaica Security Guarantor to convey the Release

Parcel, and the release thereof in accordance with this Agreement, (i) the replacement of any Manager or Franchisor in accordance with this Agreement, (j) any Permitted Equipment Leases, (k) Permitted Intercompany Debt incurred in accordance with the terms and conditions of this Agreement, (l) the pledge of direct or indirect interests in any Restricted Party if, the exercise of such pledge would constitute a Permitted Transfer hereunder (subject to the applicable restrictions and requirements set forth in this Section 8.2), (m) transfers between Affiliates of any Borrower or Security Guarantor that are Controlled by Sponsor, or (n) any other transfer, Sale or Pledge, or similar action that is expressly permitted to be taken in accordance with the Loan Documents (including, without limitation, the tendering of a deed in lieu or an assignment in lieu in accordance with the requirements set forth in the Carry Guaranty, sales and dispositions of personal property in accordance with this Agreement, any Indebtedness permitted under this Agreement, and the replacement of FF&E in accordance with this Agreement); provided, however, with respect to the transfers listed in clauses (a), (b), (c), (l) or (m) above, (A) no such transfers shall, whether pursuant to a single transfer or a series of transfers, result in a “Change of Control” (as defined in the Credit Agreement), (B) after giving effect to such transfers, Sponsor shall (I) own one hundred percent (100)% of the direct or indirect equity ownership interest in each of Borrower, Security Guarantor, Pledgor, Pledgee, and any SPC Party; (II) Control Borrower, Security Guarantor, Pledgor, Pledgee, and any SPC Party; and (III) indirectly Control (through the indirect ownership and Control of Security Guarantor) the day-to-day operation of the Property, subject to the day-to-day management of the Property by Manager pursuant to the Management Agreement, (C) each Individual Property shall continue to be managed by a Qualified Manager approved by Agent in accordance with this Agreement and subject to a franchise agreement with a Qualified Franchisor approved by Agent in accordance with this Agreement, (D) no such transfer shall be of any direct equity ownership interests in Borrower, Security Guarantor, or Pledgee, or in any SPC Party, (E) following such transfers, all relevant Persons shall be in continued compliance with the relevant provisions of Section 3.1.24 hereof (solely to the extent applicable to any Person), (F) following such transfers, each of Borrower and Security Guarantor shall have the ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA matters and the Patriot Act, OFAC and matters concerning Embargoed Persons (and, upon Agent’s request, Borrower and/or Security Guarantor shall deliver to Agent, upon Agent’s request, searches, reasonably acceptable to Agent, for any Person that did not own thirty-five percent (35%) or more of the equity ownership interests in the Borrower and Security Guarantor who will own thirty-five percent (35%) or more of the equity ownership interests in Borrower and Security Guarantor as a result of such transfer), and (II) continue to comply with the covenants contained herein relating to ERISA matters and the Patriot Act, OFAC, and matters concerning Embargoed Persons, (G) Borrower pays all of Agent’s and Lender’s out-of-pocket costs and expenses in connection with such transfer, including, without limitation, reasonable third-party attorneys’ fees and expenses, if any, and (H) such transfers shall not trigger any right of first refusal or option to purchase under the Operating Agreements.

ARTICLE IX.

SALE OF LOAN

Section 9.1 Sale of Loan.

(a) Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan or (ii) to sell participation interests in the Loan, in each case subject to and in accordance with Section 11.27 hereof. (The transaction referred to in clauses (i) and (ii) shall hereinafter be referred to collectively as “Secondary Market Transactions”).

(b) If requested by Agent, Borrower and/or Security Guarantor shall assist Lender, at Borrower’s and/or Security Guarantor’s reasonable expense, in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace in connection with any Secondary Market Transactions, including, without limitation, to:

(i) (A) provide updated financial and other information with respect to the Property, the business operated at the Property, Borrower, Security Guarantor, Pledgee, Pledgor, any SPC Party, Guarantor, Sponsor (to the extent publicly available), the Manager, and the Franchisor (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to Agent;

(ii) provide opinions of counsel, which may be relied upon by Agent, Lender, and their respective counsel, agents and representatives, as to fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to single-member limited liability companies, compliance with applicable securities laws regarding disclosure of material information (so called 10b-5 opinions) (if applicable), and true sale or any other opinion customary in Secondary Market Transactions with respect to the Property and Borrower, Security Guarantor, and their respective Affiliates, which counsel and opinions shall be satisfactory in form and substance to Agent;

(iii) provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents and such additional representations and warranties as are customary in Secondary Market Transactions or as Agent may reasonably require;

(iv) execute such amendments to the Loan Documents and Borrower, Security Guarantor, or any SPC Party’s organizational documents as may be reasonably requested by Agent or otherwise to effect the Secondary Market Transaction including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that neither Borrower nor Security Guarantor shall be required to modify or amend any Loan Document if such modification or amendment would (A) change the interest rate, the stated maturity or the amortization of principal as set forth herein or in the Note, or (B) modify or amend any other material economic term of the Loan Agreement or the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which shall have the same initial weighted average coupon of the original Note, and all principal payments made by Borrower pursuant to the terms hereof shall be applied pro rata to all such replacement notes. In the event Borrower or Security Guarantor fails to execute and deliver such documents to Agent within five (5) Business Days following such request by Agent, each of Borrower and Security Guarantor hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, each of Borrower and Security Guarantor ratifying all that such attorney shall do by virtue thereof. It shall be an Event of Default under this Agreement, the Note, the Security Instrument and the other Loan Documents if Borrower and/or Security Guarantor fails to comply with any of the terms, covenants or conditions of this Section 9.1(b)(iv) after expiration of ten (10) Business Days after notice thereof; and

(v) at any time prior to a Secondary Market Transaction, execute such amendments to the Loan Documents as requested by the Agent, in its discretion, to extend the Maturity Date to a Monthly Payment Date no more than three (3) months beyond the initial Maturity Date set forth herein (the “Extended Maturity Date”).

(c) If requested by Agent, Borrower shall provide Agent, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Agent shall determine to be required pursuant to any Legal Requirement applicable to any Secondary Market Transaction.

ARTICLE X.

DEFAULTS

Section 10.1 Event of Default.

(a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if Borrower shall fail to (A) pay when due (1) any sums which by the express terms of this Agreement and the other Loan Documents require immediate payment without any grace period or (2) sums which are payable on the Maturity Date, or (B) pay within five (5) days when due any monthly installment of principal and/or interest due under the Note and any amount required to be paid into the Reserve Funds (provided, that, Borrower has received at least five (5) days’ prior written notice of the amount required to be paid into the Reserve Funds) or (C) pay within ten (10) days of written notice from Agent, any other sums payable under the Note, this Agreement or any of the other Loan Documents; provided, that, it shall not be an Event of Default if sufficient Reserve Funds have been deposited with Agent for the express purpose of the payment of such sums;

(ii) if any of the Taxes or Other Charges are not paid prior to the same becoming delinquent; provided, that, to the extent sufficient Tax Funds are being held by Agent, an Event of Default shall not be deemed to have occurred if Agent has failed to timely pay over to Borrower such amounts in accordance with the obligations of Agent to pay the same to over to Borrower for payment of Taxes or Other Charges as set forth in this Agreement;

(iii) if (A) the Policies are not kept in full force and effect; provided, that, to the extent sufficient Insurance Funds are being held by Agent, an Event of Default shall not be deemed to have occurred if Agent has failed to timely pay the required Insurance Premiums amounts in accordance with the obligations of Agent to pay the same as set forth in this Agreement or (B) if evidence of the required Policies are not delivered to Agent as provided in Section 5.1.1(b) hereof within ten (10) days following written notice from Agent to Borrower;

(iv) if a Prohibited Transfer occurs in violation of this Agreement;

(v) if any representation or warranty made by Borrower or Security Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Agent shall have been false or misleading in any material respect as of the date the representation or warranty was made; provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent, immaterial, non-recurring and curable and (B) Borrower or Security Guarantor, as applicable, promptly cures such breach by causing such certification, representation or warranty to be true and correct without a modification of the same within thirty (30) days after Borrower or Security Guarantor, as applicable, receives notice of such breach unless such breach cannot reasonably be cured within such thirty (30) day period and Borrower or Security Guarantor, as applicable, commences to cure such breach within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure same; provided, that in no event shall Borrower or Security Guarantor, as applicable have an aggregate cure period exceeding ninety (90) days for any such breach;

(vi) if Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor or if Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Security Guarantor, any SPC Party, Pledgee, Pledgor, Sponsor, or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

(viii) if any Individual Property becomes subject to any mechanic’s, materialman’s or other Lien other than a Lien for local real estate taxes and assessments not then due and payable and the Lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days following Borrower’s or Security Guarantor’s receipt of written notice thereof (which notice need not come from Agent), unless the same is being contested in accordance with this Agreement;

(ix) if Borrower or Security Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(x) intentionally omitted;

(xi) if Borrower, Security Guarantor, or any applicable SPC Party breaches any representation, warranty or covenant contained in Section 3.1.24 hereof; provided, however, that such breach shall not constitute an Event of Default in the event that such breach shall be remedied within a timely manner and in any event within not more than thirty (30) days of Agent’s written request;

(xii) if Borrower, Security Guarantor, Guarantor, Pledgor, Pledgee, or Sponsor fails to comply with the covenants as to the Patriot Act, OFAC, and Embargoed Persons as set forth in Section 4.1.1 hereof;

(xiii) if Borrower or Security Guarantor breaches any of the negative covenants contained in Section 4.2.11 hereof;

(xiv) intentionally omitted;

(xv) if Guarantor or Security Guarantor breaches in any material respect any covenant, warranty or representation contained in the Guaranty or Security Guaranty, as applicable beyond any applicable notice and cure periods (provided, that, if no notice and cure period is provided for any representations or warranties contained therein, a breach of any such representations or warranties shall be subject to the same notice and cure rights of Borrower and Security Guarantor set forth in this Agreement);

(xvi) if Borrower or Security Guarantor shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Operating Agreement or Material Agreement as and when payable thereunder and such failure could reasonably be expected to result in a Material Adverse Effect;

(xvii) if Borrower or Security Guarantor shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement, or if any Borrower Party shall continue to be in Default under any other Loan Document, in each case provided that such Default is not specified in Subsections (i) to (xvi) above, for ten (10) Business Days after notice to Borrower and/or Security Guarantor from Agent, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower and/or Security Guarantor shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower and/or Security Guarantor in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

(xviii) if a material default by Security Guarantor has occurred and continues beyond any applicable notice and cure period under the Management Agreement;

(xix) except as expressly permitted by this Agreement, if there is a termination by Borrower or Security Guarantor, in violation of this Agreement, (A) of any Management Agreement, or (B) of any Franchise Agreement, and the applicable Manager or Franchisor is not replaced with a Manager or Franchisor approved by Agent in accordance with this Agreement within thirty (30) days following such termination (or Manager or Franchisor agrees to the material terms for such replacement within such thirty (30) day period and replaces the applicable Manager or Franchisor within sixty (60) days thereafter); provided, that, during such period there is no material disruption or interruption in the operation of the applicable Individual Property and; provided, further, that it shall not be an Event of Default hereunder if Security Guarantor proposes a Qualified Manager or Qualified Franchisor, as applicable, within the required thirty (30) day period and Agent does not either grant its approval or disapproval within such thirty (30) day period; provided, further, that it shall not be an Event of Default hereunder if Agent unreasonably disapproves such Qualified Manager or Qualified Franchisor within such period.

(xx) except as expressly permitted by this Agreement, if (A) a Manager resigns, or (B) a Franchisor resigns, and the applicable Manager or Franchisor is not replaced by a Manager or Franchisor approved by Agent in accordance with this Agreement within sixty (60) days following such resignation (or such Manager or Franchisor agrees to the material terms for such replacement of the resigning Manager of Franchisor within such sixty (60) day period and replaces the applicable Manager or Franchisor within thirty (30) days thereafter); provided, that (x) there is no material disruption or interruption in the operation of the applicable Individual Property and (y) Security Guarantor shall use commercially reasonable efforts to enforce any applicable provisions of the Management Agreement or Franchise Agreement that may provide that no such resignation or removal of Franchisor is effective until Security Guarantor has found a replacement for such Manager or Franchisor; provided, further, that it shall not be an Event of Default hereunder if Security Guarantor proposes a Qualified Manager or Qualified Franchisor, as applicable, and Agent does not grant its approval or disapproval of such Qualified Manager or Qualified Franchisor within such sixty (60) day period; provided, further, that it shall not be an Event of Default hereunder if Agent unreasonably disapproves such Qualified Manager or Franchisor within such period;

(xxi) if any liquor, gaming or other material License necessary to the operation of any Individual Property as a hotel shall have been terminated or suspended and, as a result operations at the Individual Property are required by applicable Legal

Requirements to halt, and such license has not been reinstated within ten (10) Business Days following such termination or suspension of activities at the applicable Individual Property and Agent reasonably determines that such termination or suspension is reasonably likely to have a Material Adverse Effect; or

(xxii) following the re-opening of an Individual Property following the current temporary closure due to the effects of the COVID 19 pandemic, if Borrower and/or Security Guarantor ceases to operate a hotel on such Individual Property or terminates such business for any reason whatsoever (other than (i) temporary cessations for Force Majeure which, in each individual case do not exceed ninety (90) consecutive days, and (ii) temporary cessation in connection with any renovations to the applicable Individual Property or restoration of the applicable Individual Property after Casualty or Condemnation).

(b) During the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above with respect to the Borrower, Security Guarantor, and/or SPC Party only) and at any time thereafter Agent may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, take such action, without notice or demand, that Agent deems advisable to protect and enforce its rights against Borrower and/or Security Guarantor and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower, Security Guarantor, and the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above with respect to the Borrower, Security Guarantor, and/or SPC Party only, the Debt and all other obligations of Borrower and Security Guarantor hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 10.2 Remedies.

(a) During the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Agent (on behalf of Lender) against Borrower and/or Security Guarantor under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower and/or Security Guarantor or at law or in equity may be exercised by Agent at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to the Property. Any such actions taken by Agent shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Agent (on behalf of Lender) permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, if an Event of Default is continuing (i) Agent (on behalf of Lender) is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Agent (on behalf of Lender) shall remain in full force and effect until Agent has exhausted all of its remedies against the Property and the Security Instrument and/or the Debenture has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full.

(b) With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Agent or Lender to resort to any Individual Property for the satisfaction of any of the Debt in preference or priority to any other Individual Property, and Agent (on behalf of Lender) may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Agent shall have the right from time to time to partially foreclose the Security Instruments, Security Guaranty, Pledge Agreement, and/or the Debentures in any manner and for any amounts guaranteed by the Security Guaranty and secured by the Security Instruments, Security Guaranty, Pledge Agreement, and/or the Debentures then due and payable as determined by Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower and/or Security Guarantor defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Agent may foreclose the Security Instrument, Security Guaranty, Pledge Agreement, and/or the Debenture to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Agent may foreclose the Security Instrument, Security Guaranty, Pledge Agreement, and/or the Debenture to recover so much of the principal balance of the Loan as Agent may accelerate and such other sums guaranteed by the Security Guaranty and secured by the Security Instrument, Security Guaranty, Pledge Agreement, and/or the Debenture as Agent may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument, Security Guaranty, Pledge Agreement, and/or the Debenture to secure payment of sums guaranteed by the Security Guaranty and secured by the Security Instrument and not previously recovered.

(c) Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Agent from time to time, promptly after the request of Agent, a severance agreement and such other documents as Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Agent. Each of Borrower and Security Guarantor hereby absolutely and irrevocably appoints Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, each of Borrower and Security Guarantor ratifying all that its said attorney shall do by virtue thereof; provided, however, Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower and/or Security Guarantor, as applicable, by Agent of Agent’s intent to exercise its rights under such power. Borrower and/or Security Guarantor, as applicable, shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording and/or registering or filing of the Severed Loan Documents, and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower and/or Security Guarantor, as applicable, only as of the Closing Date.

(d) Any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Agent toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Agent in its sole discretion shall determine.

Section 10.3 Right to Cure Defaults.

Agent may, but without any obligation to do so and without notice to or demand on Borrower and/or Security Guarantor and without releasing Borrower or Security Guarantor from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower and/or Security Guarantor hereunder in such manner and to such extent as Agent may deem necessary. Agent is authorized to enter upon the Property during reasonable business hours for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Property for such purposes, and the cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by law), with interest as provided in this Section 10.3, shall constitute a portion of the Debt and shall be due and payable to Agent upon demand. All such costs and expenses incurred by Agent in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Agent. All such costs and expenses incurred by Agent together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Agent (on behalf of Lender) under the Loan Documents and shall be immediately due and payable upon demand by Agent therefore.

Section 10.4 Remedies Cumulative.

The rights, powers and remedies of Agent (on behalf of Lender) under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Agent may have against Borrower and/or Security Guarantor pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Agent’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Agent may determine in Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower and/or Security Guarantor shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower and/or Security Guarantor or to impair any remedy, right or power consequent thereon.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Successors and Assigns.

All covenants, promises and agreements in this Agreement, by or on behalf of Borrower and/or Security Guarantor, shall inure to the benefit of the legal representatives, successors and assigns of Agent and Lender.

Section 11.2 Agent’s Discretion.

Whenever pursuant to this Agreement Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Agent, the decision of Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Agent and shall be final and conclusive.

Section 11.3 Governing Law.

(a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF BORROWER AND SECURITY GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY

CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER AND/OR SECURITY GUARANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND EACH OF BORROWER AND SECURITY GUARANTOR WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH OF BORROWER AND SECURITY GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH OF BORROWER AND SECURITY GUARANTOR DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

251 Little Falls Drive

Wilmington DE 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO EACH OF BORROWER AND/OR SECURITY GUARANTOR IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH OF BORROWER AND SECURITY GUARANTOR (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN THE UNITED STATES (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN THE UNITED STATES OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 11.4 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by

Borrower and/or Security Guarantor therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower and/or Security Guarantor, shall entitle Borrower and/or Security Guarantor to any other or future notice or demand in the same, similar or other circumstances.

Section 11.5 Delay Not a Waiver.

Neither any failure nor any delay on the part of Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement or any other Loan Document, Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount. Agent shall have the right to waive or reduce any time periods that Agent is entitled to under the Loan Documents in its sole and absolute discretion.

Section 11.6 Notices.

All notices, demands, requests, consents, approvals or other communications (any of the foregoing, a “Notice”) required, permitted, or desired to be given hereunder shall be in writing sent by registered or certified mail, postage prepaid, return receipt requested, delivered by hand or reputable overnight courier, or via email and addressed to the party to be so notified at its address hereinafter set forth, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 11.6. Any Notice shall be deemed to have been received: (a) three (3) days after the date such Notice is mailed, (B) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day), (c) on the next Business Day if sent by an overnight commercial courier, or (d) on the earlier of (i) the date that a return receipt or acknowledgment is received for such email or (ii) if no return receipt or acknowledgment is received, on the next Business Day, in each case addressed to the parties as follows:

If to Agent:	PHR Lender
520 Madison Avenue, 30th Floor,
New York, New York 10022
Attention: Jawad Ahmed
Telephone No.: (212) 446-4069
mail: jahmed@dkp.com

with a copy to:	Dechert LLP
Three Bryant Park
1095 Ave of the Americas
New York, New York 10036

Attention: Allan Brilliant
Telephone No.: (212) 698-3600
Email: allan.brilliant@dechert.com

If to Initial Lender:	PHR Lender
520 Madison Avenue, 30th Floor,
New York, New York 10022
Attention: Jawad Ahmed
Telephone No.: (212) 446-4069
Email: jahmed@dkp.com

with a copy to:	Dechert LLP
Three Bryant Park
1095 Ave of the Americas
New York, New York 10036
Attention: Allan Brilliant
Telephone No.: (212) 698-3600
Email: allan.brilliant@dechert.com

If to Borrower:	Hilmobay Resort III, LLC
Playa Dominican Resort III, LLC
3950 University Drive, Suite 301
Fairfax, VA 22030
Attention: Chief Financial Officer
Telephone No.: (571) 529-6113
Email: Ryan.Hymel@playaresorts.com

with a copy to:	Hilmobay Resort III, LLC
Playa Dominican Resort III, LLC
1560 Sawgrass Corporate Parkway, Suite 140
Sunrise, FL 33323
Attention: General Counsel
Telephone No.: (954) 308-1602
Email: Tracy.Colden@playaresorts.com

and a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
Attention: Lee Berner
Telephone No.: (202) 637-5600
Email: lee.berner@hoganlovells.com

If to Security Guarantor:	Hilmobay Resort Limited
3950 University Drive, Suite 301
Fairfax, VA 22030

Attention: Chief Financial Officer
Telephone No.: (571) 529-6113
Email: Ryan.Hymel@playaresorts.com

Playa Dominican Resort B.V.
c/o 3950 University Drive, Suite 301
Fairfax, VA 22030
Attention: Chief Financial Officer
Telephone No.: (571) 529-6113
Email: Ryan.Hymel@playaresorts.com

with a copy to:	Hilmobay Resort Limited
Playa Dominican Resort B.V.
1560 Sawgrass Corporate Parkway, Suite 140
Sunrise, FL 33323
Attention: General Counsel
Telephone No.: (954) 308-1602
Email: Tracy.Colden@playaresorts.com

and a copy to:	Hogan Lovells US LLP
3950 University Drive, Suite 301
Fairfax, VA 22030
Attention: Chief Financial Officer
Telephone No.: (202) 637-5600
Email: lee.berner@hoganlovells.com

Notwithstanding any provision in this Agreement to the contrary, Borrower and Security Guarantor shall be entitled to rely on an e-mail from a representative of Agent or Lender with respect to approvals and requests of Borrower or Security Guarantor pursuant to the Loan Documents except where expressly stated otherwise in this Agreement. Any party may change the address to which any such Notice is to be delivered by furnishing ten (10) days’ written notice of such change to the other parties in accordance with the provisions of this Section 11.6. Notices shall be deemed to have been given on the date as set forth above, even if there is an inability to actually deliver any such Notice because of a changed address of which no Notice was given, or there is a rejection or refusal to accept any Notice offered for delivery. Notice for any party may be given by its respective counsel. Additionally, Notice from Agent may also be given by Servicer and Agent hereby acknowledges and agrees that Borrower shall be entitled to rely on any Notice given by Servicer as if it had been sent by Agent.

Section 11.7 Trial by Jury.

BORROWER, SECURITY GUARANTOR, AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF

RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, SECURITY GUARANTOR, AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

Section 11.8 Headings.

The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 11.9 Severability.

Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.10 Preferences.

Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower and/or Security Guarantor to any portion of the obligations of Borrower and/or Security Guarantor hereunder. To the extent Borrower and/or Security Guarantor makes a payment or payments to Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Agent or such Lender.

Section 11.11 Waiver of Notice.

Neither Borrower nor Security Guarantor shall be entitled to any notices of any nature whatsoever from Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Agent to Borrower and/or Security Guarantor and except with respect to matters for which Borrower and/or Security Guarantor is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each of Borrower and Security Guarantor hereby expressly waives the right to receive any notice from Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Agent to Borrower.

Section 11.12 Remedies of Borrower.

In the event that a claim or adjudication is made that Agent or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Agent nor its agents shall be liable for any monetary damages, and Borrower’s and/or Security Guarantor’s sole remedy shall be limited to commencing an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 11.13 penses; General Indemnity; Mortgage Tax Indemnity; Employee Benefit Indemnity; Duty to Defend; Survival.

11.13.1 Expenses. Borrower and/or Security Guarantor shall pay or, if Borrower and/or Security Guarantor fails to pay, reimburse Agent and/or Lender upon receipt of notice from Agent, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Agent and/or Lender in connection with (i) the ongoing performance of and compliance with agreements and covenants of any Borrower Party contained in this Agreement and the other Loan Documents including, without limitation, confirming compliance with environmental and insurance requirements; (ii) Agent’s ongoing performance of and compliance with all agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower and/or Security Guarantor; (iv) the filing and recording and/or registering fees and expenses, and reasonable fees and expenses of counsel for providing to Agent all required legal opinions, and other similar expenses incurred, in creating and perfecting the Liens in favor of Agent pursuant to this Agreement and the other Loan Documents; (v) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation or otherwise, in each case against, under or affecting Borrower, Security Guarantor, this Agreement, the other Loan Documents, the Property, or any other security given for the Loan; and (vi) enforcing any obligations of or collecting any payments due from the Borrower Parties under this Agreement, the other Loan Documents or with respect to the Property or in connection with any “special servicing” of the Loan (including, without limitation, any costs and expenses incurred in connection with transferring the Loan to a special servicer) or restructuring of the credit arrangements provided under this Agreement in the nature of a “work out” or of any insolvency or bankruptcy proceedings (including, without limitation, loan servicing or special servicing fees, loan advances, and “work-out” and/or liquidation fees); provided, however, that neither Borrower nor Security Guarantor shall be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Agent.

11.13.2 General Indemnity. Each Borrower and each Security Guarantor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless Lender Indemnitees (defined below) from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, and awards actually incurred by such Lender Indemnitees (including but not limited to reasonable third-party attorneys’ fees and other costs of defense), but excluding all punitive, consequential, special and treble damages except to the extent actually incurred by any Lender Indemnitees to an unrelated third party (collectively, the “Losses”) that may be imposed upon or incurred by or asserted against any Lender Indemnitees and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any breach by Borrower and/or Security Guarantor of its obligations under, or any material misrepresentation by Borrower and/or Security Guarantor contained in, this Agreement or the other Loan Documents; (b) the use or intended use of the proceeds of the Loan; (c) ownership of the Security Instrument, the Debenture, the Property or any interest therein or receipt of any Rents; (d) any amendment to, or restructuring of, the Debt, and the Note, this Agreement, the Security Instrument, the Debenture, or any other Loan Documents; (e) any and all lawful action that may be taken by Agent not in contravention of the Loan Documents in connection with the enforcement of the provisions of this Agreement, the Security Instrument, the Security Guaranty, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, any guarantor or indemnitor and/or any partner, joint venturer or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding; (f) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (g) any use, nonuse or condition in, on or about the Property; (h) [intentionally omitted]; (i) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (j) the failure of any person to file timely with the Internal Revenue Service an accurate Form 1099-S, Proceeds from Real Estate Transactions, or Form 1099-B, Statement for Recipients of Proceeds from Real Estate Broker and Barter Exchange Transactions, which may be required in connection with the Security Instrument, or to supply a copy thereof in a timely fashion to the recipient of the proceeds of the transaction in connection with which the Security Instrument is made; (k) any failure of the Property to be in compliance with any Legal Requirements; (l) the enforcement by any Lender Indemnitees of the provisions of this Section 11.13; (m) any and all claims and demands whatsoever which may be asserted against Agent and/or Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; or (n) the payment of any commission, charge or brokerage fee to anyone claiming through Borrower and/or Security Guarantor which may be payable in connection with the funding of the Loan; ; provided, however, that neither Borrower nor Security Guarantor shall have any obligation to the Lender Indemnitees hereunder to the extent that such Losses arise (i) from the gross negligence, illegal acts, fraud or willful misconduct of the Lender Indemnitees, (ii) to the extent any of the foregoing relate to the period subsequent to (A) the acceptance by Agent, any Lender or their designee of a deed-in-lieu of foreclosure with respect to the Property, or (B) the foreclosure of any Security Instrument (with respect to such Property), or (iii) from any claims and/or actions solely between the Lenders and/or Agent. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower and/or Security Guarantor shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Losses incurred by the Lender Indemnitees. Any amounts payable to Agent and/or Lender by reason of the application of this Section 11.13 shall become immediately due and payable and shall bear interest at the Default Rate from the date loss or damage is sustained by Lender Indemnitees until paid.

For purposes of this Section 11.13, the term “Lender Indemnitees” shall mean Agent, Lender, any Person who is or has been involved in the servicing of the Loan secured hereby, persons and entities who hold or acquire or have held a full or partial interest in the Loan, as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing.

11.13.3 Mortgage Tax Indemnity. Each Borrower and each Security Guarantor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Lender Indemnitee and directly or indirectly arising out of or in any way relating to (i) any tax, fee, or charge on the recording, and/or registering of any Security Instrument or any other Loan Document that is required to be filed, registered or recorded in accordance with the Loan Documents, or (ii) any transfer tax, stamp tax, or related fees and charges incurred by any Lender Indemnitee in connection with the exercise of remedies hereunder, under the Security Instrument, the Security Guaranty, the Debenture, or under any other Loan Documents, including, without limitation, a foreclosure of any Security Instrument by Agent or its designee.

11.13.4 Employee Benefit Plans Indemnity. Each Borrower and each Security Guarantor shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each Lender Indemnitee from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Agent’s sole discretion) that any Lender Indemnitee may incur, directly or indirectly, as a result of a default under Sections 3.1.8 and/or 4.2.11 hereof.

11.13.5 Duty to Defend; Attorney’s Fees and Other Fees and Expenses. Upon written request by any Lender Indemnitee, each Borrower and/or each Security Guarantor shall defend such Lender Indemnitees (if requested by any Lender Indemnitee, in the name of the Lender Indemnitee) by attorneys and other professionals reasonably approved by the Lender Indemnitees. Notwithstanding the foregoing, any Lender Indemnitees may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Lender Indemnitees, their attorneys shall control the resolution of any claim or proceeding. Upon demand, Borrower and/or Security Guarantor shall pay or, in the sole discretion of the Lender Indemnitees, reimburse, the Lender Indemnitees for the payment of reasonable fees and disbursements of third-party attorneys, engineers, environmental consultants, laboratories and other professionals reasonably required in connection therewith.

11.13.6 Survival. The obligations and liabilities of Borrower and Security Guarantor under this Section 11.13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument or the Debenture.

11.13.7 Environmental Indemnity. Simultaneously herewith, Borrower, Security Guarantor, and Guarantor have executed and delivered the Environmental Indemnity to Agent, which Environmental Indemnity is not secured by the Security Instrument.

Section 11.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 11.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower and/or Security Guarantor may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower and/or Security Guarantor in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower and Security Guarantor.

Section 11.16 No Joint Venture or Partnership; No Third Party Beneficiaries.

(a) Borrower, Security Guarantor, Agent, and Initial Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Security Guarantor, Agent, and Lender or to grant Agent or Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Borrower, Security Guarantor, Agent and Lender and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than such Persons and their successors and assigns any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 11.17 Publicity.

All news releases, publicity or advertising (but excluding, any filings or news releases required under applicable Legal Requirements) by Borrower, Security Guarantor, or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Agent, Lender, or any of their Affiliates with respect to the Loan shall be subject to the prior approval of Agent. This Section 11.17 shall not apply to documents which are publicly filed and reasonably necessary for compliance with Legal Requirements relating to securities and shall not restrict the right of Borrower, Security Guarantor or any Affiliate thereof to publicly file this Agreement if required by applicable Legal Requirements.

Section 11.18 Waiver of Marshalling of Assets.

To the fullest extent permitted by law, each of Borrower and Security Guarantor, each for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Security Guarantor, and the members or partners and others with interests in either, and of the Property, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 11.19 Waiver of Offsets/Defenses/Counterclaims.

Each Borrower and each Security Guarantor hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Agent or Lender or their respective agents or otherwise to offset any obligations to make the payments required by the Loan Documents. No failure by Agent or Lender to perform any of their respective obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower and/or Security Guarantor is obligated to make under any of the Loan Documents.

Section 11.20 Conflict; Construction of Documents; Reliance.

In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Each of Borrower and Security Guarantor acknowledges that, with respect to the Loan, Borrower and Security Guarantor shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Agent or Lender or any parent, subsidiary or Affiliate of Agent or Lender. Neither Agent nor any Lender shall be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Agent or Lender of any equity interest any of them may acquire in Borrower or Security Guarantor, and each of Borrower and Security Guarantor hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Agent’s or Lender’s exercise of any such rights or remedies. Each of Borrower and Security Guarantor acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower, Security Guarantor, or its Affiliates.

Section 11.21 Brokers and Financial Advisors.

Each Borrower and each Security Guarantor hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement other than Bank of America, N.A. and Deutsche Bank (collectively, together with their respective Affiliates, “Broker”). Each of Borrower and Security Guarantor shall indemnify, defend and hold Lender Indemnitees harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender Indemnitee’s reasonable third-party attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Security Guarantor in connection with the transactions contemplated herein. Each of Agent and Lender shall indemnify, defend and hold Borrower, Security Guarantor each of their Affiliates, and the respective directors, officers, shareholders, partners, employees, agents, representatives, subsidiaries, successors and assigns of any and all of the foregoing harmless from and against any and all claims, liabilities, costs and expenses of any kind (including reasonable third-party attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of any Lender Indemnitee in connection with the transactions contemplated herein. The provisions of this Section 11.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 11.22 Exculpation.

Subject to the qualifications below, Agent shall not enforce the liability and obligation of Borrower or Security Guarantor to perform and observe the obligations contained in the Note, this Agreement, the Debenture, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against any Borrower Party, any Affiliate of any Borrower Party, Sponsor, or any principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of any of the foregoing (but specifically excluding Guarantor to the extent Guarantor becomes liable for the same under the Recourse Guaranty) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Agent to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument, the Debenture, and the other Loan Documents, or in the Property, the Rents, or any other collateral given to Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or Security Guarantor only to the extent of Borrower’s or Security Guarantor’s interest in the Property, in the Rents and in any other collateral given to Agent, and Agent (on behalf of Lender), by accepting the Note, this Agreement, the Security Instrument, the Debenture, and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower, Security Guarantor, or any of the Exculpated Parties, in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument, the Debenture, or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Agent or Lender to name Borrower and/or Security Guarantor as a party defendant in any action or suit for foreclosure and sale under the Security

Instrument or the Debenture; (c) affect the validity or enforceability of any indemnity, guaranty, or similar instrument made in connection with the Loan or any of the rights and remedies of Agent or Lender thereunder; (d) impair the right of Agent or Lender to obtain the appointment of a receiver; (e) impair the enforcement of the assignment of leases and rents contained in the Loan Documents; (f) impair the right of Agent or Lender to enforce the provisions of the Environmental Indemnity or of Section 4.1.6(h) hereof; (g) constitute a prohibition against Agent or Lender to seek a deficiency judgment against Borrower and/or Security Guarantor in order to fully realize on any security given by Borrower and/or Security Guarantor in connection with the Loan or to commence any other appropriate action or proceeding in order for Agent or Lender to exercise its remedies against such security; or (h) constitute a waiver of the right of Agent or Lender to enforce the liability and obligation of Borrower and/or Security Guarantor, by money judgment or otherwise, to the extent of any Losses incurred by Agent or Lender (including reasonable third-party attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i) fraud or willful misrepresentation by any Borrower Party or Sponsor in connection with the Loan or the Property;

(ii) the gross negligence or willful misconduct of any Borrower Party or Sponsor in connection with the Loan or the Property;

(iii) the breach of any indemnification obligations of Borrower, Security Guarantor and Guarantor in the Environmental Indemnity or in any other Loan Document;

(iv) waste to the Property (or any portion thereof) caused by intentional acts or intentional omissions of any Borrower Party or Sponsor, or the removal or disposal of any portion of the Property after an Event of Default;

(v) the misapplication, misappropriation or conversion by any Borrower Party or Sponsor of any of the following, to the extent actually received by any Borrower Party or Sponsor: (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, or (C) any Rents following an Event of Default or (D) any Tenant security deposits or Rents collected in advance;

(vi) any Personal Property taken from the Property by or at the direction of any Borrower Party or Sponsor and not replaced with Personal Property of the same utility and of the same of greater value, unless (A) such taken Personal Property is obsolete or otherwise has no material benefit to the use, operation, or value of the Property or (B) such actions were expressly permitted by the Loan Documents;

(vii) any act of arson by any Borrower Party or Sponsor;

(viii) any fees or commissions paid by Borrower or Security Guarantor or on behalf of Borrower or Security Guarantor after the occurrence of an Event of Default to any Exculpated Party in violation of the terms of the Note, this Agreement, the Security Instrument, the Debenture, or the other Loan Documents;

(ix) failure to (A) pay any charges for labor or materials relating to the Outstanding Work Costs in accordance with the terms and provisions thereof, that can create Liens on any portion of the Property, or (B) pay Taxes, charges for labor or materials, or other charges that can create Liens on any portion of the Property and/or the failure to pay Insurance Premiums or to maintain the Policies in accordance with the terms hereof; unless, with respect to any Taxes or charges referred to in clause (B) hereof, (1) funds to pay such Taxes or charges were, at the time in question, available in the applicable Reserve Funds and Agent was obligated, but failed, to pay (or make such funds available to pay) such charges or (2) the Operating Income received during the period in question are insufficient to pay all of Borrower’s current and/or past due liabilities (including such charges) with respect to the Property and such charges and liabilities were incurred by Borrower as permitted pursuant to the Loan Documents;

(x) any security deposits, advance deposits or any other deposits collected with respect to any Individual Property which are not delivered to Agent upon a foreclosure of such Individual Property or action in lieu thereof, except to the extent any such security deposits were applied in accordance with the terms and conditions of any of the Leases prior to the occurrence of the Event of Default that gave rise to such foreclosure or action in lieu thereof;

(xi) any failure by Borrower and/or Security Guarantor to permit on-site inspections of any Individual Property as required by this Agreement and/or the other Loan Documents;

(xii) any failure of Borrower or Security Guarantor terminates any Franchise Agreement or Management Agreement and fails to appoint a replacement Manager or Franchisor in accordance with the terms of this Agreement; except to the extent Borrower or Security Guarantor proposes a Qualified Manager or Qualified Franchisor, as applicable, and Agent or Lender does not consent or unreasonably delays its consent to such Qualified Manager or Qualified Franchisor;

(xiii) if Borrower of Security Guarantor shall fail to indemnify any Lender Indemnitee from and against any and all Losses imposed upon or incurred by or asserted against any Lender Indemnitee and directly or indirectly arising out of or in any way relating to any tax, fee, or charge on the recording, and/or registering of any Security Instrument or any other Loan Document that is required to be filed, registered or recorded in accordance with the Loan Documents;

(xiv) the occurrence of any event due to political action and/or instability with respect to any Individual Property, to the extent any Losses arising out of such political action and/or instability would typically be covered by a political risk insurance policy, if the same were commercially available, which policy provides for typical coverage over (1) expropriatory acts of any Governmental Authority, (2) currency inconvertibility and non-transfer, (3) political violence, and (4) war and civil war;

(xv) the seizure or forfeiture of any Individual Property, or any portion thereof, or Borrower’s or Security Guarantor’s interest therein, resulting from criminal wrongdoing by any Borrower Party or Sponsor;

(xvi) Borrower or Security Guarantor fails to comply with the terms of Section 4.1.24 hereof following the occurrence and during the continuance of an Event of Default;

(xvii) Other than as set forth in clause (iii) of the paragraph below, Borrower or Security Guarantor fails to comply with any provision of Section 3.1.24 hereof or Pledgor or Pledgee fails to comply with any provision of Section 5(h) of the Pledge Agreement;

(xviii) Borrower or Security Guarantor terminates or otherwise cancels the Franchise Agreement in violation of this Agreement; and/or

(xix) Borrower’s or Security Guarantor’s use of the proceeds of the Loan other than in the manner and for the purposes set forth in Section 2.1.4 hereof.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Agent and Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower and Security Guarantor in the event that: (i) intentionally omitted; (ii) Subject to the terms and provisions set forth in Section 8.2 hereof, Borrower or Security Guarantor fails to comply with the provisions of Section 4.2.1 hereof and Article 8 hereof; (iii) Borrower or Security Guarantor fails to comply with any provision of Section 3.1.24 hereof or Pledgor or Pledgee fails to comply with any provision of Section 5(h) of the Pledge Agreement, in any case that results in a substantive consolidation of any Restricted Party with any other Person; (iv) intentionally omitted; (v) Borrower, Security Guarantor, or any SPC Party files a voluntary petition under the Bankruptcy code or any other Federal or state bankruptcy or insolvency law; (vi) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower, Security Guarantor, or any SPC Party, files, or joins in the filing of, an involuntary petition against Borrower, Security Guarantor, or any SPC Party under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Security Guarantor, or any SPC Party from any Person; (vii) Borrower, Security Guarantor, or any SPC Party files an answer consenting to or otherwise affirmatively acquiescing in or joining in any involuntary petition filed against it, by any other Person (other than Lender, Agent, or any Lender Indemnitees) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (viii) any Affiliate, officer, director, or representative which Controls Borrower, Security Guarantor, or any SPC Party consents to or affirmatively acquiesces in or joins in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Security Guarantor, or any SPC Party or any portion of the Property; (ix) Borrower, Security Guarantor, or any SPC Party makes an assignment for the benefit of creditors, or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; (x) [intentionally omitted], (xi) in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates, if Borrower, Security Guarantor, or any Restricted Party contests or opposes any motion made by Agent or any Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay, if any, imposed in connection with such bankruptcy or insolvency proceeding; (xii) Borrower, Security Guarantor, or any Restricted Party accepts from any Guarantor or Guarantor solicits or provides any debtor-in-possession financing to Borrower in the event Borrower, Security Guarantor, or any Restricted Party is the subject of a bankruptcy or insolvency proceeding; (xiii) intentionally omitted; (xiv) Borrower, Security Guarantor, Guarantor, or any Borrower Party is finally judicially determined to have improperly and in bad faith to have taken any action of any kind or nature whatsoever, directly or indirectly, to delay, oppose, impede, obstruct, hinder, enjoin, otherwise interfere with the exercise by Agent of any and all of its and Lender’s rights and remedies against Borrower, Security Guarantor, Guarantor, any Borrower Party, and/or the Property, or any other rights or remedies of Agent or Lender with respect to the Loan, the Loan Documents or this Agreement.

The obligations and liabilities of Borrower and Security Guarantor under this Section 11.22 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 11.23 Prior Agreements.

This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, including, without limitation, the Application, are superseded by the terms of this Agreement and the other Loan Documents.

Section 11.24 Servicer.

(a) At the option of Agent, the Loan may be serviced by a servicer (the “Servicer”) selected by Agent and Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Agent and Servicer. Borrower and/or Security Guarantor shall be entitled to rely upon communications from Servicer including, without limitation, approvals from Servicer. Borrower and Security Guarantor shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement, and Borrower and Security Guarantor shall be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement; provided, that such monthly servicing fee due under the Servicing Agreement shall not exceed $4,166.67 per month (it being understood that such $4,166.67 cap shall only apply to the regular servicing fees of Servicer and there shall be no cap on reimbursable expenses of Servicer payable according to the terms of this Agreement). Servicer shall, however, be entitled to reimbursement of costs and expenses as and to the same extent (but without duplication) as Agent is entitled thereto under the applicable provisions of this Agreement and the other Loan Documents; provided, that, notwithstanding anything to the contrary set forth herein, Agent shall not be entitled to collect any Agent fees or similar fees at any time that Servicer is charging the servicer fees set forth herein other than the fees of Agent’s security agent as set forth in Section 4.1.17 hereof.

(b) Upon notice thereof from Agent, Servicer shall have the right to exercise all rights of Agent and enforce all obligations of Borrower and/or Security Guarantor pursuant to the provisions of this Agreement, the Note and the other Loan Documents.

(c) Provided Borrower and Security Guarantor shall have been given notice of Servicer’s address by Agent, (i) Borrower and/or Security Guarantor shall deliver to Servicer duplicate originals of all notices and other instruments which Borrower and/or Security Guarantor may or shall be required to deliver to Agent pursuant to this Agreement, the Note and the other Loan Documents (and no delivery of such notices or other instruments by Borrower and/or Security Guarantor shall be of any force or effect unless delivered to Agent and Servicer as provided above) and (ii) Servicer shall act in the place of Agent as Agent’s designated representative and shall be required to provide and/or direct (at the direction of Agent), as applicable, all required consents, approvals, disbursements, and other obligations of Agent under this Agreement and the other Loan Documents in accordance with the requirements of Agent hereunder and thereunder.

Section 11.25 Joint and Several Liability. Use of Collective.

The parties acknowledge and agree that more than one Person has executed this Agreement as “Borrower,” and more than one Person has executed this Agreement as “Security Guarantor”, and that the representations, covenants, warranties and obligations of all such Persons hereunder are joint and several. The parties further acknowledge and agree that the use of the collective “Borrower” and “Security Guarantor” shall be interpreted in each instance to apply individually to each Person who has executed this Agreement as “Borrower” and/or each Person who has executed this Agreement as “Security Guarantor”, as applicable.

Section 11.26 Creation of Security Interest.

Notwithstanding any other provision set forth in this Agreement, the Note, the Security Instrument, the Debenture, or any of the other Loan Documents, Agent (on behalf of Lender) may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Security Instrument, the Debenture, and any other Loan Document (including, without limitation, the advances owing to it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

Section 11.27 Assignments and Participations.

(a) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of the Debt owing to it to any Person at any time.

(b) Mechanics. Assignments of the Loan by Lenders may be made via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement

Service, which procedures shall be consistent with the other provisions of this Section 11.27. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of Loans pursuant to the Settlement Service. Assignments and assumptions of the Loan (regardless of whether the Settlement Service is utilized) shall require the execution and delivery to Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the date of delivery of an executed Assignment Agreement. In connection with all assignments there shall be delivered to Agent: (i) an administrative questionnaire (in a form provided by the Agent), a properly completed and duly executed IRS Form W-9 (or other applicable tax form) and all other documentation and other information required by bank regulatory authorities or other Governmental Authorities in connection with the transactions contemplated by the Loan Documents, including, without limitation, any and all “know your customer” rules and regulations (including but not limited to the Prescribed Laws); and (ii) such other forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to applicable Legal Requirements as determined by Agent. A processing fee of $3,500 will be required to be paid by the applicable Lender to Agent in connection with any assignments. The Agent shall maintain a copy of each Assignment Agreement delivered to it from time to time pursuant to this Section 11.27. Absent manifest error, the Borrower, Security Guarantor, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding amount of the Loan listed therein for all purposes hereof, and no assignment of any such portion of the Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in this Section 11.27. Administrative Agent shall record each assignment in the Register on the date of execution and delivery of the applicable Assignment Agreement, provide prompt notice to the Borrower and Security Guarantor thereof and maintain a copy of such Assignment Agreement. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding portion of the Loan.

(c) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loan, as the case may be, represents and warrants as of the Effective Date or as of the effective date of the assignment of a portion of the Loan to such Lender, as applicable, that (i) it has experience and expertise in the making of or investing in commitments or loans such as the Loan and (ii) it is investing in the Loan for its own account in the ordinary course and without a view to distribution of its portion of the Loan within the meaning of federal securities laws (it being understood that, subject to the provisions of this Section 11.27, the disposition of its interests in the Loan shall at all times remain within its exclusive control).

(d) Effect of Assignment. Subject to the terms and conditions of this Section 11.27, as of the execution of an Assignment Agreement, (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loan as reflected in the Register or the applicable Participant Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof, (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto as of the execution of an Assignment Agreement; provided that anything contained in any of the Loan Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder, and (iii) upon the effectiveness of such assignment or as promptly thereafter as practicable, Borrower and Security Guarantor, as applicable, shall cooperate with Agent to issue and deliver one or more new notes, if so requested by the assignee or assigning Lender, to such assignee or to such assigning Lender, with appropriate revisions, to reflect the amount of the Loan payable to the assignee or the assigning Lender.

(e) Register. Agent (or its agent or sub-agent appointed by it), as a non-fiduciary agent on behalf of Borrower and Security Guarantor, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders from time to time (the “Register”). The Register shall be available for inspection by the Borrower and Security Guarantor or any Lender (with respect to any entry relating to such Lender’s portion of the Loan) at any reasonable time and from time to time upon reasonable prior written notice. Agent shall record, or shall cause to be recorded, in the Register the Loans in accordance with the provisions of this Section 11.27, and each repayment or prepayment in respect of the principal amount of the Loan, and any such recordation shall be conclusive and binding on the Borrower and Security Guarantor and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect the Borrower’s or Security Guarantor’s obligations in respect of the Loan; provided, further, that in the event of a conflict between the Register and the records of any Lender, the Register shall control absent manifest error. The Borrower hereby agrees that the Person serving as Agent, in such capacity, and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Lender Indemnitees.”

(f) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than the Borrower or Security Guarantor or any of their respective Affiliates) in all or any part of the Loan. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to (i) require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would extend the final scheduled maturity of the Loan in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation), (ii) consent to the assignment or transfer by any Borrower Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Loan Documents) supporting the Loan. The Borrower agrees that each participant shall be entitled to the benefits of Sections 2.6 and Section 2.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.27(a) through (d) hereof; provided that a participant shall not be entitled to receive any greater payment under Section 2.6Error! Reference source not found. or Section 2.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent. To the extent permitted by the applicable Legal Requirements, each participant also shall be entitled to the benefits of Section 11.29 as though it were a Lender; provided further such participant agrees to be subject to Section 2.3.6 as though it were a Lender.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of a Borrower Party, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in the Loan) to any Person except to the extent that such disclosure is necessary to establish that such Loan is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participations for all purposes of this Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Register.

Section 11.28 Amendments and Waivers. Except as otherwise provided in this Section 11.28, no amendment, waiver, or other modification of any provision of this Agreement or any schedule or exhibit hereto shall be effective without the written agreement of the Borrower, the Security Guarantor, and the Required Lenders (with written notice of such amendment, waiver or other modification in any event to be delivered promptly to the Agent); provided that:

(a) no such amendment, waiver or other modification shall, without the written consent of each Lender affected thereby:

(i) postpone the Maturity Date or reduce the amount of any payment of principal due on the Maturity Date or payment of interest owing under the Loan Documents or change the order of the application of payments under the Loan Documents and any priority of payment or waterfall;

(ii) reduce the Interest Rate due and payable in respect of the Debt;

(iii) release or subordinate the Liens of the Lenders hereunder on all of substantially all of the Collateral, without the written consent of each Lender;

(iv) release any Borrower, any Security Guarantor, or any Guarantor, from the provisions of any Loan Document, except as expressly provided in the Loan Documents; and

(v) amend any of the provisions in Section 9.1 or Section 11.27 hereof to further restrict the rights of any Lender to assign, participate or pledge all or any portion of its rights and obligations under the Loan Documents;

(b) no amendment, waiver or other modification shall, without the written consent of each Lender, amend, waive or modify any provision of this Section 11.28, the definition of “Pro Rata Share” or “Required Lenders” or any other provision relating to the pro rata treatment of payments under the Loan Documents or specifying the number of the Lenders or portion of the aggregate outstanding amount of the Loan to take action under the Loan Documents; and

(c) notwithstanding anything to the contrary in this Agreement, with one (1) Business Day’s prior notice to each Lender, the Agent may, with the consent of the Borrower and Security Guarantor only, amend, modify or supplement this Agreement or any of the other Loan Documents (i) to correct, amend, resolve or cure any ambiguity, omission, mistake, defect or inconsistency or correct any typographical error or other manifest error in any Loan Document, (ii) [reserved], (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Agent and/or the Lenders, (iv) to make administrative or operational changes not adverse to any Lender or (v) to add a guarantor or collateral or otherwise enhance the rights and benefits of the Lenders; and

(d) notwithstanding the foregoing, no such amendment, waiver or other modification of any provision of this Agreement or any schedule or exhibit hereto shall, without the written consent of the Agent, affect the rights, indemnities, duties or protections of the Agent.

Section 11.29 Set-Off. In addition to any rights and remedies of Agent and Lender provided by this Loan Agreement and by law, Agent and Lender shall have the right, without prior notice to Borrower or Security Guarantor, any such notice being expressly waived by Borrower and Security Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower and/or Security Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrower and/or Security Guarantor. Lender agrees promptly to notify Borrower and/or Security Guarantor after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.30 Contribution.

(a) As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its obligations hereunder and under the other Loan Documents (collectively, the “Obligations”) and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 11.30 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of Borrowers in the event any payment is made by any individual Borrower hereunder to Agent (on behalf of Lender) (such payment being referred to herein as a “Contribution,” and for purposes of this Section 11.30, includes any exercise of recourse by Agent or Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b) Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any State law.

(c) In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement contribution (“Reimbursement Contribution”) from all other Borrowers for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 11.30.

(d) For purposes hereof, the “Benefit Amount” of any individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its affiliates from extensions of credit made by Lender to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their property to secure the Obligations of such Borrower to Lender.

(e) Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f) In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 11.30 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section.

(g) Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h) No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 11.30 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full in cash. Nothing contained in this Section 11.30 shall limit or affect in any way the Obligations of any Borrower to Lender under the Note or any other Loan Documents.

(i) Each Borrower waives:

(i) any right to require Agent or Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Agent or Lender at any time or to pursue any other remedy in Agent’s or Lender’s power before proceeding against Borrower;

(ii) any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(iii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(iv) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(v) any defense based upon any failure by Agent or Lender to obtain collateral for the indebtedness or failure by Agent or Lender to perfect a lien on any collateral;

(vi) presentment, demand, protest and notice of any kind;

(vii) any defense based upon any failure of Agent or Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(viii) any defense based upon any failure of Agent or Lender to comply with applicable laws in connection with the sale or other disposition of any collateral, including any failure of Agent or Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(ix) any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(x) any defense based upon any agreement or stipulation entered into by Agent or Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xii) any defense based upon the avoidance of any security interest in favor of Agent or Lender for any reason;

(xiii) any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents;

(xiv) any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the Security Instrument to be satisfied by any payment from any other Borrower or any such party;

(xv) all rights and defenses arising out of an election of remedies by Agent or Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(xvi) all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (1) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (2) if Lender forecloses on any real property collateral pledged by any other Borrower, (I) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (II) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(j) except as may be expressly and specifically permitted herein, any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instrument or the other Loan Documents, including any of the following: (i) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (ii) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

Section 11.31 Cross-Default; Cross-Collateralization.

(a) Borrower acknowledges that Lender has made the Loan to Borrower upon the security of its collective interest in the Property and in reliance upon the aggregate of all of the Individual Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that each of the Loan Documents

(including, without limitation, the Security Instrument and the Security Guaranty) are and will be cross collateralized and cross defaulted with each other so that (i) an Event of Default under any of Loan Documents shall constitute an Event of Default under each of the other Loan Documents; (ii) an Event of Default hereunder shall constitute an Event of Default under each Security Instrument; (iii) each Security Instrument shall constitute security for the Note as if a single blanket lien were placed on all of the Property as security for the Note; and (iv) such cross collateralization shall in no event be deemed to constitute a fraudulent conveyance and Borrower waives any claims related thereto.

(b) To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Security Instruments, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent or Lender under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Agent or Lender to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Security Instruments, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Agent or Lender to exhaust remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of any combination of the Properties.

(c) If at any time Agent reasonably determines, based on applicable Legal Requirements, that Agent (on behalf of Lender) is not being afforded the maximum amount of security available with respect to the collateral granted to Agent as of the Effective Date as a direct result of applicable taxes not having been paid with respect to any Individual Property, Borrower agrees that Borrower will, promptly within ten (10) Business Days of Agent’s written request, pay such additional taxes and shall execute, acknowledge and deliver any tax affidavits (or similar documents) required by any Governmental Authorities in connection therewith.

Section 11.32 Agent for Lenders.

(a) Agent is hereby appointed as administrative agent hereunder and under the other Loan Documents. Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable.

(b) The provisions of this Section 11.32 are solely for the benefit of the Agent and, except as set forth in Section 11.32, no Lender or Borrower Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower Party. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Legal Requirements, whether before or after an Event of Default. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(c) Each Lender irrevocably authorizes Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Agent may exercise such powers, rights and remedies and perform such duties by or through its officers, directors, agents, sub-agents, employees or affiliates. For the avoidance of doubt, in performing its functions and duties hereunder, Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower Party. Without limiting the generality of the foregoing, Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Legal Requirements, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Creditor’s Rights Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Creditor’s Rights Law; and (c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d) General Agent Immunity.

(i) Neither Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be responsible to any Lender or any Borrower Party for (A) the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document, (B) any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or any Borrower Party or by or on behalf of any Borrower Party, any Lender or any person providing any service to any Agent or any Lender or any Borrower Party in connection with the Loan Documents and the transactions contemplated hereby or thereby or (C) the financial condition or business affairs of any Borrower Party or any other Person liable for the payment of any Debt.

(ii) Agent shall not be required to ascertain or inquire as to (A) the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents, (B) the use of the proceeds of the Loan, (C) the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing, (D) the contents of any certificate, report or other document delivered hereunder or pursuant to any of the Loan Documents or in connection herewith or therewith or the adequacy, accuracy or completeness of the information contained therein or (E) the satisfaction of any condition set forth in Section 2.1.5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

(iii) Neither Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof conspicuously labeled as a “notice of default” is given to such Agent by a Borrower Party or a Lender. Anything contained herein to the contrary notwithstanding, the duties of Agent shall be administrative in nature and Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(e) Exculpatory Provisions. Neither Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be liable to any Lender or any Borrower Party for: (i) any action taken or omitted to be taken by any Agent with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents; or (ii) any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, that, no action taken or not taken at the direction of the Required Lenders (or the Lenders, as applicable) shall be considered gross negligence or willful misconduct of Agent. Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under this Agreement) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i)Agent shall be entitled to rely, shall be fully protected and shall not incur any liability in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any settlement confirmation or other communication issues by any Settlement Service, and shall be entitled to rely, shall be protected and shall not incur any liability in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower Parties), accountants, experts and other professional advisors selected by it, and (ii) no Lender or Borrower Party shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under this Agreement).

(f) Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents or Affiliates. The exculpatory, indemnification and other provisions of this Section 11.32 shall apply to any of the directors, officers, employees, agents, advisors, attorneys and Affiliates of Agent and shall apply to their respective activities as Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 11.32 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Borrower Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to Agent and not to any Borrower Party, Lender or any other Person and no Borrower Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent. The exculpatory provisions of this Section 11.32 shall apply to any sub-agents appointed with due care.

(g) Lenders’ Representations, Warranties and Acknowledgment.

(i) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of each Borrower Party and their respective constituent members in connection with the Loan and that it has made and shall continue to make its own appraisal of the creditworthiness of each Borrower Party and their respective constituent members. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(ii) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement, as applicable, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Agent, Required Lenders or Lenders, as applicable on the date of this Agreement or such Assignment Agreement, as the case may be.

(iii) Without limiting the foregoing, each Lender acknowledges and agrees that neither such Lender, nor any of its respective Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Prescribed Laws and all rules and regulations comprising or implementing the Prescribed Laws, including any programs involving any of the following items relating to or in connection with any of the Borrower Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures; (ii) any recordkeeping; (iii) comparisons with government lists; (iv) customer notices or (v) other procedures required under the Prescribed Laws.

(h) Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent (and any Affiliate thereof), to the extent that Agent (or such Affiliate) shall not have been reimbursed by any Borrower Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (or any Affiliate thereof) in exercising its powers, rights and remedies or performing its duties hereunder, under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents, including without limitation in connection with, related to or arising in connection with any Restricted Account Agreement; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such Affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision); provided, each Lender waives any defense based on or arising out of the lack of validity or the unenforceability of this Agreement or by reason of the cessation of the liability of any Borrower Party hereunder, under the other Loan Documents. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; provided further, this sentence shall not be deemed to require any Lender to indemnify Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the first proviso in the immediately preceding sentence.

(i) Successor Agent. Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Borrower and Security Guarantor, and Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and Agent and signed by Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to the Borrower, to appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (a) transfer to such successor Agent all sums and other items of collateral held under the Loan Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents, and (b) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Loan Documents (in the case of clauses (a) and (b), at the sole cost and expense of the Borrower), whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Agent’s resignation or removal hereunder as Agent, the provisions of this Section 11.32 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder. If no successor Agent has been appointed pursuant to the preceding sentences by the thirtieth (30th) day after the date of such retiring Agent’s notice of resignation, Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Agent hereunder or under any other Loan Document until such time, if any, as either (i) the Required Lenders appoint a successor Agent (which appointment shall be subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld, delayed or conditioned) unless an Event of Default has occurred and is continuing) or (ii) the Borrower appoints a successor Agent so long (x) as the Lenders receive at least ten (10) Business Days’ notice of such appointment (which notice may be given at any time following the thirtieth (30th) day after the retiring Agent’s notice of resignation) and (y) the Borrower has not received a written notice from the Required Lenders stating that the Required Lenders object to such appointment.

(j) Collateral Documents and Guaranties.

(i) Right to Realize on Collateral and Enforce Guaranties. Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower Party, Agent, and each Lender (by its acceptance of the benefits of each Guaranty and each of the Collateral Documents) hereby:

(1) agree that no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Agent; and

(2) irrevocably authorize Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Debt (including in combination with cash or other consideration, including accepting some or all of the Collateral in satisfaction of some or all of the Debt pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (A) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Legal Requirements in any other jurisdictions to which a Borrower Party is subject, or (B) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with any applicable Legal Requirement. In connection with any such credit bid and purchase, the Debt owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Debt with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the equity interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid, (1) Agent shall be authorized (A) to form one or more acquisition vehicles to make a bid, (B) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement, (2) the relevant Debt shall automatically be assigned to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any equity interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Debt to be credit bid, all without the need for any Lender or acquisition vehicle to take any further action, and (3) to the extent that Debt that is assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Debt assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Debt shall automatically be reassigned to the Lenders pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of the Debt that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

(ii) No Responsibility for Collateral. Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Agent’s Lien thereon, or any certificate prepared by any Borrower Party in connection therewith, and Agent shall not be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral or for the preparation, filing, form, content or continuation of any UCC financing statements, mortgages or similar instruments. For the avoidance of doubt, the Borrower Parties shall make all filings (including filings of continuation statements and amendments to UCC financing statements that may be necessary to continue the effectiveness of such UCC financing statements) necessary to maintain (at the sole cost and expense of the Borrower Parties) the security interest created by the Collateral Documents in the Collateral as a first priority perfected security interest (subject to Permitted Encumbrances) to the extent perfection is required by the Collateral Documents.

(k) Agent’s Discretion. Whenever the terms “Agent’s discretion”, “consent of Agent”, or terms of similar import are used in this Agreement or there is any instance pursuant to which Agent has discretion to act or to not act, each applicable instance shall refer to Agent’s discretion, consent, or decision to act or not act, in each case, at the direction of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary to give or withhold such approval or consent in accordance with the terms of Section 11.28 hereof).

Section 11.33 Loan Agreement Controls. In the event of a conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern and control.

Section 11.34 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic transmission of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the actions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

INITIAL LENDER:

PHR LENDER LLC, a Delaware limited liability company

By:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

AGENT:

PHR LENDER LLC, a Delaware limited liability company

By:	Midtown Acquisitions GP LLC, its Manager

By:	/s/ Joshua D. Morris
Name: Joshua D. Morris
Title: Manager

JAMAICA BORROWER:

HILMOBAY RESORT III, LLC, a Delaware limited liability company

By:	/s/ Ryan Hymel
Name: Ryan Hymel
Title: Authorized Signatory

JAMAICA SECURITY GUARANTOR:

HILMOBAY RESORT LIMITED

By:	/s/ Ryan Hymel
Name: Ryan Hymel
Title: Authorized Signatory

DR BORROWER:

PLAYA DOMINICAN RESORT III, LLC, a Delaware limited liability company

By:	/s/ Ryan Hymel
Name: Ryan Hymel
Title: Authorized Signatory

DR SECURITY GUARANTOR:

PLAYA DOMINICAN RESORT B.V.

By:	/s/ Ryan Hymel
Name: Ryan Hymel
Title: Authorized Signatory

SCHEDULE IV

ALLOCATED LOAN AMOUNTS

Individual Property	Allocated Loan Amount

DR Property	$76,000,000

Jamaica Property	$34,000,000

SCH IV-1